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                                                       Rule 424(b)(3) Prospectus
                                                          SEC File No. 333-90499


PROSPECTUS
                            WINSLOEW FURNITURE, INC.
                               OFFER TO EXCHANGE
                                  $105,000,000
                   ALL OUTSTANDING ORIGINAL 12 3/4% SERIES A
                       SENIOR SUBORDINATED NOTES DUE 2007
                                      FOR
                          REGISTERED 12 3/4% SERIES B
                       SENIOR SUBORDINATED NOTES DUE 2007

                              THE REGISTERED NOTES

The terms of the registered notes we will issue to you in exchange for your original notes will be substantially identical to the terms of your original notes except that, unlike our original notes, the registered notes will have no transfer restrictions or registration rights.

                      MATERIAL TERMS OF THE EXCHANGE OFFER

- The exchange offer will expire at 5:00 p.m., New York City time, on December 27, 1999, unless we extend the deadline.

- We will exchange all original notes that are validly tendered and not withdrawn before the exchange offer expires.

- We will not receive any proceeds from the exchange offer.

- We will issue the registered notes promptly after the exchange offer expires.

- You may withdraw tenders of original notes at any time before the exchange offer expires.

- We believe that the exchange of original notes will not be a taxable event for federal income tax purposes. You should read "Certain United States Federal Income Tax Considerations" on page 119 for more information.

- No public market currently exists for the registered notes. We do not expect that an active public market in the registered notes will develop. We do not intend to list the registered notes on any securities exchange or to arrange for them to be quoted on any quotation system.

- All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933.

- The exchange offer is subject to customary conditions, including the conditions that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

INVESTING IN THE REGISTERED NOTES INVOLVES CERTAIN RISKS. SEE THE "RISK FACTORS" SECTION ON PAGE 15 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THIS EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REGISTERED NOTES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is November 19, 1999.

(WINSLOEW FURNITURE, INC. LOGO)
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                      WHERE YOU CAN FIND MORE INFORMATION

     As a result of the exchange offer, we will be subject to the periodic reporting and other informational requirements of the Exchange Act. We will file annual, quarterly and special reports and other information with the SEC. In addition, we have agreed under the indenture that governs the original notes and the registered notes that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the original notes or registered notes remain outstanding, we will furnish to the holders of any of those securities and file with the SEC, unless the SEC will not accept such a filing, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the original notes or registered notes remain outstanding, we have agreed to make available to any prospective purchaser or beneficial owner of any of those securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

     This prospectus constitutes a part of a registration statement on Form S-4 filed by us with the SEC under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

     You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. This information is available without charge upon written or oral request to WinsLoew Furniture, Inc., 160 Village Street, Birmingham, Alabama 35242, attention: Chief Financial Officer.

     You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized any dealer, salesperson or anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

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              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements about our financial condition, results of operations and business within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many of these statements by looking for words like "will," "should," "believes," "expects," "anticipates," "estimates," "intends," "may," "pro forma," or similar expressions used in this prospectus. These forward-looking statements are subject to assumptions, risks and uncertainties, including, among other things, those identified under the heading "Risk Factors" in this prospectus and those relating to the following:

     - our level of leverage;

     - our ability to meet our debt service obligations;

     - the subordination of the registered notes to our senior indebtedness, which is secured by substantially all of our assets;

     - the restrictions imposed upon us by our indenture and our senior credit facility;

     - our ability to identify suitable acquisition opportunities and to finance, complete and integrate acquisitions;

     - the competitive and cyclical nature of the furniture manufacturing industry; and

     - general domestic and global economic conditions.

     Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus.

     We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

     Market data and certain industry forecasts used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified by us.

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                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all the information you should consider before deciding to participate in this exchange offer. We urge you to read the entire prospectus carefully, including the section titled "Risk Factors" and the Consolidated Financial Statements and the notes relating to those statements. When we say "we," "us," "the Company" or "WinsLoew," we mean the combined business of WinsLoew Furniture, Inc. and its subsidiaries.

                                   WHO WE ARE

GENERAL

     We are a leading designer, manufacturer and distributor of a broad offering of casual indoor and outdoor furniture and seating products. We also manufacture ready-to-assemble furniture products. Our casual furniture includes chairs, chaise lounges, tables, umbrellas and related accessories, which are generally constructed from aluminum, wrought iron, wood or fiberglass. Our seating products include wood, metal and upholstered chairs, sofas and loveseats, which are offered in a wide variety of finish and fabric options. All of our casual furniture and seating products are manufactured based on customer orders. We sell our furniture products to the residential market and to the contract market, consisting of commercial and institutional users. We believe that our success is attributable to our proven ability to consistently deliver high quality, innovatively-styled products on a timely basis with superior customer service. On a pro forma basis, for the twelve months ended September 24, 1999, our casual, seating and ready-to-assemble furniture products accounted for 49.3%, 42.1% and 8.6%, respectively, of our net sales. During this period, we generated net sales of $167.7 million and earnings before interest, taxes, depreciation and amortization, or "EBITDA," of $40.9 million, representing an EBITDA margin of 24.4% which we believe is among the highest in the industry.

     We market our casual furniture products to the residential market under the Winston(R) and Pompeii(R) brand names through approximately 25 independent sales representatives to over 800 active customers, which are primarily specialty patio furniture stores located throughout the United States. In addition, we market a broad line of casual furniture products in the contract markets under the Texacraft(R), Tropic Craft(R) and Pompeii(R) brand names, primarily through our in-house sales force, to lodging and restaurant chains, country clubs, apartment developers and property management firms, architectural design firms, municipalities and other commercial and institutional users.

     We market our seating products to a broad customer base in the contract market under the Loewenstein(R) and Gregson(R) brand names through approximately 40 independent sales organizations, which employ approximately 120 sales representatives. Our customers include lodging and restaurant chains, architectural design firms, professional sports complexes, schools, healthcare facilities, office furniture dealers, retail store planners and other commercial and institutional users in the contract market.

     Over the past several years, we have undertaken a number of initiatives to strengthen and grow our core casual furniture and seating businesses. We have focused resources on our core business and disposed of non-core or unprofitable operations. We have also implemented a strategic operating plan to enhance operating efficiencies and controls and improve our market position. We believe that these initiatives have contributed to the increase of our EBITDA margin from 12.9% in fiscal 1995 to 24.4% on a pro forma basis for the twelve months ended September 24, 1999.

     We believe that we are well positioned to capitalize on a number of positive industry dynamics and trends impacting our core business segments. Both the casual furniture and seating products industries are highly fragmented, which provides large and well capitalized companies, such as us, opportunities to grow internally through increased market share and externally through acquisitions.
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We believe that an increase in popularity of higher quality metal casual furniture, such as the aluminum products we manufacture, and favorable demographics, driven by the baby boom population, are benefiting our casual furniture operations. The market for seating products is characterized by a wide variety of diverse end markets which include offices, hotels and motels, restaurants, country clubs, apartments, schools, healthcare facilities, retail stores, municipalities and sports arenas. As we sell our seating products into each of these end markets, we benefit from this market diversity. Furthermore, the demand for seating products is generated by ongoing replacement of existing furniture, refurbishment of existing facilities and construction of new facilities. Based on our experience and knowledge of the industry, we believe that the demand for seating products is primarily driven by refurbishment of existing facilities and ongoing replacement of existing furniture, rather than new construction. We target each of these segments, altering our focus based on market conditions.

COMPETITIVE STRENGTHS

     We believe that we have achieved our leading market position by capitalizing on the following key competitive strengths.

     Reputation for Producing High Quality Products. Our reputation for providing customers with high quality products is built upon our use of superior structural designs, aesthetic styling, sophisticated manufacturing techniques and strict quality control standards.

     Unique Delivery Capabilities. We have tailored our operations to meet the unique delivery requirements of our customers who are casual furniture retailers due to their short selling season, general desire to minimize inventory levels and need to offer their customers products that will be available at the time of or soon after their purchase, as well as our contract market customers who must receive our casual furniture or seating products on a timely basis to meet their own construction or operating deadlines.

     Continual Focus on Customer Service. We are dedicated to providing the highest level of customer service through our focus on complete customer satisfaction by providing a variety of services which are geared towards assisting our customers to improve the profitability of their business while strengthening their loyalty to our products.

     Efficient Operations and Variable Cost Structure. We continually review our operations to identify ways to streamline our manufacturing process and reduce our costs in order to further increase efficiencies and profitability, such as:

     - improving our manufacturing capabilities through the use of technologically advanced systems,

     - optimizing our use of vertical integration and outsourcing, as appropriate,

     - exiting lower margin or non-core businesses, and

     - extensively reconfiguring manufacturing processes within our principal manufacturing facilities.

     Experienced Management Team with Significant Ownership. Our experienced and dedicated management team has been instrumental in our success and represents one of our key competitive advantages; moreover, each member of our senior management team has worked with us for over 10 years and has extensive experience in the furniture manufacturing industry.


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GROWTH STRATEGY

     Our strategic objective is to further enhance our leading market position in the residential and contract furniture markets. We plan on achieving this objective through the continued implementation of the following strategies:

     Increase Penetration of Existing Customers. We believe that we can increase our penetration of existing customers by continuing to emphasize high quality products, timely delivery and customer service together with innovatively styled new product designs.

     Attract New Customers. We have undertaken a number of programs to expand our customer base in existing and new markets such as the use of specific market focused sales personnel, private labeling and the targeting of national specialty stores.

     Selectively Introduce New Products. We annually update and expand our product line with new designs and styles, as well as periodically introduce complementary products.

     Selectively Pursue Complementary Acquisitions. We continually review acquisition opportunities that augment or complement our existing operations or provide entry into new geographic markets, such as our recent acquisition of Pompeii in July 1999.

     We were incorporated in the state of Florida on September 23, 1994. Our principal executive offices are located at 160 Village Street, Birmingham, Alabama, 35242, and our telephone number is 205-408-7600.

                              RECENT DEVELOPMENTS

     On July 30, 1999, we purchased all of the capital stock of Pompeii for $18.2 million in cash, including fees and expenses. Pompeii is a manufacturer of upper-end aluminum casual furniture sold in the contract and residential markets. Pompeii provides us with a leading brand in the upper end of the casual furniture market and a significant opportunity to achieve operating efficiencies. For the year ended December 31, 1998, Pompeii had net revenues of approximately $14.5 million and income from operations of approximately $2.8 million. We expect to spend approximately $1.5 million over the next 12 to 18 months for certain integration costs. We funded the Pompeii acquisition with cash on hand and expect to fund the integration costs with working capital.

                                   THE MERGER

     On August 27, 1999, an affiliate of Trivest merged with and into us, and we were the surviving corporation. Trivest is a private investment firm controlled by Earl W. Powell, our Chairman of the Board. Through the merger, each previously outstanding share of WinsLoew common stock was converted into the right to receive $34.75 in cash, and all outstanding options were canceled, with the holder entitled to the difference between the exercise price and $34.75. The cash merger consideration, option cancellation payments and related fees and expenses, which totaled approximately $282.6 million, were paid through the proceeds received from the following transactions:

     - an investment by Trivest affiliates and other investors, including members of our senior management team and other employees, of approximately $66.2 million in cash;

     - a rollover equity investment by some of our existing shareholders, including members of our senior management team and other employees, of approximately $11.8 million of our common stock, valued at $34.75 per share;
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     - the borrowing of $95.0 million in term loans under our new $155.0 million senior credit facility;

     - the proceeds from the sale of units consisting of the original notes and warrants; and

     - available cash on hand of approximately $7.1 million.

     For additional information, see "The Merger," "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Financial Data" and "Description of the Senior Credit Facility."
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                               THE EXCHANGE OFFER

Notes to be Exchanged......  On August 24, 1999, we issued $105 million aggregate principal amount of 12 3/4% Series A Senior Subordinated Notes due 2007 to the initial purchasers in the original offering in a transaction exempt from the registration requirements of the Securities Act. We are offering to exchange $1,000 principal amount at maturity of our outstanding original 12 3/4% Series A Senior Subordinated Notes due 2007 for each $1,000 principal amount at maturity of 12 3/4% Series B Senior Subordinated Notes due 2007 that have been registered under the Securities Act. As of this date, there is outstanding $105 million aggregate principal amount at maturity of original notes. The terms of the original notes and the registered notes will be the same, except that, unlike the original notes, the registered notes will have no transfer restrictions or registration rights. For more details, see the section entitled "Description of the Registered Notes."

The Exchange Offer.........  You must properly tender your original notes in accordance with the procedures described on page 69 of this prospectus. We will exchange all original notes that you properly tender and do not withdraw. If we exchange your original notes, we will issue registered notes promptly after the expiration date of the exchange offer.

Registration Rights
  Agreement................  We sold the original notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The original notes were immediately resold by the initial purchasers in reliance on Rule 144A under the Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchasers requiring us to make the exchange offer. The registration rights agreement further provides that we, together with the guarantors, must

                             - file the registration statement with respect to
                               the exchange offer on or before November 25, 1999;

                             - use our best efforts to cause the registration
                               statement to be declared effective on or before February 23, 2000;

                             - use our best efforts to consummate the exchange
                               offer within 60 business days after the
                               registration statement becomes effective; and

                             - file a shelf registration statement for the
                               resale of the original notes if the exchange offer is not permitted by applicable law or SEC policy or if any holder of original notes notifies us that it is prohibited by law or SEC policy from participating in the exchange offer or reselling the registered notes as contemplated below under " -- Resales of Registered Notes." See "The Exchange Offer -- Purpose of the Exchange Offer."



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Resales of the Registered
  Notes....................  We believe that registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                             (1) you acquire registered notes in the ordinary
                                 course of your business;

                             (2) you are not engaging in and do not intend to
                                 engage in a distribution of the registered notes;

                             (3) you do not have an arrangement or understanding
                                 with any person to participate in the
                                 distribution of the registered notes; and

                             (4) you are not an "affiliate" of us or any
                                 guarantor, as that term is defined in Rule 405 under the Securities Act.

                             However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make the same determination with respect to the exchange offer as in other circumstances. Furthermore, if you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume, or indemnify you against, that liability.

                             Each broker-dealer that is issued registered notes in this exchange offer for its own account in exchange for original notes which that broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. Such a broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes. Broker-dealers who acquire original notes directly from us and not as a result of market-making activities or other trading activities may not rely on the SEC staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the registered notes.


Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on December 27, 1999, or on a later extended date and time as we may decide.

Conditions to the Exchange
  Offer....................  The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued, or any action or proceeding has been instituted or threatened that would reasonably be expected to
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                              prohibit, prevent or materially impair our ability
                              to proceed with the exchange offer. See "The
                              Exchange Offer -- Conditions."

                              If any of these conditions do exist prior to the expiration date, we may take the following actions:

                             - refuse to accept any original notes and return
                               all previously tendered original notes;

                             - extend the duration of the exchange offer; or

                             - waive such conditions.

Procedures for Tendering
  Original Notes Held in
  the Form of Book-Entry
  Interests................  We issued the original notes as global securities in fully registered form without coupons.
                             Beneficial interests in the original notes which are held by direct or indirect participants in The Depository Trust Company through certificateless depositary interests are shown on, and transfer of the original notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

                             If you are a holder of an original note held in the form of a book-entry interest and you wish to tender your original notes for exchange pursuant to the exchange offer, you must transmit to American Stock Transfer & Trust Company, as exchange agent, on or prior to the expiration of the exchange offer either:

                             - a written or facsimile copy of a properly
                               completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

                             - a computer-generated message transmitted by means
                               of DTC's Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                             The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                             - a timely confirmation of book-entry transfer of
                               your original notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange
                               Offer -- Book-Entry Transfer"; or

                             - the documents necessary for compliance with the
                               guaranteed delivery procedures described below.

                             A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated



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                             message through DTC's Automated Tender Offer
                             Program system, you will represent to us that, among other things:

                             (1) the registered notes to be acquired by you in
                                 the exchange offer are being acquired in the ordinary course of your business;

                             (2) you are not engaging in and do not intend to
                                 engage in a distribution of the registered notes;

                             (3) you do not have an arrangement or understanding
                                 with any person to participate in the
                                 distribution of the registered notes; and

                             (4) you are not an affiliate of us or any
                                 guarantor.

Procedures for Tendering
  Certificated Original
  Notes....................  If you are a holder of book-entry interests in the original notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "Book-Entry; Delivery and Form." No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated original notes prior to the expiration of the exchange offer, you must tender your certificated original notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering -- Certificated Original Notes."

Special Procedures for
  Beneficial Owners........  If you are the beneficial owner of original notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original notes in this exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender the original notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering the original notes, either make appropriate arrangements to register ownership of the original notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and it may not be possible to complete prior to the expiration date.

Guaranteed Delivery
Procedures.................  If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent, or you cannot complete the procedure for book-entry transfer, then prior to the expiration date you must tender your original notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."


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Withdrawal Rights..........  Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date by delivering a written notice of such withdrawal to the exchange agent in conformity with the procedures set forth under "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Original
  Notes and Delivery of
  Registered Notes.........  Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will deliver the registered notes promptly following the expiration date. If we do not accept any of your original notes for exchange we will return them to you as promptly as practicable after the expiration or termination of the exchange offer without any expense to you.

Interest on the Registered
  Notes and the Original
  Notes....................  Interest on your registered notes will accrue from the date of the original issuance of the original notes or from the date of the last periodic payment of interest on the original notes, whichever is later. Interest will not be paid on original notes that are tendered and accepted for exchange.

Federal Income Tax
  Considerations...........  The exchange pursuant to this exchange offer should not result in the realization of income, gain or loss to you or to us for U.S. federal income tax purposes. Please refer to "Certain United States Federal Income Tax Consequences" later in this prospectus.

Exchange Agent.............  American Stock Transfer & Trust Company, the
                             trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Consequences of Not
  Exchanging Original
  Notes....................  You may not offer, sell or otherwise transfer the original notes except:

                             - in compliance with the registration requirements
                               of the Securities Act and any other applicable securities laws; or

                             - pursuant to an exemption therefrom; or

                             - in a transaction not subject to such securities
                               laws.

                             Original notes that you do not exchange for registered notes in the exchange offer will continue to bear a legend reflecting such restrictions on transfer. To the extent that original notes are tendered and accepted in the exchange offer, any trading market for original notes which remain outstanding after the exchange offer could be adversely affected.

                             The registered notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under our indenture.

                         TERMS OF THE REGISTERED NOTES

Registered Notes Offered...  $105 million in aggregate principal amount at maturity of 12 3/4% Series B Senior Subordinated Notes due 2007. The registered notes will evidence the same debt as the original notes and will be issued under, and entitled to the benefits of, the same indenture. The terms of the registered notes are the same as the terms of the original notes in all material respects except that the registered notes:

                             - have been registered under the Securities Act,

                             - do not include rights to registration under the
                               Securities Act, and

                             - do not contain transfer restrictions applicable
                               to the original notes.

Maturity Date..............  August 15, 2007.

Interest...................  The registered notes will bear interest at a fixed annual rate of 12 3/4%, to be paid in cash every six months on February 15 and August 15 of each year, beginning on February 15, 2000.

Ranking....................  The registered notes and subsidiary guarantees will be unsecured senior subordinated debt:

                             - The registered notes will rank junior in right of
                               payment to all of our debt outstanding at the time of our recent merger transaction, and all future debt that does not expressly provide that it ranks equally with or junior to the registered notes.

                             - The registered notes will rank senior in right of
                               payment to all of our future debt that expressly provides that it ranks junior to the registered notes.

                             As of September 24, 1999, we had approximately:

                             - $95.9 million of outstanding debt ranking ahead
                               of the notes;

                             - No debt ranking equally with the notes; and

                             - No debt ranking behind the notes.

                             Because we conduct substantially all of our business through our subsidiaries, our ability to satisfy our obligations under the registered notes will depend on dividends and other intercompany transfers and advances from our subsidiaries. The registered notes will also effectively rank junior to all indebtedness and other liabilities of our subsidiaries, except indebtedness that expressly provides that it is not senior to the registered notes and the guarantees.

Guarantees.................  All of our direct and indirect domestic restricted subsidiaries will guarantee the registered notes with unconditional guarantees of payment that will rank junior in right of payment to our senior debt but will rank equal to any other senior subordinated indebtedness that we may incur in the future.

Optional Redemption........  On or after August 15, 2003, we may redeem some or all of the registered notes at any time at the redemption prices listed in the section "Description of the Exchange Notes" under the heading "Optional Redemption." Before August 15, 2002, we may redeem up to 25% of the registered notes with the proceeds of certain public offerings of equity in our company at the price listed in the section "Description of the Registered Notes" under the heading "Optional Redemption."

Mandatory Repurchase.......  If we sell certain assets and do not use the proceeds as specified in the indenture or if we experience specific kinds of changes of control, we must offer to repurchase the registered notes at the prices listed in the section "Description of the Registered Notes" under the heading "Repurchase at the Option of the Holders."

Material Covenants.........  We will issue the registered notes under our indenture with American Stock Transfer & Trust Company. The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                             - incur additional debt;

                             - pay dividends or make other distributions on our
                               equity securities;

                             - repurchase equity interests or subordinated
                               indebtedness;

                             - engage in sale and leaseback transactions;

                             - create liens;

                             - create encumbrances on the ability of our
                               subsidiaries to pay dividends or make other distributions to us;

                             - enter into transactions with affiliates;

                             - sell our assets or assets of our subsidiaries;

                             - conduct certain lines of business; and

                             - enter into mergers and consolidations.

                             For more details, see the section "Description of the Registered Notes" under the heading "Certain Covenants."

Registration Rights........  Holders of registered notes are not entitled to any registration rights with respect to the registered notes.

Use of Proceeds............  We will not receive any proceeds from the exchange offer.

Original Issue Discount....  Each original note was issued with original issue discount for U.S. federal income tax purposes, and each registered note should be treated for U.S. federal income tax purposes as having the same original issue discount as the original note exchanged for it. Accordingly, original issue discount on the registered notes will continue to accrete as it did on the original notes and will be includable as interest income periodically in a holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Original issue discount on the original notes not exchanged will accrete from their issue date in accordance with their terms. See "Certain United States Federal Income Tax Consequences."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following summary historical financial data for each of the three years in the period ended December 31, 1998 have been derived from, and should be read in conjunction with, our audited consolidated financial statements and the notes thereto, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The following historical consolidated financial data for the nine-month periods ended September 25, 1998 and September 24, 1999 have been derived from our unaudited interim consolidated financial statements, include, in the opinion of management, all adjustments necessary to present fairly the data for such periods, and are included elsewhere in this prospectus. The following pro forma financial data were derived from our historical consolidated financial information and other data included elsewhere in this prospectus. The information set forth below should be read in conjunction with "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

                                                                                    HISTORICAL
                                                                  PRO      -----------------------------     PRO FORMA
                                         HISTORICAL              FORMA                                        TWELVE
                               ------------------------------   --------         NINE MONTHS ENDED            MONTHS
                                        YEAR ENDED DECEMBER 31,            -----------------------------      ENDED
                               -----------------------------------------   SEPTEMBER 25,   SEPTEMBER 24,   SEPTEMBER 24,
                                 1996       1997       1998     1998(1)        1998            1999           1999(1)
                               --------   --------   --------   --------   -------------   -------------   -------------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales....................  $117,405   $122,145   $141,360   $159,124     $106,726        $120,736        $167,667
Cost of sales................    78,029     79,431     87,232     97,167       66,829          72,733         100,941
                               --------   --------   --------   --------     --------        --------        --------
  Gross profit...............    39,376     42,714     54,128     61,957       39,897          48,003          66,726
Selling, general and
  administrative expenses....    21,472     21,427     23,124     26,236       17,673          19,318          27,477
Amortization.................     1,444        992      1,122      6,209          806           1,611           6,218
                               --------   --------   --------   --------     --------        --------        --------
  Operating income...........    16,460     20,295     29,882     29,512       21,418          27,074          33,031
Interest expense.............     3,083      2,296        635     26,130          824           2,280          25,059
                               --------   --------   --------   --------     --------        --------        --------
Income from continuing
  operations before income
  taxes......................    13,377     17,999     29,247      3,382       20,594          24,794           7,972
Provision for income taxes...     4,834      6,838     10,947      2,939        7,731          10,433           5,636
                               --------   --------   --------   --------     --------        --------        --------
Income from continuing
  operations.................     8,543     11,161     18,300        443       12,863          14,361           2,336
Loss from discontinued
  operations, net of taxes...      (259)      (718)        --         --           --              --              --
Gain (loss) from sale of
  discontinued operations,
  net of taxes(2)............        --     (8,200)     2,031      2,031           --              --           2,031
                               --------   --------   --------   --------     --------        --------        --------
Net income...................  $  8,284   $  2,243   $ 20,331   $  2,474     $ 12,863        $ 14,361        $  4,367
                               ========   ========   ========   ========     ========        ========        ========
OTHER FINANCIAL DATA:
EBITDA(3)....................  $ 19,439   $ 22,929   $ 32,500   $ 37,493     $ 23,334        $ 29,834        $ 40,931
EBITDA margin(3).............      16.6%      18.8%      23.0%      23.6%        21.9%           24.7%           24.4%
Depreciation and
  amortization...............     2,979      2,634      2,618      7,981        1,916           2,760           7,900
Capital expenditures, net....     1,351        425        942      1,135        1,131             275              86

PRO FORMA RATIOS:
EBITDA to cash interest expense(4)......................................................................          1.7x
Total debt to EBITDA....................................................................................          4.8x

                                                                  AS OF
                                                              SEPTEMBER 24,
                                                                  1999
                                                              -------------
BALANCE SHEET DATA:
Working capital.............................................    $ 13,320
Total assets................................................     297,831
Total debt (including current portion)......................     197,030(5)
Stockholders' equity........................................      78,806(5)

(footnotes on following page)

(1) The pro forma financial data for the year ended December 31, 1998 gives effect to the merger and the acquisitions of Tropic Craft and Pompeii as if all had occurred as of the beginning of the period. The pro forma financial data for the twelve months ended September 24, 1999 gives effect to the merger and the Pompeii acquisition as if both had occurred as of the beginning of the period. See "Unaudited Pro Forma Financial Data."

(2) See note 2 of our consolidated financial statements.

(3) EBITDA represents earnings before interest, taxes, depreciation and amortization, loss from discontinued operations, net of taxes, and gain
    (loss) from sale of discontinued operations, net of taxes, and is presented to provide additional information with respect to our debt service capacity. EBITDA margin represents EBITDA divided by net sales. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flows from operations or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure, and we believe it provides relevant and useful information. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies since all companies do not calculate this non-GAAP measure in the same fashion. Our EBITDA calculation is not intended to represent cash provided by (used in) operating activities, since it does not include interest and taxes and changes in operating assets and liabilities, nor is it intended to represent the net increase in cash, since it does not include cash provided by (used in) investing and financing activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Registered Notes."

(4) Cash interest expense represents total interest expense less amortization of deferred financing fees and amortization of original issue discount, amounting to $1.5 million for both the year ended December 31, 1998 and the twelve months ended September 24, 1999.

(5) The registered notes are recorded at a discount of approximately $3.9 million to the face amount to reflect the original issue discount on the registered notes of approximately $2.5 million and the value attributed to the warrants issued with the original notes of approximately $1.4 million, which has been recorded as an increase to stockholders' equity.

                                  RISK FACTORS

     An investment in the registered notes involves significant risk. You should carefully consider the following factors, as well as the other information in this prospectus that relates to our business, results of operations, condition and prospects, before deciding to participate in this exchange offer. In this prospectus, we sometimes refer to the original notes and the registered notes together as the "notes."

LEVERAGE -- WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL POSITION, RESULTS OF OPERATIONS AND PROSPECTS AND PREVENT US FROM FULFILLING OUR DEBT OBLIGATIONS.

     We have substantial debt and leverage. As of September 24, 1999:

     - our total debt outstanding was approximately $197.0 million;

     - our interest expense would have been approximately $18.9 million for the nine months ended September 24, 1999 and $26.1 million for the year ended December 31, 1998 on a pro forma basis after giving effect to the merger and the Tropic Craft and Pompeii acquisitions;

     - our total stockholders' equity was approximately $78.8 million; and

     - the sufficiency of our earnings available to cover fixed charges for the twelve months ended September 24, 1999 would have been approximately 1.3 to 1 on a pro forma basis after giving effect to the merger and the Pompeii acquisition.

     As of September 24, 1999, we had approximately $20.0 million available for permitted future acquisitions under our acquisition loan facility and approximately $23.1 million available for future borrowings under our revolving credit facility. We urge you to consider the information under "Capitalization" and "Pro Forma Financial Data" for more information on these matters.

     Depending on our future performance, we and our subsidiaries are permitted to incur significant additional debt in the future, including debt to finance acquisitions. Our high level of debt could have negative consequences. For example, it could:

     - increase our vulnerability to adverse general economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to required principal payments on our debt, thereby reducing the availability of our cash flow for working capital, capital investments, acquisitions and other business activities;

     - limit our ability to obtain additional financing to fund future working capital, capital investments, acquisitions and other business activities;

     - expose us to the risk of interest rate fluctuations to the extent we pay interest at variable rates on our other debt;

     - limit our flexibility to plan for, and react to, changes in our business and our industry; and

     - place us at a competitive disadvantage compared to our less leveraged competitors.

ABILITY TO SERVICE DEBT -- WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE REQUIREMENTS.

     We cannot assure you that our future cash flow will be sufficient to meet our debt obligations and commitments, and any insufficiency could have a negative impact on our business. Our ability to generate cash flow from operations to make scheduled payments on our debt as they become due will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the furniture industry and economy at large or competitive initiatives of our competitors. If we do not generate sufficient cash flow from operations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any such refinancing would be possible, that any assets could be sold (or, if sold, of the timing of such sales and the amount of proceeds realized therefrom) or that additional financing could be obtained on acceptable terms, if at all.

SUBORDINATION -- IN THE EVENT OF LIQUIDATION, DISSOLUTION OR BANKRUPTCY, HOLDERS OF THE NOTES WILL BE PAID FROM ANY ASSETS REMAINING AFTER PAYING HOLDERS OF OUR SENIOR INDEBTEDNESS.

     The notes and the guarantees are general unsecured obligations, junior in right of payment to all of our and the guarantors' existing and future senior indebtedness, including borrowings under our senior credit facility. The notes and the guarantees are also effectively subordinated to any secured debt that we or our subsidiaries may have now or in the future to the extent of the assets securing that debt. In addition, the notes are effectively subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes. If we or a guarantor is declared bankrupt or insolvent, or is liquidated, or if we have a payment default under debt that is senior to the notes or a default that results in the maturity of that debt being accelerated, debt that ranks ahead of the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the notes or affected guarantees. The subordination provisions of the indenture also provide that payments with respect to the notes and the guarantees will be prohibited in the event of a payment default on a designated portion of our debt that ranks ahead of the notes or the guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than the holders of debt senior to the notes and guarantees.

RESTRICTIVE DEBT COVENANTS -- OUR INDENTURE AND SENIOR CREDIT FACILITY IMPOSE RESTRICTIONS ON US THAT MAY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

     Our indenture and senior credit facility contain covenants that restrict our ability to take various actions, such as incurring additional debt, paying dividends, repurchasing junior debt, making investments, entering into certain transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, our senior credit facility contains other limitations including restrictions on us prepaying the notes, and the senior credit facility and the indenture also require us to maintain specified financial ratios. Our ability to comply with these financial ratios can be affected by events beyond our control and we cannot assure you that we will satisfy those requirements. A breach of any of these provisions could result in a default under the senior credit facility, which would allow those lenders to declare all amounts outstanding under the senior credit facility immediately due and payable. If we were unable to pay those amounts, the senior lenders could proceed against substantially all of our assets, which serve as collateral to secure that debt. In such an event, we cannot assure you that our assets would be sufficient to repay that amount or the amounts due under the notes in full. In addition, if a default occurs with respect to senior indebtedness, the subordination provisions of the indenture will likely restrict payments to holders of the notes. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the indenture and the senior credit facility. We urge you to read the information under "Description of the Registered Notes -- Certain Covenants" and "Description of the Registered
Notes -- Certain Senior Credit Facility" for a more detailed discussion of the substantive requirements of these restrictive covenants.

HOLDING COMPANY STRUCTURE -- WE RELY UPON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO MEET OUR PAYMENT OBLIGATIONS.

     We are a holding company with no significant assets other than our investments in our subsidiaries and we conduct substantially all of our business through our subsidiaries. Accordingly, we must rely upon dividends or other distributions, loans or other payments from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal, premiums, if any, interest and liquidated damages, if any, on the notes. The ability of our subsidiaries to pay dividends or to make loans or other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing any indebtedness of those subsidiaries, including the senior credit facility. Although the indenture limits the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to us, the indenture limitations are subject to a number of significant qualifications. We urge you to read the information under "Description of the Registered Notes -- Certain Covenants -- Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" for more information on the limitations imposed by the indenture in this respect.

CHANGE OF CONTROL -- WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     If a change of control were to occur, we may be required to make an offer to purchase all the outstanding notes at a price equal to 101% of their principal amount at maturity, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. In such a situation, we cannot assure you that we would have enough funds to pay for all of the notes that are tendered under the offer to purchase. If we were required to repurchase the notes, we would probably require third party financing; however, we cannot be sure we would be able to obtain such financing on acceptable terms, if at all. In addition, our senior credit facility restricts our ability to repurchase notes, including pursuant to a change of control offer. A change of control may also result in an event of default under the senior credit facility and may cause the acceleration of that debt, in which case we would have to pay in full our senior credit facility and any such senior indebtedness before repurchasing the notes. We urge you to read the information under "Description of the Registered Notes -- Repurchase at the Option of the Holders -- Change in Control," "Description of the Registered Notes -- Ranking and Subordination" and "Description of the Senior Credit Facility" for more information regarding the treatment of a change of control under the indenture and our senior credit facility.

ASSET ENCUMBRANCES -- OUR ASSETS ARE ENCUMBERED TO SECURE OUR SENIOR
INDEBTEDNESS.

     The notes are not secured by any of our assets. Our obligations under our senior credit facility, however, are secured by a first priority security interest in substantially all of our assets, including a first priority pledge of all of the capital stock of our subsidiaries. If bankruptcy proceedings are initiated by or against us or certain guarantors, or if we are found to be insolvent, or are liquidated, or if payment under our senior credit facility is accelerated, the lenders under our senior credit facility would be entitled to exercise all legal remedies available to a secured lender. Accordingly, these lenders will have a claim on substantially all of our assets that will have priority over any claim for payment under the notes or the guarantees. In any such event, because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to fully satisfy those claims. Accordingly, the notes and guarantees are effectively junior in right of payment to all secured debt, even if the secured debt ranks equally in right of payment to the notes and the guarantees.

FRAUDULENT CONVEYANCE MATTERS -- UNDER SPECIFIC CIRCUMSTANCES, COURTS COULD VOID THE NOTES OR THE GUARANTEES.

     Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, a court of competent jurisdiction could void, in whole or in part, the notes or the guarantees or, alternatively, subordinate the notes or the guarantees to our existing and future debt. For example, a court could void the notes or guarantees if it finds that at the time the notes or guarantees were issued any of the following occurred:

     - we or the guarantors incurred such indebtedness with the intent to hinder, delay or defraud creditors; or

     - we or the guarantors received less than reasonably equivalent value or fair consideration for incurring such debt, and

        - were insolvent,

        - were rendered insolvent by reason of the incurrence of such debt and the application of the proceeds of that debt,

        - were engaged or were about to engage in a business or transaction for which the assets remaining within the United States constituted unreasonably small capital to carry on our business, or

        - intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured.

The measure of insolvency for purposes of determining these fraudulent conveyance issues will vary depending upon the law applied in each case. Generally, however, we would be considered insolvent if the sum of our debts, including contingent liabilities, is greater than all of our assets at fair valuation or if the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and matured.

     We believe that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the original notes were issued, and the registered notes are being issued, without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith. Because a portion of the proceeds of the indebtedness, including the proceeds from the sale of the original notes and guarantees, that we incurred in connection with the merger were paid to our shareholders in the merger, a court might find that we did not receive reasonably equivalent value or fair consideration for the issuance of the notes and the guarantees. However, we believe that after the issuance of the notes and the application of proceeds therefrom, we are solvent, have sufficient capital for carrying on our business and will be able to pay our debts as they mature. We cannot assure you, however, that a court would agree with our view.

ACQUISITIONS -- THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY.

     Our growth strategy includes the acquisition of complementary businesses and/or product lines, and, as part of our effort to pursue appropriate acquisition opportunities, we regularly engage in discussions regarding possible acquisitions, combinations or other transactions with industry participants, including other direct competitors. There is substantial competition for attractive acquisition candidates. We cannot assure you that we will be able to successfully identify suitable furniture manufacturers or finance and complete any particular acquisition, combination or other transaction on acceptable terms. The integration of acquired companies may require substantial attention from our senior management, which may limit the amount of time available to be devoted to our day-to-day operations or to our growth strategy. We also cannot assure you that we will be able to successfully integrate their operations into ours or that we will be able to avoid all material adverse affects such a transaction may have on our business, financial condition, results of operations, prospects and ability to service our debt obligations.

SIGNIFICANT CUSTOMER -- THE LOSS OF OUR PRINCIPAL CUSTOMER COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     In 1996, 1997 and 1998, sales to Marriott International, Inc. accounted for 10%, 16% and 17% of consolidated net sales, respectively, and 24%, 34% and 35% of our consolidated net seating sales. Effective January 1, 1999, we entered into a three year agreement with Marriott International, Inc. pursuant to which we are a preferred supplier of upholstered seating products for certain of its affiliates, including Marriott's Lodging, Senior Living Services and Marketplace businesses, as well as Host Marriott Services Corporation. We have no other material long-term contracts for the purchase of products with our customers and instead generally sell our products under short-term purchase orders, which is consistent with general industry practice. However, as part of our growth strategy of increasing penetration of existing customers and reaching new customers, we are seeking to enter into similar contracts with other customers in the contract markets, especially hospitality providers. The loss of Marriott or any other significant customer or a substantial reduction in purchases by any such customer would have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations.

RAW MATERIALS -- WE ARE VULNERABLE TO SIGNIFICANT PRICE INCREASES AND SHORTAGES.

     Our principal raw materials consist of extruded aluminum tubes, steel rods, woven vinyl fabrics, paint/finishing materials, vinyl strapping, cushion filler materials, cartons, glass table tops, component parts for seating, particle board and other lumber products and hardware. We have no long-term supply contracts. Aluminum is a commodity and, as such, the price for aluminum is subject to market conditions beyond our control. Significant fluctuations in prices of aluminum, lumber and other raw materials could have a material adverse effect on our business, financial condition, results of operations, prospects or ability to service our debt obligations.

STRONG COMPETITION -- WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT.

     The furniture industry is highly competitive and includes a large number of manufacturers, none of which dominates the market. A number of competitors offer products similar to ours. Some competitors have greater financial and other resources than we do. We believe that the principal competitive factors in our industry are product design, construction quality, prompt delivery, product availability, customer service and price. Our failure to effectively compete in any of these categories could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations. In particular, our historic relationship with leading Italian design firms has enhanced our ability to compete in our seating business. There can be no assurance that we will not lose these relationships or that our competitors will not establish similar relationships with the same or other design firms and become able to offer similar products that compete with ours. In addition, while sales of imported, foreign-produced casual furniture represent a small percentage of furniture sales in the United States, imports have increased in recent years and significant further increases in imports could have a material adverse effect on our business, financial condition, results of operation, prospects and ability to service our debt obligations.

KEY PERSONNEL -- WE DEPEND ON OUR SENIOR MANAGEMENT.

     Our success depends upon the continued contributions of our senior management, including Bobby Tesney, our President and Chief Executive Officer. We have entered into employment agreements with Mr. Tesney and other senior executives that became effective upon the consummation of the merger. Our loss of the services of Mr. Tesney or any of our other senior executives could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations.

LITIGATION -- A PURPORTED CLASS ACTION COMPLAINT HAS BEEN FILED AGAINST US.

     On March 25, 1999, a complaint was filed on behalf of a purported class of our shareholders in the Circuit Court of Jefferson County, Alabama against us and each of our directors, alleging, among other things, breaches of fiduciary duty in connection with our merger with Trivest Furniture. On June 14, 1999, we and the members of the board of directors filed a motion to dismiss the lawsuit or, in the alternative, to grant summary judgment in our favor. After a hearing held on November 11, 1999, the court granted our motion to dismiss but gave the plaintiff 30 days' leave to file an amended complaint. We believe that the complaint is without merit and intend to vigorously defend the action. A judgment against us in this action could have a material adverse effect on us. See "Business -- Legal Proceedings."

SIGNIFICANT SHAREHOLDERS -- AFFILIATES OF TRIVEST CONTROL THE COMPANY.

     Affiliates of Trivest beneficially own approximately 94% of our capital stock and have the power to designate all of our directors and exercise control over our business, policies and affairs. The interests of Trivest and the holders of the notes may differ from each other.

THE FURNITURE INDUSTRY -- THE FURNITURE INDUSTRY IS CYCLICAL.

     The furniture manufacturing industry is cyclical and sensitive to general economic conditions, consumer confidence and discretionary income, interest rate levels, housing starts and credit availability. These factors not only affect the ultimate consumer, but also affect specialty retailers, full-line furniture retailers and department stores, which are important customers that purchase our casual furniture products in the residential market. These factors also affect the lodging industry, restaurant chains, apartment developers and managers, architectural design firms and other commercial users in the contract market, which are customers that purchase our casual furniture and seating products. Residential furniture purchases are generally discretionary, and, in view of the fact that they represent a significant expenditure to the average consumer, they are often deferred during times of economic uncertainty. We cannot assure you that a prolonged economic downturn would not have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations.

SEASONALITY -- OUR QUARTERLY RESULTS OF OPERATIONS FLUCTUATE DUE TO SEASONALITY IN THE CASUAL FURNITURE MARKET.

     Sales of our casual products are typically higher in the second quarter of each year as a result of high retail demand for casual furniture preceding the summer months. In addition, weather conditions during the peak retail selling season and the resulting impact on consumer purchases of outdoor furniture products can also affect our casual furniture sales.

ENVIRONMENTAL REGULATION -- WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL
REGULATION.

     Our operations and facilities are subject to a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of hazardous materials. In particular, we are subject to environmental laws and regulations regarding air emissions from paint and finishing operations and wood dust levels in our manufacturing operations. Pursuant to various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous materials. Environmental laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous materials. Although management believes that our operations and facilities are in material compliance with environmental laws and regulations, future changes in them or interpretations thereof or the nature of our operations may require us to make significant additional capital expenditures to ensure compliance in the future.

     We do not maintain environmental liability insurance, and the expenses related to a potential environmental claim against us could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations.

YEAR 2000 ISSUES -- WE COULD BE ADVERSELY AFFECTED IF YEAR 2000 PROBLEMS ARE SIGNIFICANT.

     As the end of the century nears, there is a widespread concern that many existing computer programs that use only the last two digits to refer to a year will not properly recognize a year that begins with the digits "20" instead of "19." If not corrected, many computer applications could fail, create erroneous results, or cause unanticipated systems failures, among other problems. Our failure, or the failure of one or more of our key suppliers, customers or distributors, to address successfully year 2000 issues could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations. We urge you to read the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Considerations."

RISKS ASSOCIATED WITH THE ORIGINAL NOTES -- AFTER COMPLETION OF THIS EXCHANGE OFFER, THE LIQUIDITY OF ANY MARKET FOR THE ORIGINAL NOTES COULD BE ADVERSELY AFFECTED AND THE ORIGINAL NOTES MAY NO LONGER BE ENTITLED TO ANY REGISTRATION RIGHTS.

     We issued the original notes in a private offering exempt from the registration requirements of the Securities Act. Accordingly, you may not offer, sell or otherwise transfer your original notes except in compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to exemptions from such registration requirements. After completion of this exchange offer, if you do not exchange your original notes for registered notes in this exchange offer, your original notes will continue to be subject to these transfer restrictions and you will no longer be entitled to any registration rights under the registration rights agreement, except under limited circumstances.

     To the extent original notes are tendered and accepted in the exchange offer, the liquidity of the trading market, if any, for the original notes not so exchanged could be adversely affected.

LACK OF PUBLIC MARKET -- THERE IS NO PUBLIC MARKET FOR THE NOTES.

     The registered notes are being offered to the holders of the original notes. Before the offering of the registered notes, there has been no public market for the notes, and we do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any automated quotation system. If the registered notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the original notes exchanged for them, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. The initial purchasers of the original notes have advised us that they intend to make a market in the registered notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to do so, and they may discontinue those market making activities at any time without notice. In addition, any market making activity may be limited during the exchange offer and while the effectiveness of any shelf registration statement is pending. Therefore, there can be no assurance that an active market for the registered notes will develop or, if developed, that it will continue.

ORIGINAL ISSUE DISCOUNT -- HOLDERS OF REGISTERED NOTES WILL BE TAXED ON ORIGINAL ISSUE DISCOUNT.

     The registered notes will be deemed to be issued at a discount from their principal amount at maturity. Consequently, holders of registered notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which this income is attributable.

     If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the registered notes, the claim of a holder of registered notes may be limited to an amount equal to the sum of the initial offering price for the original notes exchanged for the registered notes and that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of the date of the commencement of this bankruptcy filing would constitute "unmatured interest."

DIVIDEND POLICY -- WE HAVE NEVER PAID DIVIDENDS AND ARE RESTRICTED FROM DOING
SO.

     We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, our ability to declare and pay dividends is substantially restricted under the terms of the indenture governing the notes and under our senior credit facility.

RESALES OF REGISTERED NOTES -- SOME PERSONS WHO PARTICIPATE IN THIS EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE REGISTERED NOTES.

     Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the registered notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the prospectus delivery requirements of the Securities Act to transfer your registered notes. In these cases, if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your registered notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

                                   THE MERGER

     On August 27, 1999, Trivest Furniture Corporation, an affiliate of Trivest, merged with and into us, and we were the surviving corporation. Trivest Furniture Corporation was a newly formed Florida corporation organized by an investor group led by Trivest, including two private investment partnerships affiliated with Trivest and members of our senior management, for the purpose of acquiring WinsLoew. Trivest is a private investment firm specializing in acquisitions, recapitalizations and other principal investing activities and is controlled by Earl W. Powell, our Chairman of the Board. As a result of the merger, each holder of outstanding WinsLoew common stock, other than Trivest Furniture Corporation, received $34.75 per share in cash, without interest, and the holder of each outstanding option received a cash payment equal to the difference between $34.75 and the exercise price of the option. The cash merger consideration, option cancellation payments and related fees and expenses, which totaled approximately $282.6 million, were provided by the following sources:

     - approximately $66.2 million in cash equity contributions to Trivest Furniture Corporation from its shareholders, which consisted of two private investment partnerships affiliated with Trivest, individuals affiliated with Trivest, members of our senior management team and other employees and investors;

     - approximately $11.8 million in direct and indirect rollover equity contributions valued at $34.75 per share to Trivest Furniture Corporation from certain of our shareholders, including members of our senior management team and other employees;

     - aggregate borrowings of $95.0 million of term loans under our $155.0 million senior credit facility;

     - the proceeds from the sale of units consisting of the original notes and warrants; and

     - available cash on hand of approximately $7.1 million.

     The equity contributions, the senior credit facility and the net proceeds of the offering of the units closed contemporaneously with the closing of the merger and were conditioned on the completion of each other.

     Earl W. Powell, Phillip T. George, M.D., William F. Kaczynski, Jr. and Peter W. Klein are affiliates of Trivest and were members of our board of directors prior to the merger. Messrs. Powell, Kaczynski and Klein continue to be members of our board of directors. See "Management." Prior to the merger, Messrs. Powell, George, Kaczynski and Klein beneficially owned an aggregate of approximately 30.1% of our capital stock including approximately 23.7% held by investment partnerships affiliated with Trivest. Messrs. Powell, George, Kaczynski and Klein individually received an aggregate of approximately $12.3 million of cash merger consideration on the same terms as other shareholders and the cancellation of outstanding stock options. This amount was net of aggregate rollover equity contributions, valued at $34.75 per share, to Trivest Furniture Corporation of approximately $4.0 million by Messrs. Powell and George. The two private investment partnerships affiliated with Trivest received an aggregate of approximately $59.2 million of cash merger consideration for all shares of WinsLoew common stock they held. Two investment partnerships affiliated with Trivest that were not previously shareholders of WinsLoew invested approximately $68.9 million in Trivest Furniture Corporation. After the merger, Messrs. Powell and George beneficially own an aggregate of approximately 93.4% of our capital stock, including approximately 88.3% held by the investing Trivest partnerships. In addition, each of Messrs. Powell, George, Kaczynski and Klein is an indirect investor in certain of the Trivest partnerships that were our shareholders prior to the merger and the Trivest partnerships that became our shareholders through the merger. Several other individuals affiliated or associated with Trivest hold approximately 0.4% of our capital stock. See "Principal Shareholders."

     Prior to the merger, Bobby Tesney, R. Craig Watts, Stephen C. Hess, Vincent
A. Tortorici, Rick J. Stephens and Jerry C. Camp were members of our senior management and Mr. Tesney was a member of our board of directors. Following the merger, Messrs. Tesney, Watts, Tortorici, Stephens and Camp continue to be members of our senior management and Mr. Tesney continues to be a member of our board of directors. Messrs. Tesney, Watts, Hess, Tortorici, Stephens and Camp received an aggregate of approximately $14.2 million of cash merger consideration on the same terms as other shareholders and the cancellation of outstanding stock options. This amount is net of aggregate cash equity contributions and rollover equity contributions, valued at $34.75 per share, to Trivest Furniture Corporation of approximately $3.8 million by Messrs. Tesney, Watts, Hess, Tortorici, Stephens and Camp, so that, after the merger, they beneficially own an aggregate of approximately 5.1% of our capital stock. See "Principal Shareholders."

     The principal shareholders also executed an investors' agreement in connection with the closing of the merger providing for, among other things, registration rights and rights relating to the transferability of shares of our common stock. In addition, approximately 35 key employees and independent sales representatives acquired approximately 1.1% of our capital stock for approximately $800,000 and entered into shareholders' agreements providing for, among other things, rights relating to the transferability of shares of common stock. See "Certain Transactions" for more information regarding the investors' agreement and the shareholders' agreements.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount at maturity. The original notes surrendered in exchange for registered notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the registered notes will not result in any increase in our indebtedness.

     The following table sets forth the sources and uses of the funds for the merger:

                                                              (IN MILLIONS)
                                                              -------------
SOURCES OF FUNDS
----------------
Senior credit facility(1)...................................     $ 95.0
Units consisting of original notes and warrants.............      102.5
Cash equity investment(2)...................................       66.2
Rollover equity investment(3)...............................       11.8
Available cash on hand......................................        7.1
                                                                 ------
          Total.............................................     $282.6
                                                                 ======
USES OF FUNDS
-------------
WinsLoew merger consideration...............................     $268.3
Estimated fees and expenses(4)..............................       14.3
                                                                 ------
          Total.............................................     $282.6
                                                                 ======

---------------

(1) Our $155.0 million senior credit facility with BankBoston consists of three term loans aggregating $95.0 million, all of which was borrowed at closing, a $40.0 million revolving credit facility, none of which was borrowed at closing, and a $20.0 million acquisition loan facility, none of which was borrowed at closing. See "Description of the Senior Credit Facility." As of September 24, 1999, we had undrawn availability based on a borrowing base formula under the revolving credit facility of approximately $23.1 million and $20.0 million under the acquisition loan facility, both of which are subject to certain conditions.
(2) Represents investments by Trivest affiliates, members of senior management and other investors in Trivest Furniture Corporation.
(3) Consists of common stock, valued at $34.75 per share, held by members of senior management and other shareholders before the merger that were directly or indirectly contributed to Trivest Furniture Corporation.
(4) Includes debt issuance costs, financial advisory and other fees and expenses related to the merger, including fees of approximately $3.0 million to Trivest. See "Certain Transactions."

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 24, 1999. This table should be read in conjunction with the "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

                                                              AS OF SEPTEMBER 24, 1999
                                                              ------------------------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................          $    762
                                                                      ========
Long-term debt, including current portion:
  Existing total debt.......................................          $     12
  Senior Credit Facility:
     Revolving credit facility(1)...........................               925
     Revolving acquisition facility(2)......................                --
     Term A loan facility...................................            25,000
     Term B loan facility...................................            62,500
     Term C loan facility...................................             7,500
  12 3/4% Senior Subordinated Notes due 2007, net(3)........           101,093
                                                                      --------
     Total debt.............................................           197,030
Stockholders' equity(3)(4)..................................            78,806
                                                                      --------
       Total capitalization.................................          $275,836
                                                                      ========

-------------------------

(1) As of September 24, 1999, we had undrawn availability of approximately $23.1 million under our new $40.0 million revolving credit facility, based on a borrowing base formula. See "Description of the Senior Credit Facility."

(2) The revolving acquisition facility will be used to fund permitted acquisitions, subject to certain conditions. Such amounts will be available through December 31, 2001, at which time amounts not drawn will be cancelled, and amounts outstanding will be converted into a term loan that will amortize beginning March 31, 2002. See "Description of the Senior Credit Facility."

(3) The notes are recorded at a discount of approximately $3.9 million to the face amount to reflect the original issue discount on the notes of approximately $2.5 million and the value attributed to the warrants issued as part of the units with the notes of approximately $1.4 million, which has been recorded as an increase to stockholders' equity.

(4) Excludes 24,129 shares of common stock reserved for issuance upon exercise of outstanding warrants. See "Description of Capital Stock."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data for each of the three years in the period ended December 31, 1998 and as of December 31, 1997 and 1998 have been derived from, and should be read in conjunction with, our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors and are included elsewhere in this prospectus. The following selected historical consolidated financial data for each of the two years in the period ended December 31, 1995 and as of December 31, 1994, 1995 and 1996 have been derived from audited financial statements that are not included in this prospectus. The following historical consolidated financial data for the nine-month periods ended September 25, 1998 and September 24, 1999 have been derived from our unaudited interim consolidated financial statements, include, in the opinion of management, all adjustments necessary to present fairly the data for such periods, and are included elsewhere in this prospectus. Due to the seasonality of our operations and other factors, the results of operations for the nine months ended September 24, 1999 may not be indicative of the results that may be expected for the full year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

                                                                                           NINE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                 -----------------------------
                              ----------------------------------------------------   SEPTEMBER 25,   SEPTEMBER 24,
                                1994       1995       1996       1997       1998         1998            1999
                              --------   --------   --------   --------   --------   -------------   -------------
                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...................  $ 95,561   $110,887   $117,405   $122,145   $141,360     $106,726        $120,736
Cost of sales...............    65,060     78,710     78,029     79,431     87,232       66,829          72,733
                              --------   --------   --------   --------   --------     --------        --------
  Gross profit..............    30,501     32,177     39,376     42,714     54,128       39,897          48,003
Selling, general and
  administrative expenses...    16,303     19,303     21,472     21,427     23,124       17,673          19,318
Amortization................     2,000      2,087      1,444        992      1,122          806           1,611
Non-recurring charges.......       917         --         --         --         --           --              --
                              --------   --------   --------   --------   --------     --------        --------
  Operating income..........    11,281     10,787     16,460     20,295     29,882       21,418          27,074
Interest expense............     2,795      3,841      3,083      2,296        635          824           2,280
                              --------   --------   --------   --------   --------     --------        --------
Income from continuing
  operations before income
  taxes and extraordinary
  item......................     8,486      6,946     13,377     17,999     29,247       20,594          24,794
Provision for income
  taxes.....................     3,068      3,489      4,834      6,838     10,947        7,731          10,433
                              --------   --------   --------   --------   --------     --------        --------
Income from continuing
  operations before
  extraordinary item........     5,418      3,457      8,543     11,161     18,300       12,863          14,361
Income (loss) from
  discontinued operations,
  net of taxes..............       934     (9,199)      (259)      (718)        --           --              --
Gain (loss) from sale of
  discontinued operations,
  net of taxes(1)...........        --         --         --     (8,200)     2,031           --              --
Extraordinary item..........        --      1,698         --         --         --           --              --
                              --------   --------   --------   --------   --------     --------        --------
  Net income (loss).........  $  6,352   $ (4,044)  $  8,284   $  2,243   $ 20,331     $ 12,863        $ 14,361
                              ========   ========   ========   ========   ========     ========        ========
OTHER FINANCIAL DATA:
EBITDA(2)...................  $ 14,698   $ 14,273   $ 19,439   $ 22,929   $ 32,500     $ 23,334        $ 29,834
EBITDA Margin(2)............      15.4%      12.9%      16.6%      18.8%      23.0%        21.9%           24.7%
Depreciation and
  amortization..............     3,417      3,486      2,979      2,634      2,618        1,916           2,760
Capital expenditures........     3,261      2,702      1,351        425        942        1,131             275
Ratio of earnings to fixed
  charges(3)................       4.0x       2.8x       5.3x       8.8x      47.1x        26.0x           11.9x

BALANCE SHEET DATA (AT END
  OF PERIOD):
Working capital.............  $ 37,711   $ 58,785   $ 40,102   $ 29,937   $ 25,840     $ 18,498        $ 13,320
Total assets................   111,054    104,004     99,950     80,414     84,553       78,747         297,831
Total debt (including
  current portion)..........    40,893     41,941     40,681     16,423      1,447        1,126         197,030
Stockholders' equity........    60,680     53,228     48,400     51,026     66,226       59,400          78,806


                                                                                     (footnotes on following page)

(1) See note 2 of our consolidated financial statements.

(2) EBITDA represents earnings before interest, taxes, depreciation and amortization, loss from discontinued operations, net of taxes, and gain
    (loss) from sale of discontinued operations, net of taxes, and is presented to provide additional information with respect to our debt service capacity. EBITDA margin represents EBITDA divided by net sales. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flows from operations or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure, and we believe it provides relevant and useful information. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies since all companies do not calculate this non-GAAP measure in the same fashion. Our EBITDA calculation is not intended to represent cash provided by (used in) operating activities, since it does not include interest and taxes and changes in operating assets and liabilities, nor is it intended to represent the net increase in cash, since it does not include cash provided by (used in) investing and financing activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Registered Notes."

(3) For the purpose of calculating the ratio of earnings to fixed charges, (a) earnings consist of income (loss) from continuing operations before income taxes and extraordinary item plus fixed charges (excluding capitalized interest), and (b) fixed charges consist of interest expense (including capitalized interest) on, and amortized discounts and capitalized expenses related to, all indebtedness and that portion of rental expense that is representative of interest.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1998, and the nine months ended September 24, 1999 give effect to the merger and the acquisitions of Tropic Craft and Pompeii as if they had occurred on January 1, 1998. The unaudited pro forma financial statements are based upon the historical accounting financial information appearing elsewhere in this prospectus.

     The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the pro forma financial statements. The unaudited pro forma financial statements are provided for information purposes only and do not purport to represent what our results of operations or financial position would actually have been had the transactions in fact occurred at such dates or to project our results of operations or financial position at or for any future date or period.

     The unaudited pro forma financial statements and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto contained elsewhere herein. The merger was treated as a purchase business combination for financial accounting purposes.

                            WINSLOEW FURNITURE, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                TROPIC                 TRANSACTION       PRO
                                 WINSLOEW(1)   CRAFT(2)   POMPEII(3)   ADJUSTMENTS      FORMA
                                 -----------   --------   ----------   -----------     --------
                                                         (IN THOUSANDS)
Net sales......................   $141,360      $3,251    $   14,513   $       --      $159,124
Cost of goods sold.............     87,232       1,089         8,846           --        97,167
                                  --------      ------    ----------   ----------      --------
Gross profit...................     54,128       2,162         5,667           --        61,957
Selling, general and
  administrative expenses......     23,124         571         2,832         (291)(4)    26,236
Amortization...................      1,122         145           451        4,491 (5)     6,209
                                  --------      ------    ----------   ----------      --------
Operating income...............     29,882       1,446         2,384       (4,200)       29,512
Interest expense...............        635         309         1,492       23,694 (6)    26,130
                                  --------      ------    ----------   ----------      --------
Income from continuing
  operations before income
  taxes........................     29,247       1,137           892      (27,894)        3,382
Provision for income taxes.....     10,947         433           339       (8,780)(7)     2,939
                                  --------      ------    ----------   ----------      --------
Income from continuing
  operations...................     18,300         704           553      (19,114)          443
Gain from sale of discontinued
  operations, net of taxes.....      2,031          --            --           --         2,031
                                  --------      ------    ----------   ----------      --------
  Net income...................   $ 20,331      $  704    $      553   $  (19,114)     $  2,474
                                  ========      ======    ==========   ==========      ========
  EBITDA.......................   $ 32,500      $1,652    $    3,050   $      291      $ 37,493
                                  ========      ======    ==========   ==========      ========

-------------------------

(1) Represents actual results of operations for WinsLoew for the year ended December 31, 1998. See our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

(2) Represents the unaudited pro forma results of operations for Tropic Craft, which was acquired on June 30, 1998, for the six month period ended June 30, 1998. The results of operations of Tropic Craft for the six months ended December 31, 1998 are reflected in the actual results of operations of WinsLoew. See note 3 of notes to the audited consolidated financial statements. The pro forma adjustments include (a) the elimination of the prior owner's compensation, (b) incremental costs associated with new employment agreements, (c) the elimination of leasing costs for purchased real estate that was previously leased by Tropic Craft, and (d) amortization related to goodwill and intangibles purchased. All such adjustments have been affected at a tax rate of 38%.

(3) Represents the unaudited pro forma results of operations for Pompeii, which was acquired on July 30, 1999, for the year ended December 31, 1998. The pro forma adjustments include (a) the elimination of the prior owner's compensation, (b) lower costs associated with the new employment agreements,
    (c) increased leasing costs for purchased real estate owned by the prior owner, and (d) amortization related to goodwill and intangibles purchased. All such adjustments have been affected at a tax rate of 38%.

(4) Represents a reduction in the management fee paid under the new Management Agreement with Trivest executed in connection with the merger.

(5) Represents amortization of goodwill generated in the merger transactions, amortized over 40 years, offset by reduced amortization ($297,000) of deferred financing fees due to the expiration of the previous credit agreement.

(6) Represents cash interest expense as a result of borrowings outstanding under our senior credit facility and the issuance of the original notes in connection with the merger transactions and non-cash interest expense ($1.5 million) associated with the amortization of deferred financing fees incurred in connection with our new senior credit facility and the original notes and the discount to the face amount of the original notes and the value attributed to the warrants issued with the original notes.

(7) Represent the tax effect of adjustment (4) and (6) above at a 38% tax rate.

                            WINSLOEW FURNITURE, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 24, 1999

                                                                     TRANSACTION
                                          WINSLOEW(1)   POMPEII(2)   ADJUSTMENTS     PRO FORMA
                                          -----------   ----------   -----------     ---------
                                                             (IN THOUSANDS)
Net sales...............................   $120,736      $  8,128     $     --       $128,864
Cost of goods sold......................     72,733         4,978           --         77,711
                                           --------      --------     --------       --------
Gross profit............................     48,003         3,150           --         51,153
Selling, general and administrative
  expenses..............................     19,318         2,041         (194)(3)     21,165
Amortization............................      1,611           263        2,792 (4)      4,666
                                           --------      --------     --------       --------
Operating income........................     27,074           846       (2,598)        25,322
Interest expense........................      2,280           870       15,796 (5)     18,946
                                           --------      --------     --------       --------
Income before income taxes..............     24,794           (24)     (18,394)         6,376
Provision for income taxes..............     10,433            (9)      (5,777)(6)      4,647
                                           --------      --------     --------       --------
  Net income............................   $ 14,361      $    (15)    $(12,617)      $  1,729
                                           ========      ========     ========       ========
  EBITDA................................   $ 29,834      $  1,328     $    194       $ 31,356
                                           ========      ========     ========       ========

-------------------------

(1) Represents actual results of operations for WinsLoew for the six months ended June 25, 1999. See our unaudited interim Consolidated Financial Statements and the notes thereto contained elsewhere in this prospectus.

(2) Represents the unaudited pro forma results of operations for Pompeii, which was acquired on July 30, 1999, for the seven months ended July 30, 1999. The results of operations of Pompeii for the two months ended September 24, 1999 are reflected in the actual results of operations of WinsLoew. See note 7 of notes to the unaudited interim consolidated financial statements. The pro forma adjustments include (a) the elimination of the prior owner's compensation, (b) lower costs associated with the new employment agreements,
    (c) increased leasing costs for purchased real estate owned by the prior owner, and (d) amortization related to goodwill and intangibles purchased. All such adjustments have been affected at a tax rate of 38%.

(3) Represents a reduction in the management fee paid under the new Management Agreement with Trivest executed in connection with the merger transactions.

(4) Represents amortization of goodwill generated in the merger transactions, offset by reduced amortization ($198,000) of deferred financing fees and the write-off of the remaining financing fees ($201,000) due to the expiration of the previous credit agreement.

(5) Represents cash interest expense as a result of borrowings outstanding under our senior credit facility and the issuance of the original notes in connection with the merger transactions and non-cash interest expense ($977,000) associated with the amortization of deferred financing fees incurred in connection with our new senior credit facility and the original notes and the discount to the face amount of the original notes and the value attributed to the warrants issued with the notes.

(6) Represent the tax effect of adjustments (3) and (5) above at a 38% tax rate.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     We are a leading designer, manufacturer and distributor of a broad offering of casual indoor and outdoor furniture and seating products. We also manufacture ready-to-assemble furniture products. Our casual furniture includes chairs, chaise lounges, tables, umbrellas and related accessories, which are generally constructed from aluminum, wrought iron, wood or fiberglass. Our seating products include wood, metal and upholstered chairs, sofas and loveseats, which are offered in a wide variety of finish and fabric options. All of our casual furniture and seating products are manufactured pursuant to customer orders. We sell our furniture products to the residential market and to the contract market, consisting of commercial and institutional users.

     We have undertaken a number of initiatives in recent years to strengthen and grow our core casual furniture and seating businesses. We have focused our resources on our core business and disposed of non-core or unprofitable operations. In 1997, we sold our wrought iron furniture business, and in 1998 we discontinued and sold or liquidated some of our ready-to-assemble furniture operations. We embarked on a focused acquisition program to broaden our core product offering that, to date, has resulted in the acquisitions of Tropic Craft, a manufacturer of casual furniture sold into the contract market, and Pompeii, a manufacturer of upper-end casual furniture sold into both the residential and contract markets. See "Business -- General."

     Sale of Wrought Iron Furniture Business. During the third quarter of 1997, we disposed of certain assets of our wrought iron business in the casual furniture product line. The sale generated net cash proceeds of $2.1 million. This business accounted for net sales of $11.0 million in 1996 and $5.7 million in 1997 through the sale date. The operating income of this business was not material to consolidated operating income. During the third quarter of 1997, we recorded approximately $0.2 million of costs associated with the sale in selling, general and administrative expenses.

     Discontinued Operations. During 1997 we also adopted a plan to dispose of our ready-to-assemble operations. At that time, our ready-to-assemble furniture products included ergonomically-designed computer workstations, which we referred to as "space savers," promotionally-priced coffee and end tables, wall units and rolling carts and an extensive line of futons, futon frames and related accessories. As a result of this decision, we recorded a pre-tax non-cash charge totaling $12.4 million in the fourth quarter of 1997 relating to the disposal of the ready-to-assemble operations. The following is a summary of the components of the charge (in millions):

Write-off of goodwill in connection with sale of assets.....  $ 3.9
Reduction of inventory value................................    2.8
Reduction of property to net realizable value...............    2.1
Reduction of accounts receivable value......................    1.4
Other liabilities/reserves..................................    1.0
Accrual for losses through disposition......................    1.2
                                                              -----
  Total.....................................................  $12.4
                                                              =====

     We planned to sell two of our ready-to-assemble furniture businesses and liquidate the assets related to our futon business, which was our other ready-to-assemble furniture line. During 1998 we sold one of the businesses, completed the liquidation of the futon business and decided to retain our Southern Wood business due to improved profitability (see note 2 to the notes to our consolidated financial statements). Accordingly, the financial data included in this prospectus has been restated to reflect Southern Wood as a continuing operation.

     Purchase of Tropic Craft. In June 1998, we purchased all of the stock of Tropic Craft, a designer and manufacturer of casual furniture sold into the contract markets, for $9.3 million in cash. In addition, the seller will be entitled to receive aggregate contingent purchase price payments of up to $1.0 million upon achievement of targeted earning performance with respect to the years ending June 30, 1999 and June 30, 2000. The acquisition resulted in goodwill of $6.9 million. Funds for the acquisition were provided under our existing credit facility. We accounted for the acquisition under the purchase method and, accordingly, the operating results of Tropic Craft have been included in our historical consolidated operating results only since the date of acquisition.

     Purchase of Pompeii. In July 1999, we acquired all of the stock of Pompeii, a manufacturer of upper-end aluminum casual furniture sold into the contract and residential markets, for $18.2 million in cash. Pompeii provides us with a leading brand in the upper end of the casual furniture market and a significant opportunity to achieve operating efficiencies. For the year ended December 31, 1998, Pompeii had net revenues of approximately $14.5 million and income from operations of approximately $2.8 million. We expect to spend approximately $1.5 million over the next 12 to 18 months for certain integration costs. We funded the Pompeii acquisition with available cash on hand and expect to fund the integration costs with working capital. We accounted for the acquisition under the purchase method and, accordingly, the operating results of Pompeii have been included in our historical consolidated operating results only since the date of the acquisition. Also see "Pro Forma Financial Data."

RESULTS OF OPERATIONS

     The following table sets forth net sales, gross profit and gross margin as a percent of net sales for the fiscal periods indicated for each of our product lines, in thousands, except for percentages:

                                        1996                          1997                          1998
                             ---------------------------   ---------------------------   ---------------------------
                               NET       GROSS    GROSS      NET       GROSS    GROSS      NET       GROSS    GROSS
                              SALES     PROFIT    MARGIN    SALES     PROFIT    MARGIN    SALES     PROFIT    MARGIN
                             --------   -------   ------   --------   -------   ------   --------   -------   ------
Casual furniture...........  $ 58,066   $23,812    41.0%   $ 56,363   $24,164    42.9%   $ 59,733   $28,227    47.3%
Seating....................    48,629    14,126    29.0      58,386    17,256    29.6      69,938    23,439    33.5
Ready-to-assemble..........    10,710     1,438    13.4       7,396     1,294    17.5      11,689     2,462    21.1
                             --------   -------            --------   -------            --------   -------
  Total....................  $117,405   $39,376    33.5%   $122,145   $42,714    35.0%   $141,360   $54,128    38.3%
                             ========   =======            ========   =======            ========   =======

                                                 NINE MONTHS ENDED
                             ---------------------------------------------------------
                                 SEPTEMBER 25, 1998            SEPTEMBER 24, 1999
                             ---------------------------   ---------------------------
                               NET       GROSS    GROSS      NET       GROSS    GROSS
                              SALES     PROFIT    MARGIN    SALES     PROFIT    MARGIN
                             --------   -------   ------   --------   -------   ------
Casual furniture...........  $ 47,423   $21,754    45.9%    $58,110   $27,470    47.3%
Seating....................    50,833    16,349    32.2      51,485    17,911    34.8
Ready-to-assemble..........     8,470     1,794    21.2      11,141     2,622    23.5
                             --------   -------            --------   -------
  Total....................  $106,726   $39,897    37.4%   $120,736   $48,003    39.8%
                             ========   =======            ========   =======

     The following table sets forth certain information relating to our operations expressed as a percentage of our net sales:

                                      YEARS ENDED DECEMBER 31,          NINE MONTHS ENDED
                                      ------------------------    -----------------------------
                                                                  SEPTEMBER 25,   SEPTEMBER 24,
                                      1996      1997      1998        1998            1999
                                      ----      ----      ----    -------------   -------------
Gross profit........................  33.5%     35.0%     38.3%       37.4%           39.8%
Selling, general and administrative
  expense...........................  18.3      17.6      16.4        16.5            16.0
Amortization........................   1.2       0.8       0.8         0.8             1.4
Operating income....................  14.0      16.6      21.1        20.1            22.4
Interest expense....................   2.6       1.9       0.4         0.8             1.9
Provision for income taxes..........   4.1       5.6       7.7         7.2             8.6
Income from continuing operations
  before extraordinary item.........   7.3       9.1      13.0        12.1            11.9
Loss from discontinued operations,
  net of taxes......................  (0.2)     (0.6)       --          --              --
Gain (loss) from sale of
  discontinued operations, net of
  taxes.............................    --      (6.7)      1.4          --              --
Net income..........................   7.1       1.8      14.4        12.1            11.9
EBITDA..............................  16.6      18.8      23.0        21.9            24.7

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 24, 1999 AND NINE MONTHS ENDED SEPTEMBER 25, 1998

     Net Sales. Our consolidated net sales for the nine months ended September 24, 1999, increased $14.0 million, or 13.1%, to $120.7 million, compared to $106.7 million in the nine months ended September 25, 1998. Our casual and ready-to-assemble product lines experienced strong sales increases. Sales of casual products increased 22.5% in the nine months ended September 24, 1999, compared to the comparable period of 1998. Excluding Tropic Craft, which was purchased in the third quarter of 1998, and Pompeii, which was purchased in the third quarter of 1999, sales of casual products increased 10.0%. We believe that this increase in demand is primarily due to our emphasis on quality, leading the industry through innovative designs and providing customer flexibility with our delivery program during the short casual retail season. Ready-to-assemble product sales increased 31.5% in the first nine months of 1999, compared to the comparable period of 1998, primarily due to increased demand on all ready-to-assemble furniture. Seating sales experienced only a slight 1.3% increase during the nine months ended September 24, 1999 compared to the comparable period of 1998, primarily due to less favorable market conditions during the period.

     Gross Profit. Consolidated gross profit increased $8.1 million in the nine months ended September 24, 1999 to $48.0 million, or 39.9%, compared to $39.9 million, or 37.4%, in the comparable period of 1998. All three of our product lines contributed to the increase in gross profit. The casual product line gross profit improved to 47.3% in the nine months ended September 24, 1999 compared to 45.9% in the comparable period of 1998, due to increased demand and improved operating efficiencies. The gross profit for seating products improved to 34.8% in the nine months ended September 24, 1999 compared to 32.2% in the comparable period of 1998 due to a favorable product mix and improved profit margins on our core seating products. The ready-to-assemble product line gross profit improved to 23.5% in the nine months ended September 24, 1999, compared to 21.2% in the comparable period of 1998, due to increased demand and improved operating efficiencies.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.6 million ($1.1 million excluding Pompeii, which was purchased in the third quarter of

1999) in the nine months ended September 24, 1999 to $19.3 million, compared to selling, general and administrative expenses of $17.7 million in the comparable period of 1998. The increase was primarily the result of higher sales related expenditures.

     Amortization. Amortization expense increased $0.8 million to $1.6 million in the nine months ended September 24, 1999, compared to $806,000 in the comparable period of 1998, due to amortization of goodwill related to the Tropic Craft and Pompeii acquisitions and the merger with Trivest Furniture Corporation.

     Operating Income. As a result of the above, operating income increased by $5.7 million, to $27.1 million (22.4% of net sales) in the nine months ended September 24, 1999, compared to $21.4 million (20.1% of net sales) in the comparable period of 1998.

     Interest Expense. Our interest expense increased $1.5 million in the nine months ended September 24, 1999, compared to the comparable period of 1998, due to debt incurred in the merger with Trivest Furniture Corporation.

     Provision for Income Taxes. Our effective tax rate for the nine months ended September 24, 1999 was 42.1% compared to 37.5% for the comparable period of 1998. The effective tax rate is greater than the federal statutory rate primarily due to the effect of state income taxes and non-deductible goodwill amortization.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

     Net Sales. Our consolidated net sales for 1998 increased $19.3 million or 15.8% to $141.4 million, compared to $122.1 million in 1997. Sales of casual furniture increased 17.9%, excluding sales relating to our wrought iron business, which we sold in 1997. We believe that due to our high quality and innovative designs, our timely delivery capability and our focus on customer service existing residential customers have continued to allocate more floor space to our casual aluminum furniture products, which has resulted in increased sales of our products to residential consumers. Sales of seating products increased 19.8% due to growth in the core business and increased demand from the lodging industry. Sales of ready-to-assemble products increased 58.0% due to increased demand as we broadened our product offering to include additional flat-line products and case goods which allowed us to enter new markets.

     Gross Profit. Consolidated gross profit increased $11.4 million in 1998 to $54.1 million compared to $42.7 million in 1997. Our casual, seating and ready-to-assemble furniture products each generated increased gross profits in 1998 due to greater operating efficiencies, increased sales volumes and improved raw material costs.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.7 million in 1998 to $23.1 million (16.4% of net sales), compared to 1997 selling, general and administrative expenses of $21.4 million (17.5% of net sales), due to increased commission expense and other variable costs related to the increased sales volume in 1998.


     Amortization. Amortization expense increased $0.1 million in 1998, compared to 1997, due to amortization of goodwill related to the Tropic Craft acquisition.

     Operating Income. As a result of the above, operating income increased by $9.6 million, to $29.9 million (21.1% of net sales) in 1998, compared to $20.3 million (16.6% of net sales) in 1997.

     Interest Expense. Our interest expense decreased $1.7 million in 1998, compared to 1997 due to the repayment of $15.0 million of indebtedness during the year.

     Provision for Income Taxes. Our effective tax rate from continuing operations of 37.4% in 1998 and 38.0% in 1997 is greater than the federal statutory rate due to the effect of state income taxes and non-deductible goodwill amortization.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

     Net Sales. Our consolidated net sales for 1997 increased $4.7 million or 4.0% to $122.1 million, compared to $117.4 million in 1996. Sales of casual furniture increased 7.6% excluding sales relating to our wrought iron business, which we sold in 1997. We believe that due to our high quality and innovative designs, our timely delivery capability and our focus on customer service, existing residential customers have allocated more floor space to our casual aluminum furniture products, which has resulted in increased sales of our products to residential consumers. Sales of seating products increased 20.1% due to growth in the core business and increased demand from the lodging industry. Sales of ready-to-assemble products decreased 30.9% due to the loss of a major customer.

     Gross Profit. Consolidated gross profit increased $3.3 million in 1997 to $42.7 million compared to $39.4 million in 1996. Our casual furniture and seating products each generated increased gross profits in 1997 due to greater operating efficiencies, increased sales volumes (after excluding sales for our Lyon Shaw wrought iron business sold in 1997) and improved raw material costs. The ready-to-assemble product line experienced a 10.0% decrease in gross profit in 1997 due to lower sales volume.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $45,000 in 1997, compared to 1996, due to various cost reduction programs which more than offsets increases in commission expense and other variable costs related to the increased sales volume in 1997.

     Amortization. Amortization expense decreased $0.5 million due to the intangible assets that became fully amortized in 1996.

     Operating Income. As a result of the above, we recorded operating income of $20.3 million (16.6% of net sales) in 1997, compared to operating income of $16.5 million (14.0% of net sales) in 1996.

     Interest Expense. Our interest expense decreased $0.8 million in 1997, compared to 1996 due to the repayment of $24.3 million of indebtedness during the year.

     Provision for Income Taxes. Our effective tax rate from continuing operations of 38.0% in 1997 and 36.1% in 1996 is greater than the federal statutory rate due to the effect of state income taxes and non-deductible goodwill amortization.

SEASONALITY AND QUARTERLY INFORMATION

     Sales of casual products are typically higher in the second quarter of each year as a result of high retail demand for casual furniture preceding the summer months. Weather conditions during the peak retail selling season and the resulting impact on consumer purchases of outdoor furniture products can also affect sales of our casual products. During the third quarter of 1997, we sold our Lyon Shaw wrought iron division (See note 3 to the consolidated financial statements).

     The following table presents our unaudited quarterly data for 1997, 1998 and 1999. Such operating results are not necessarily indicative of results for future periods. We believe that all necessary and normal recurring adjustments have been included in the amounts in order to present fairly and in accordance with generally accepted accounting principles the selected quarterly information when read in conjunction with our consolidated financial statements included elsewhere herein. The results of operations for any quarter are not necessarily indicative of results for a full year. The following data has been restated to reflect Southern Wood as a continuing operation.

                                                        FIRST    SECOND     THIRD
                                                       -------   -------   -------
                                                        (IN THOUSANDS)
1999 QUARTERS
Net sales............................................  $32,910   $47,679   $40,147
Gross profit.........................................  $12,879   $19,696   $15,428
Operating income.....................................  $ 6,838   $11,833   $ 8,403
Income before income taxes...........................  $ 6,715   $11,879   $ 6,200
Net income...........................................  $ 4,184   $ 7,350   $ 2,827

                                                        FIRST    SECOND     THIRD    FOURTH
                                                       -------   -------   -------   -------
                                                                  (IN THOUSANDS)
1998 QUARTERS
Net sales............................................  $27,576   $42,892   $36,258   $34,634
Gross profit.........................................  $ 9,630   $16,740   $13,527   $14,231
Operating income.....................................  $ 4,871   $10,282   $ 6,265   $ 8,464
Income from continuing operations....................  $ 2,873   $ 6,199   $ 3,791   $ 5,437
Net income...........................................  $ 2,873   $ 6,199   $ 3,791   $ 7,468

                                                        FIRST    SECOND     THIRD    FOURTH
                                                       -------   -------   -------   -------
                                                                  (IN THOUSANDS)
1997 QUARTERS
Net sales............................................  $24,682   $39,854   $29,523   $28,086
Gross profit.........................................  $ 7,519   $15,020   $10,073   $10,102
Operating income.....................................  $ 2,592   $ 8,313   $ 4,440   $ 4,950
Income from continuing operations....................  $ 1,047   $ 4,729   $ 2,355   $ 3,030
Net income (loss)....................................  $   818   $ 4,504   $ 2,282   $(5,361)

LIQUIDITY AND CAPITAL RESOURCES

     Our short-term cash needs are primarily for debt service and working capital, including accounts receivable and inventory requirements. We have historically financed our short-term liquidity needs with internally generated funds and revolving line of credit borrowings. At September 24, 1999, we had $13.3 million of working capital and, under our senior credit facility, $23.1 million of unused and available funds under the revolving credit facility and $20.0 million of unused and available funds under the acquisition loan facility.

     Cash Flows from Operating Activities. During 1998, net cash provided by operations increased to $31.1 million, compared to $22.0 million in 1997, primarily due to improved profitability from continuing operations. Net cash provided by operations was $30.7 million and $33.0 million for the nine months ended September 24, 1999 and September 25, 1998, respectively. The decrease was primarily due to the sale of assets of discontinued operations in 1998. In addition, the use of cash in the first quarter of 1999 reflects our financing of accounts receivable pursuant to our long-standing sales strategy of providing extended payment terms to customers. During the first four months of each year, accounts receivable in the casual furniture division normally increases due to extended payment terms offered to customers to encourage purchases of our products prior to the second quarter when most customers purchase their casual furniture. During the second quarter, we receive payment on these accounts receivable. Management believes that this special sales program provides a matching advantage, reduces the effects of seasonality on our operations and reduces our finished goods inventory levels.

     Cash Flows from Investing Activities. During 1998, we spent $0.9 million on capital expenditures and $9.3 million on the purchase of Tropic Craft (see note 3 to the audited consolidated financial statements), compared to capital expenditures of $0.4 million and the receipt of $2.1 million in proceeds from the sale of certain assets of our wrought iron business in 1997. Net cash used in investing activities was $298.8 million and $10.5 million for the nine months ended September 24, 1999 and September 25, 1998, respectively. Cash used in investing activities in the first nine months of 1999 included $280.3 million used in the merger with Trivest Furniture Corporation and $18.2 million used in the acquisition of Pompeii. Cash used in investing activities in the first nine months of 1998 included $9.3 million for the purchase of Tropic Craft. See notes 2 and 7 to the unaudited interim consolidated financial statements. At September 24, 1999, we had no material commitments for capital expenditures.

     Cash Flows From Financing Activities. During 1998, we used cash generated by operations to repay $15.0 million of debt and purchase $6.1 million of our common stock (see note 5 to the audited consolidated financial statements). In 1997, we used cash generated by operations and investing activities to repay $24.3 million of debt. Net cash provided by financing activities was $268.4 million in the nine months ended September 24, 1999 compared to $19.8 million used in financing activities in the comparable period of 1998. In the first nine months of 1999, cash was primarily provided by proceeds from borrowings under our senior credit facility and the issuance of units consisting of the original notes and warrants. See note 4 to our unaudited interim consolidated financial statements. In the first nine months of 1998, we primarily used cash to retire revolving credit debt and to repurchase shares of our common stock.

     We financed the merger with $78.0 million of cash and rollover equity investment, approximately $7.1 million of available cash on hand, term loan borrowings of approximately $95.0 million under our $155.0 million senior credit facility and proceeds from the sale of units consisting of the original notes and warrants. See "The Merger."

     Our senior credit facility consists of three term loans aggregating $95.0 million, all of which was borrowed at closing, a $40.0 million revolving credit facility, none of which was borrowed at closing, and a $20.0 million acquisition loan facility, none of which was borrowed at closing. See "Description of the Senior Credit Facility." As of September 24, 1999, we had undrawn availability based on a borrowing base formula under the revolving credit facility of approximately $23.1 million and $20.0 million under the acquisition loan facility, both of which are subject to certain conditions.

     We have significant amounts of debt requiring interest and principal repayments. The notes require semi-annual interest payments commencing in February 2000 and will mature in August 2007. Borrowings under the senior credit facility require monthly interest payments commencing in September 1999. Of the term loans, $3.6 million mature in each of 2000 and 2001, $6.6 million mature in each of 2002 and 2003, $7.6 million mature in 2004, $29.7 million mature in 2005 and $37.2 million mature in 2006. Amounts outstanding under the revolving credit facility mature December 31, 2004. Amounts outstanding under the acquisition loan facility at December 31, 2001 mature 20% in 2002, 30% in 2003 and 50% in 2004. As of September 24, 1999, $0.9 million was outstanding under the revolving credit facility and no amounts were outstanding under the acquisition loan facility. As of September 24, 1999:

     - our total debt outstanding was approximately $197.0 million;

     - our interest expense would have been approximately $18.9 million for the nine months ended September 24, 1999 and $26.1 million for the year ended December 31, 1998 on a pro forma basis after giving effect to the merger and the Pompeii acquisition;

     - our total stockholders' equity was approximately $78.8 million; and

     - the sufficiency of our earnings available to cover fixed charges for the twelve months ended September 24, 1999 would have been approximately 1.3 to 1 on a pro forma basis after giving effect to the merger and the Pompeii acquisition.

     Our other liquidity needs relate to working capital, capital expenditures and potential acquisitions. We intend to fund our working capital, capital expenditures and debt service requirements through cash flow generated from operations and borrowings under our senior credit facility.

     We believe that existing sources of liquidity and funds expected to be generated from operations will provide adequate cash to fund our anticipated working capital needs. Significant expansion of our business or the completion of any material strategic acquisitions may require additional funds which, to the extent not provided by internally generated sources, could require us to seek access to debt or equity markets.

     Our anticipated capital needs through 2000 will consist primarily of the following:

     - interest payments due on the notes and interest and principal due under our senior credit facility,

     - increases in working capital driven by the growth of our business, and

     - the financing of capital expenditures.

     Aggregate capital expenditures are budgeted at approximately $8.0 million through 2000 (approximately $0.3 million of which had been spent as of September 24, 1999) and will consist of approximately $2.0 million to purchase a currently leased facility, approximately $2.5 million to purchase and upgrade an additional facility and approximately $3.5 million for general facility improvements. To the extent available, funds will be used to reduce outstanding borrowings under our senior credit facility. Management believes that funds generated from operations and funds available under our senior credit facility will be sufficient to satisfy our debt service obligations, working capital requirements and commitments for capital expenditures.

FOREIGN EXCHANGE FLUCTUATIONS AND EFFECTS OF INFLATION

     We purchase some component parts for our seating products from several Italian suppliers, which we pay for in local currency. These purchases expose us to the effects of fluctuations in the value of the U.S. dollar versus the Italian lira. If the U.S. dollar declines in value versus the Italian lira, we will pay more in U.S. dollars for these purchases. To reduce our exposure to loss from such potential foreign exchange fluctuations, we will occasionally enter into foreign exchange forward contracts. These contracts allow us to buy Italian lira at a predetermined exchange rate, thereby transferring the risk of subsequent exchange rate fluctuations to a third party. However, if we are unable to continue such forward contract activities, and our inventories increase in connection with expanding sales activities, a weakening of the U.S. dollar against the Italian lira could result in reduced gross margins. At December 31, 1998, we did not have any foreign currency forward contracts outstanding. We elected to hedge a portion of our exposure to purchases to be made in 1999 by entering into foreign currency forward contracts with a value of approximately $2.3 million, approximately $0.9 million of which were outstanding and unsettled at September 24, 1999, maturing at approximately $0.3 million per month. We did not incur significant gains or losses from these foreign currency transactions. Our hedging activities relate solely to our component purchases in Italy; we do not speculate in foreign currency.

     Inflation has not had a significant impact on us in the past three years, and management does not expect inflation to have a significant impact in the foreseeable future.

YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could potentially result in a system failure or miscalculation causing disruptions to operations.

     In mid-1995, we began an assessment of the Year 2000 issue on our internal information technology systems and other non-information technology systems such as facility automation control systems, third-party network systems and other embedded technology and microcontrollers, as well as for the replacement or correction of all such systems required in the new millennium. Based on the assessment, we determined that it was necessary to replace portions of our software and hardware so that those systems will properly utilize dates beyond December 31, 1999, including third-party network equipment, software products and services.

     As of September 24, 1999, we have completed testing and remediation of 100% of our continuing operations business critical systems at an aggregated cost of approximately $0.5 million, which represented approximately 20% of our information technology budget for the last four years, and was funded from internally generated funds. Approximately 59% of these costs were for replacement of existing software, approximately 23% were for replacement and/or upgrade of existing hardware, approximately 12% were for replacement of non-information technology systems and equipment, and approximately 6% were for repair and/or upgrade of existing software. Non-information technology systems do not represent a significant component of our operations. We deduct these costs from income. Other non-Year 2000 technology efforts have not been materially delayed.

     We have contacted and received responses from all of our material suppliers and customers concerning Year 2000 compliance. Based on these discussions we are not aware of any supplier or customer with a Year 2000 issue that could have a material adverse effect on our business, financial position, results of operations or liquidity. We did not use any independent verification or validation process to assure the reliability of their risk and cost estimates. Consequently, we have no means of ensuring that suppliers or customers will be Year 2000 ready. The effect of non-compliance by third parties is not determinable.

     In the event that our program to resolve the Year 2000 issue is not successful, management believes that it has established adequate contingency plans whereby we would rely on our own manual systems, independent of external providers' Year 2000 compliance, maintain increased inventory levels and adjust staffing levels for our business critical systems. Management believes that such an event would not materially affect our financial position or results of operations. However, disruptions in the general economy resulting from Year 2000 issues could have a material adverse effect our business, financial condition, results of operations, liquidity or prospects.

                                    BUSINESS

GENERAL

     We are a leading designer, manufacturer and distributor of a broad offering of casual indoor and outdoor furniture and seating products. We also manufacture certain ready-to-assemble furniture products. Our casual furniture includes chairs, chaise lounges, tables, umbrellas and related accessories, which are generally constructed from aluminum, wrought iron, wood or fiberglass. Our seating products include wood, metal and upholstered chairs, sofas and loveseats, which are offered in a wide variety of finish and fabric options. All of our casual furniture and seating products are manufactured pursuant to customer orders. We sell our furniture products to the residential market and to the contract market, consisting of commercial and institutional users. We believe that our success is attributable to our proven ability to consistently deliver high quality, innovatively-styled products on a timely basis with superior customer service. On a pro forma basis for the twelve months ended, September 24, 1999, our casual, seating and ready-to-assemble furniture products accounted for 49.3%, 42.1% and 8.6%, respectively, of our net sales. On a pro forma basis, during this period, we generated net sales of $167.7 million and EBITDA of $40.9 million, representing an EBITDA margin of 24.4% which we believe is among the highest in the industry.

     We market our casual furniture products to the residential market under the Winston(R) and Pompeii(R) brand names through approximately 25 independent sales representatives to over 800 active customers, which are primarily specialty patio furniture stores located throughout the United States. We believe that Winston(R) and Pompeii(R) are two of the leading brand names in the residential casual furniture sector. We offer over 25 separate style collections of casual furniture products for the residential market, each of which is comprised of numerous pieces available in various combinations of finishes and fabrics. Our target market is the medium to upper-end price category of the casual furniture market, with suggested retail prices for a table and four chairs typically ranging from $700 to $3,500. As a result, we do not sell our casual furniture products to mass merchandisers. In addition, we market a broad line of casual furniture products in the contract markets under the Texacraft(R), Tropic Craft(R) and Pompeii(R) brand names, primarily through our in-house sales force, to lodging and restaurant chains, country clubs, apartment developers and property management firms, architectural design firms, municipalities and other commercial and institutional users.

     We market our seating products to a broad customer base in the contract market under the Loewenstein(R) and Gregson(R) brand names (through approximately 40 independent sales organizations, which employ approximately 120 sales representatives). Our customers include lodging and restaurant chains, architectural design firms, professional sports complexes, schools, healthcare facilities, office furniture dealers, retail store planners and other commercial and institutional users in the contract market. We manufacture over 300 distinct models of seating products ranging from traditional to contemporary styles of chairs, as well as reception area love seats, sofas and stools. We design, assemble and finish our seating products with component parts from a variety of suppliers, including a number of Italian manufacturers. We believe that our success in distinguishing our seating products from those of our competitors is due in part to our long-standing and frequently exclusive relationships with a number of leading Italian designers and manufacturers. These relationships enable us to offer products incorporating unique designs and sophisticated manufacturing techniques that are generally unavailable or are not cost effective in the United States. We have excellent and in many instances long-term relationships with our diverse customer base, which includes, for example, Marriott International. We recently entered into a three year contract with Marriott under which we are a preferred supplier of upholstered seating products for certain of its affiliated lodging chains. We also provide seating for various retailers, as well as commercial and institutional construction projects, such as professional sports stadiums and arenas. For example, we recently were selected to provide all luxury sky box seating for a major new professional sports arena in Los Angeles.

     Over the past several years, we have undertaken a number of initiatives to strengthen and grow our core casual furniture and seating businesses. We have focused resources on our core business and disposed of non-core or unprofitable operations. In 1997, we sold our wrought iron furniture business, and in 1998 we discontinued and sold or liquidated certain of our ready-to-assemble furniture operations. We also embarked on a focused acquisition program to broaden our core product offering that, to date, has resulted in the acquisitions of Tropic Craft, a manufacturer of casual furniture sold into the contract markets, and Pompeii, a manufacturer of upper-end casual furniture sold into both the residential and contract markets. We have also implemented a strategic operating plan to enhance operating efficiencies and controls and improve our market position. As part of this plan, we reconfigured the manufacturing processes within the majority of our manufacturing facilities to allow faster product flow through the plants. In addition, we reallocated production between our two main seating facilities to achieve increased efficiencies. We believe that these initiatives have contributed to the increase of our EBITDA margin from 12.9% in fiscal 1995 to 24.4% on a pro forma basis for the twelve months ended September 24, 1999.

     We were incorporated in the state of Florida on September 23, 1994. Our principal executive offices are located at 160 Village Street, Birmingham, Alabama 35242, and our telephone number is (205) 408-7600.

COMPETITIVE STRENGTHS

     We believe that we have achieved our leading market position by capitalizing on the following key competitive strengths.

     Reputation for Producing High Quality Products. Our reputation for providing customers with high quality products is built upon our use of superior structural designs, aesthetic styling, sophisticated manufacturing techniques and strict quality control standards. Our dedication to quality begins with a customer-oriented design process that is based upon independent market research and the involvement of senior management, independent designers, sales representatives, dealers, our engineering department and suppliers. We also employ a number of sophisticated manufacturing processes that increase the quality of our products and differentiate them from those of our competitors. For example, we use an electrostatically applied ultraviolet cured wood finishing system that produces one of the most consistent, durable and vibrant finishes in the industry. Further, to ensure that only the highest quality products are shipped to our customers, we have established numerous check points where the quality of all of the products is examined during the manufacturing process. Our focus on quality is evidenced by our low level of actual warranty claims which, for the past five years, have approximated only 0.8% of net sales. Our reputation for producing high quality products is further evidenced by our receipt of the Casual Furniture Retailer Association's prestigious "Manufacturer's Leadership Award" three times and being recognized as a finalist every year since the award was first given in 1990. The criteria for this award include quality, design, merchandising, customer service and ethics.

     Unique Delivery Capabilities. We have tailored our operations to meet the unique delivery requirements of our customers. On time delivery is critical to our casual furniture retailers because of their short selling season, general desire to minimize inventory levels and need to offer their customers products that will be available at the time of or soon after their purchase. Our commitment to timely delivery to these retailers is exemplified by our "Quick Ship" program under which we, rather than the customer, pay the freight charges if shipment is not made within 15 working days from credit approval of a customer's order. Since we introduced this program in 1988, we have never had to pay freight charges. Our ability to deliver "in time, on time" is also important to our contract market customers, who must receive our casual furniture or seating products on a timely basis to meet their own construction or operating deadlines. We believe that our "Quick Ship" program and our ability to deliver our products "in time, on time" are unique in the furniture manufacturing industry and distinguish us from our competitors.

     Continual Focus on Customer Service. We are dedicated to providing the highest level of customer service through our focus on complete customer satisfaction. We provide a variety of services which are geared towards assisting our customers to improve the profitability of their business while strengthening their loyalty to our products. For example, in our casual furniture segment, we provide retailers with improved terms and extended payment plans for products ordered prior to the main selling season which ensures them product availability and slightly lower costs. We also respond to customers' urgent orders with our "red flag" service which gives such products priority in our plants throughout the manufacturing process. Moreover, in the event a customer requests a replacement part that does not need to be manufactured, we guarantee delivery within 24 hours of our receipt of the order. This level of customer service is equally important to our seating customers. Since our seating customers require unique product features, we work closely with them to provide customized seating products that meet their particular needs. We offer these customized products quickly and cost effectively through our flexible manufacturing processes and trained sales staff knowledgeable in the design, manufacture, variety and decor applications of our products. We also have a customer service department at each manufacturing plant to respond directly to customer inquiries.

     Efficient Operations and Variable Cost Structure. We continually review our operations to identify ways to streamline our manufacturing process and reduce our costs in order to further increase efficiencies and profitability. Over the past few years, we have

     - improved our manufacturing capabilities through the use of technologically advanced systems,

     - optimized our use of vertical integration and outsourcing, as appropriate,

     - exited lower margin or non-core businesses, and

     - extensively reconfigured manufacturing processes within our principal manufacturing facilities.

     We operate our business with a highly variable cost structure so we can react quickly to significant changes in market conditions. Our manufacturing and other operations can be rapidly adjusted, as appropriate, to reduce labor, raw materials, general administrative and other costs. These variable costs represent the majority of our total operating expenses. Historically, our variable cost structure, combined with our flexible manufacturing capabilities, has allowed us to maintain our profit margins during periods of market weakness.

     Experienced Management Team with Significant Ownership. Our experienced and dedicated management team has been instrumental in our success and represents one of our key competitive advantages. Each member of our senior management team has worked with us for over 10 years and has extensive experience in the furniture manufacturing industry. Bobby Tesney, our President and Chief Executive Officer, leads our management team and has over 20 years of industry experience. We also benefit from the experience and expertise of Trivest, a private investment firm specializing in acquisitions, recapitalizations and other principal investing activities, which has been an investor in WinsLoew and its predecessors since 1985. Trivest provides strategic consulting, acquisition and other advice to us. Earl Powell, president and chief executive officer of Trivest, has served as Chairman of the Board of WinsLoew and its predecessors for over 10 years. Trivest's investment partnerships and

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

other affiliated and associated individuals beneficially own approximately 93.8% of our capital stock and members of senior management beneficially own approximately 5.1% of our capital stock.

GROWTH STRATEGY

     Our strategic objective is to further enhance our leading market position in the residential and contract furniture markets. We plan on achieving this objective through the continued implementation of the following strategies:

     Increase Penetration of Existing Customers. We are constantly working on ways to increase our sales to our existing customer base. We believe that we can increase our penetration of existing customers by continuing to emphasize high quality products, timely delivery and customer service together with innovatively styled new product designs. For example, through these focused efforts our specialty retail customers are dedicating increased retail floor space to our casual furniture products, which generates increased sales for our products. Similarly, we began selling seating products to a single Marriott lodging chain in the early 1990's, and today, due to our consistently superior performance, we are a preferred provider of seating products to Marriott and several of its affiliated lodging chains.

     Attract New Customers. We have undertaken a number of programs to expand our customer base in existing and new markets. Examples of these efforts include the use of specific market focused sales personnel, private labeling and the targeting of national specialty stores. In our seating business, we are in the process of establishing dedicated sales groups to focus on attractive specialty end markets. We established our first such group to focus exclusively on selling seating products in the lodging industry. As a result of this effort, we have entered into an agreement with another national lodging chain to be a preferred supplier for its seating products. Through our private labeling program, we are seeking to take advantage of the trend towards outsourcing by selling our seating products to several nationally recognized designers of office furniture systems who in turn sell our products under their own brand name. In the residential market, we are targeting national specialty stores that offer home design products, including casual furniture. The penetration of these national specialty retailers allows us to take advantage of new, expanding distribution channels and capitalize on the significant marketing clout of these retailers without significantly increasing our selling and marketing expenses or cannibalizing our existing customer base.

     Selectively Introduce New Products. We annually update and expand our product line with new designs and styles, as well as periodically introduce complementary products. Each year we undergo a design process that results in the introduction of newly designed products that make up a meaningful portion of our product offering. Our design process involves personnel from all areas of the Company including senior management, manufacturing and sales, as well as our distributors and sales representatives in an effort to design new furniture styles which are attractive and innovative while cost effective to manufacture and have a higher likelihood of success. We also periodically add new products that complement our existing product offering. For example, we recently expanded our product line to include tables for lobbies and other common areas in the hospitality industry.

     Selectively Pursue Complementary Acquisitions. We continually review acquisition opportunities that augment or complement our existing operations or provide entry into new geographic markets. We also seek to improve the efficiency of our recent acquisitions by reducing overhead, leveraging sales and distribution, achieving raw material purchasing savings and improving manufacturing operations. Tropic Craft for example, which was acquired in 1998, provided us with an increased presence in the contract market for casual furniture. Pompeii, which we acquired on July 30, 1999, provides us with a leading brand in the upper end of the casual furniture market and a significant opportunity to achieve operating efficiencies.

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

INDUSTRY DYNAMICS AND TRENDS

     We believe that we are well positioned to take advantage of the following industry dynamics and trends impacting our core business segments.

CASUAL FURNITURE

     Highly Fragmented. The casual furniture industry is highly fragmented and includes a large number of manufacturers, none of which individually accounts for a significant market share. The casual furniture industry is served by a large number of relatively small private companies, most of which have sales under $50.0 million. We believe that the fragmented nature of the industry provides larger and well capitalized companies, such as us, an opportunity to grow internally through increasing market share and externally through acquisitions.

     Favorable Demographics. The majority of U.S. household outdoor furniture purchases are estimated to be made by households headed by 25 to 54 year olds. We believe that the large baby boom population is driving increased spending by this age group. In addition, we believe than an increase in vacation and second home purchases is also contributing to increased casual furniture purchases. Such homes are frequently located in warm climates and generate casual furniture purchases.

     Foreign Competition. In recent years there has been an increased level of imports in the U.S. outdoor and casual furniture market. However, these foreign manufacturers generally compete in the lower end of the market, in which we do not participate, as they have been unable to provide the service, quality and timely delivery required by the middle to upper end of the market. As a result, we have not been, and do not expect to be, significantly impacted by foreign competitors.

     Dominated by Metal Products. The U.S. casual furniture market is dominated by metal product lines, primarily aluminum. Metal products have increased in popularity during the 1990s due to rising consumer preference for higher quality casual furniture products, such as the aluminum products we manufacture. This increase in popularity, combined with rising demand and the lower levels of competition from low-cost imports, have resulted in rising demand for our casual furniture.

SEATING PRODUCTS

     Highly Fragmented. The contract markets for seating products that we operate in are served by a number of divisions of large public and private companies as well as a large number of relatively small, privately-held regional companies. As in the casual furniture sector, we believe that the fragmented nature of the industry provides larger and well capitalized companies such as us, an opportunity to grow internally through increasing market share and externally through acquisitions.

     Diverse End Markets. The market for seating products is characterized by a wide variety of diverse end markets which include offices, hotels and motels, restaurants, country clubs, apartments, schools, healthcare facilities, retail stores, municipalities and sports arenas. We sell our seating products into each of these end markets. Therefore, we believe that we are not dependent on any particular end market.

     Replacement, Refurbishment and New Construction. The demand for new seating products is generated by ongoing replacement of existing furniture, refurbishment of existing facilities and construction of new facilities. Based on our experience and knowledge of the industry, we believe that the demand for seating products is primarily driven by refurbishment and ongoing replacement rather than new construction due to the relatively large installed base. For example, in the hotel sector, according to industry sources, there are approximately 3.8 million hotel rooms in the United States, of which approximately 90% are refurbished every seven years, versus approximately 100,000 new rooms constructed annually. We target each of these segments, altering our focus based upon market conditions.

HISTORY

     We were formed in December 1994 through the merger of Winston Furniture Company, Inc., a designer, manufacturer and distributor of casual furniture for both the residential and contract markets, and Loewenstein Furniture Group, Inc., a manufacturer of seating products for the contract markets and of ready-to-assemble furniture products, with and into WinsLoew Furniture, Inc., a newly-formed corporation that was organized for the purpose of the merger. Prior to that merger, Winston and Loewenstein were publicly held corporations whose common stock traded on the Nasdaq National Market. From January 1995 through August 1999, we were a publicly held corporation, and our common stock traded on the Nasdaq National Market.

     During the fourth quarter of 1995, we disposed of the assets of our office seating business. During the third quarter of 1997, we disposed of certain assets of our wrought iron furniture manufacturing business in the casual furniture product line. During 1997, we adopted a plan to dispose of our three ready-to-assemble furniture businesses and recorded a pretax non-cash charge totaling $12.4 million in the fourth quarter of 1997 relating to the disposal of our ready-to-assemble operations. During 1998, we sold one of the businesses, completed the liquidation of a second, our futon business, and decided to retain the third ready-to-assemble business, Southern Wood, due to improved profitability and, accordingly, have reclassified our Southern Wood results to continuing operations. During the third quarter of 1998, we acquired the stock of Tropic Craft, a manufacturer of aluminum casual outdoor furniture sold into contract markets. In July 1999, we acquired Pompeii, a manufacturer of upper-end aluminum casual furniture sold into the contract and residential markets. See notes 2 and 3 of our audited consolidated financial statements and note 7 of our unaudited interim consolidated financial statements for additional information with respect to our discontinued operations, acquisitions and dispositions.

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

PRODUCTS AND MARKETS

     We design, manufacture and distribute three principal product lines: casual furniture designed for residential, commercial and institutional use; seating products designed for commercial and institutional use; and ready-to-assemble furniture designed for household use. On a pro forma basis, for the twelve months ended September 24, 1999, our casual, seating and ready-to-assemble furniture products accounted for 49.3%, 42.1% and 8.6%, respectively, of our net sales. The following is a summary of our principal products, customers and markets:

                                                            PRINCIPAL CUSTOMERS
BRAND                         PRINCIPAL PRODUCTS            AND MARKETS
----------------------------------------------------------------------------------------
Winston(R)                    Casual outdoor furniture,     Over 800 active customers,
                              including chairs, chaise      consisting of specialty
                              lounges, tables, umbrellas    patio stores, full-line
                              and related accessories,      furniture retailers and
                              constructed of extruded and   department stores in the
                              tubular aluminum.             residential market.

Texacraft(R) and Tropic       Casual outdoor furniture,     Lodging and restaurant
  Craft(R)                    including chairs, chaise      chains, country clubs,
                              lounges, tables, umbrellas    apartment developers and
                              and related accessories,      managers, architectural
                              constructed of aluminum,      design firms, municipalities
                              wrought iron, wood and        and other commercial and
                              fiberglass.                   institutional users in the
                                                            contract market.

Pompeii(R)                    Casual indoor and outdoor     Specialty patio stores, fine
                              furniture, including chairs,  furniture stores, design
                              chaise lounges, tables,       showrooms and residential
                              umbrellas and related         designers in the residential
                              accessories, constructed of   market; and architectural
                              extruded and tubular          design firms, commercial
                              aluminum.                     design firms and specifiers
                                                            and purchasing agents in the
                                                            contract market.

Loewenstein(R)                Contemporary to traditional   Lodging and restaurant
                              seating products, such as     chains, architectural design
                              wood, metal and upholstered   firms, sports facilities,
                              chairs, sofas and loveseats.  schools, healthcare
                                                            facilities, office furniture
                                                            dealers, retail store
                                                            planners and other
                                                            commercial and institutional
                                                            users in the contract
                                                            market.

                                                            PRINCIPAL CUSTOMERS
BRAND                         PRINCIPAL PRODUCTS            AND MARKETS
----------------------------------------------------------------------------------------
Gregson(R)                    Traditional seating           Office furniture dealers and
                              products, such as wood,       lodging chains in the
                              metal and upholstered         contract market.
                              chairs, sofas and loveseats.

Southern Wood Products(R)     Ready-to-assemble furniture   Mass merchandisers and
                              products, such as book        catalog wholesalers.
                              shelves, entertainment
                              centers, coffee tables, end
                              tables and wall units, as
                              well as case goods, such as
                              chests of drawers, changing
                              towers and hutches, all of
                              which are constructed of
                              wood.

     We market our casual furniture products, consisting principally of medium to upper-end casual indoor and outdoor furniture, under the Winston(R), Texacraft(R), Tropic Craft(R) and Pompeii(R) brand names. We currently manufacture and sell over 25 separate style collections of casual furniture products that include traditional, European, and contemporary design patterns. Within each style collection there are multiple products including chairs, tables, chaise lounges and accessory pieces such as ottomans, cocktail tables, end tables, tea carts and umbrellas constructed of extruded, tubular and cast aluminum, steel, wrought iron, wood and fiberglass. We offer chairs with glider action, adjustable positions and rocking and swivel motions, as well as a selection of restaurant and indoor and outdoor seating. Our casual seating products feature cushions and vinyl strapping in a variety of colors and patterns. All of our casual furniture products feature a durable painted finish, which is also offered in a wide selection of colors. The suggested retail prices for a residential table and four chairs currently range from approximately $700 to $3,500. Our casual furniture is generally used by residential customers indoors and on patios, decks and poolsides, while our contract customers generally use our products in restaurants and lodging, as well as for outdoor purposes.

     Our seating products are marketed under the Loewenstein(R) and Gregson(R) brand names and include over 300 distinct models, ranging from contemporary to traditional styles, of wood, metal and upholstered chairs, reception area love seats, sofas and stools. We assemble wood frames and finish them with one of our numerous standard colors or, if requested, to the customer's specification. Our metal chairs are available in chrome or in a selection of standard powder coat finishes. For upholstered products, the customer may select from a number of catalog fabrics, vinyls and leathers or may specify or supply its choice of materials. We maintain an inventory of unassembled chair components that enables us to respond quickly to large quantity orders in a variety of finish and fabric combinations. Our seating products have a number of commercial and institutional uses, including seating for in-room lodging, stadium luxury sky boxes, restaurants, lounges and classrooms. We have excellent and in many instances long-term relationships with our diverse customer base, which includes, for example, Marriott International. Moreover, we recently entered into a three year contract with Marriott, effective January 1, 1999, under which we are a preferred supplier of upholstered seating products for certain of its affiliates, including Marriott's Lodging, Senior Living Services and Marketplace businesses, as well as Host Marriott Services Corporation. See "Risk
Factors -- Significant Customer." In addition, we have entered into an agreement with another national lodging chain to be a preferred supplier for its seating products. We also provide seating for various retailers, as well as commercial and institutional construction projects, such as professional sports stadiums and arenas. For example, we recently were selected to provide all luxury sky box seating for a major new professional sports arena in Los Angeles.

     We sell our ready-to-assemble products under the Southern Wood Products(R) brand name to mass merchandisers and catalog wholesalers. Our ready-to-assemble products include promotionally priced traditional ready-to-assemble "flatline" and "spindle" furniture and a new line of fully assembled case goods furniture products designed for household use. "Flatline" products include ready-to-assemble items that are constructed of flat pieces of wood, such as book shelves, entertainment centers and tape storage units. Our "spindle" products include ready-to-assemble items that are constructed of flat pieces of wood connected by decorative joints and brackets, such as coffee tables, end tables, wall units and rolling carts. Case goods products include fully assembled four drawer chests and three drawer chest and changing towers, with an optional hutch.

PRODUCT DESIGN AND DEVELOPMENT

     We annually update and expand our product line with new designs and styles, as well as periodically introduce complementary products. Each year we undergo a design process that results in the introduction of newly designed products that make up a meaningful portion of our product offering. We use a customer oriented design process that is based upon independent market research and the involvement of senior management, independent designers, sales representatives, dealers, our engineering department and suppliers. We identify trends in shapes, colors, patterns and other design elements and provide preliminary sketches to our manufacturing personnel and, in the case of our seating lines, our Italian suppliers, who in turn engineer the product's construction and produce one or more prototypes in preparation for actual full-scale production. We generally introduce new products at national or regional furniture markets. Shipments of our new designs generally begin in September of each year. Our custom design capabilities also allow us to modify styles, materials and production in order to provide customers with products that meet their particular needs.

     The design process for our seating products takes advantage of our long-standing and frequently exclusive relationships with a variety of leading Italian design firms and manufacturers. These Italian suppliers, which provide us with component parts for our seating products and are involved in the design process, have extensive experience in the design, engineering, and production of contemporary and transitional-styled chairs. They also utilize manufacturing techniques such as steam bending of solid wood components and intricate joinery, which are generally unavailable in the U.S. As a result, these suppliers assist us in distinguishing our seating products from those of our competitors by enabling us to consistently and cost effectively provide new and updated products that incorporate unique designs and utilize unique manufacturing capabilities.

MARKETING AND SALES

     We sell our products through both independent manufacturers representatives and internal sales staff. We sell our residential casual furniture through approximately 25 independent sales representatives and we sell our seating products through approximately 40 independent sales representative organizations that employ approximately 120 sales associates. We have strong relationships with our independent sales personnel. At Winston and Loewenstein, for example, our independent sales representatives have been selling our products for an average of approximately nine years. We primarily use an internal sales staff to sell our casual furniture products into the contract market, while our ready-to-assemble products are sold exclusively by independent sales representatives. Senior management is also involved in the sales process for all of our furniture products.

     Each independent representative:

     - promotes, solicits and sells our products in an assigned territory;

     - assists in the collection of receivables; and

     - receives commissions based on the net sales made in his or her territory.

     We determine the prices at which our products will be sold and may refuse to accept any orders submitted by a sales representative for credit-worthiness or other reasons. Our independent representatives do not carry directly competing product lines.

     We have developed a comprehensive marketing program to assist our representatives in selling our products. Key elements of this program include:

     - holding exhibitions at national and regional furniture markets and leasing year-round showrooms at the Merchandise Mart in Chicago, Illinois and High Point, North Carolina;

     - providing retailers with annual four-color catalogs of our products, sample materials illustrating available colors and fabrics, point of sale materials and special sales brochures;

     - providing information directly to representatives at annual sales meetings attended by senior management and manufacturing personnel;

     - maintaining a customer service department at each of our manufacturing facilities which ensures that we promptly respond to the needs and orders of our customers;

     - maintaining regular contact with key retailers; and

     - conducting ongoing surveys to determine dealer satisfaction.

MANUFACTURING

     We produce our products at eight manufacturing facilities located throughout the United States. See "-- Properties." We have tailored our manufacturing processes to each business to maximize efficiencies, create high quality products and maintain operating flexibility. Our casual furniture facilities are vertically integrated -- we manufacture our casual furniture products from basic raw materials such as aluminum rod and fabric. In contrast, our seating facilities take advantage of outsourcing opportunities -- we assemble our seating products from wood components received from our Italian and other suppliers. In both cases, we maintain flexible manufacturing processes that enable us to:

     - minimize finished goods inventory and warehousing costs;

     - efficiently expand our product lines to meet the demands of a diverse customer base; and

     - effectively control the cost, quality and production time of our products.

     We believe that our facilities are among the most modern in the furniture industry and that the efficiencies attributable to these plants are a significant factor in our relatively low manufacturing costs. These low manufacturing costs, combined with our philosophy of strict cost controls in all areas of our operations, have enabled us to continually increase gross margins and income from operations without the necessity of significant price increases.

CASUAL FURNITURE

     In the manufacturing process for our casual furniture products, we cut extruded aluminum tubes to size and shape or bend them in specially designed machinery. The aluminum is then welded to form a solid frame, and the frame is subjected to a grinding and buffing process to eliminate any rough spots that may have been caused during welding. After this process is completed, the frame is cleaned, painted in a state-of-the-art powder coating system and heat cured. We then add vinyl strapping, cushions, fabric slings, or other accessories to the finished frame, as appropriate. We then package the product with umbrellas, tempered glass and other accessories, as applicable, and ship it to the customer.

     We believe that we manufacture the highest quality aluminum casual furniture in our price range. Unlike manufacturers of lower-end products that rivet or bolt major frame components, we weld the major frame components of our aluminum furniture, thereby increasing the durability and enhancing the appearance of the aluminum product line. Our state-of-the-art powder coated painting process results in an attractive and durable finish. To ensure that only the highest quality products are shipped to customers, our quality control department has established numerous check points where the quality of all of our aluminum products is examined during the manufacturing process. These processes allow us to offer a two-year frame and finish guarantee on all of our aluminum products for residential use.

SEATING

     We assemble most of our seating products to order, but do not generally have the same level of vertical integration as is present in the manufacture of our casual product lines. Instead, we purchase component parts from a variety of suppliers, including a number of Italian suppliers. We utilize these component parts because they enable us to offer sturdy and aesthetically appealing products, which incorporate unique designs and sophisticated manufacturing techniques that are generally unavailable or are not cost effective in the United States. See "-- Product Design and Development" above. The principal elements of wood chair assembly include:

     - frame glue-up;

     - sanding;

     - seat assembly (in which upholstered seats are constructed from component bottoms, foam padding and cloth coverings); and

     - painting/lacquering.

     To provide consistency and speed in this finishing process, we utilize a state-of-the-art conveyorized paint line with electrostatic spray guns and a three-dimensional ultraviolet drying system. In particular, Loewenstein's finishing system applies specially formulated materials via robotic reciprocators and utilizes three advanced technologies:

     - electrostatic finish application, which is designed to ensure that a significantly higher percentage of the actual finishing material will adhere to the product, thereby reducing raw material costs;

     - ultraviolet finishing materials, which allow a much higher solids content, thereby reducing environmental concerns and enhancing finish quality; and

     - high-powered ultraviolet light, which can cure chairs in less than 60 seconds, thereby speeding inventory turn-over and reducing warehouse requirements.

     For upholstered products, the specified fabric cloth is stretched to the chair frame over foam padding. We generally assemble our metal chairs from imported components. After rework and leveling, we carton our chairs to prevent damage in transportation. The manufacturing process also includes a number of product inspections and other quality control procedures.

READY-TO-ASSEMBLE FURNITURE

     For the manufacture of our ready-to-assemble products, which include "spindle," "flatline" and case goods products, we use high density particle board, which we laminate with a variety of wood grains and solid colors. For our "spindle" products, we turn, stain and lacquer all of the spindles and then individually box the products with spindles and board, along with any necessary hardware and assembly instructions. For our "flatline" products we individually box the cut laminated particle board, along with necessary hardware and assembly instructions. For our case goods products, the edges of the cut laminated particle board may be "soft formed" for aesthetic value. We then assemble the unit using glue, screws and hardware, such as self-closing drawer runners, on all units.

RAW MATERIALS

     Our principal raw materials consist of extruded aluminum tubes, woven vinyl fabrics, paint/finishing materials, vinyl strapping, cushion filler materials, cartons, glass table tops, component parts for seating, particle board and other lumber products and hardware. Although we have no long-term supply contracts, we generally maintain a number of sources for our raw materials and have not experienced any significant problems in obtaining adequate supplies for our operations. In addition, increases in the cost of our raw materials, such as fluctuations in the costs of aluminum, lumber and other raw materials have not historically had a material adverse effect on our results of operations because we are generally able to pass through such increases in raw material costs to our customers over time through price increases. We believe that our policy of maintaining several sources for most supplies and our large volume purchases contribute to our ability to obtain competitive pricing. Nevertheless, the market for aluminum is, from time to time, highly competitive, and its price, as a commodity, is subject to market conditions beyond our control. Accordingly, future price increases could have a material adverse effect on our business, financial condition, results of operations or prospects.

     A significant portion of the Loewenstein raw materials consist of component chair parts purchased from several Italian manufacturers. We view our suppliers as "partners" and work with such suppliers on an ongoing basis to design and develop new products. We believe that these cooperative efforts, our long-standing relationships with these suppliers and our experience in conducting on-site, quality control inspections provide us with a competitive advantage over many other furniture manufacturers, including a competitive purchasing advantage in times of product shortages. In addition, in the case of our Italian suppliers, we generally contract for our purchases of such component parts in such manner as to minimize our exposure to foreign currency fluctuations. We have close working relationships with our foreign suppliers and our future success may depend, in part, on maintaining these or similar relationships. Given the special nature of the manufacturing capabilities of these suppliers, in particular certain wood-bending capabilities, and sources of specialized wood types, our Loewenstein division could experience a disruption in operations in the event of any replacement of such suppliers. Situations beyond our control, including political instability, significant and prolonged foreign currency fluctuations, economic disruptions, the imposition of tariffs and import and export controls, changes in government policies and other factors could have a material adverse effect on our business, financial condition, results of operations or prospects.

BACKLOG

     As of September 24, 1999, our backlog of orders was approximately $27.2 million, compared to $25.3 million at September 25, 1998. In accordance with industry practice, we generally permit orders to be canceled prior to shipment without penalty. We do not consider backlog to be predictive of future sales activity because of our short manufacturing cycle and delivery time, and, especially in the case of casual furniture, the seasonality of sales.

COMPETITION

     The furniture industry is highly competitive and includes a large number of manufacturers, none of which dominate the market. Certain of the companies which compete directly with us may have greater financial and other resources than we do. Based on our extensive industry experience, we believe that competition in casual furniture and seating is generally a function of product design, construction quality, prompt delivery, product availability, customer service and price. Similarly, management believes that competition in our promotional price niche of the ready-to-assemble furniture industry is limited, and is based primarily on price, product availability, prompt delivery and customer service.

     We believe that we successfully compete in the furniture industry primarily on the basis of our innovatively styled product offerings, our unique delivery capabilities, the quality of our products, and our emphasis on providing high levels of customer service. We believe that our residential casual product line has a leading share of the casual furniture market in the geographic region east of the Mississippi River.

     While sales of imported, foreign-produced casual furniture have increased significantly in recent years, our sales have not been adversely affected because our products generally do not compete with such foreign products, which are typically: (i) limited in design, styles and colors, (ii) of lesser quality than our products, (iii) marketed in the lower-end price range and (iv) not supported with competitive customer service and responsiveness to customers' needs for quick delivery.

     In the seating segment, we compete with many manufacturers, ranging from large, national, publicly traded entities to small, one-product firms selling to small, geographic markets.

TRADEMARKS AND PATENTS

     We have registered the Winston(R), Loewenstein(R), Gregson(R), Pompeii(R) and Southern Wood Products(R) trademarks with the United States Patent and Trademark Office. We believe that our trademark position is adequately protected in all markets in which we do business. We also believe that our various trade names are generally well recognized by dealers and distributors, and are associated with a high level of quality and value.

     We hold several design and utility patents. However, it is no longer our policy to apply for design and utility patents, as we do not believe that they are of significance to our business.

ENVIRONMENTAL MATTERS

     We believe that we comply in all material respects with all applicable federal, state and local provisions relating to the protection of the environment. The principal environmental regulations that apply to us govern air emissions, water quality and the storage and disposition of solvents. In particular, we are subject to environmental laws and regulations regarding air emissions from paint and finishing operations and wood dust levels in or manufacturing operations. As is typical of the furniture manufacturing industry, our finishing operations use products that may be deemed hazardous and that pose and inherent risk of environmental contamination. Compliance with environmental protection laws and regulations has not had a material adverse impact on our financial condition or results of operations in the past and we do not expect compliance to have a material adverse impact in the future.

PROPERTIES

     The following table provides information with respect to each of our properties:

                                                                                        OWNED
LOCATION                                   PRIMARY USE                  SQUARE FEET   OR LEASED
--------                                   -----------                  -----------   ---------
Birmingham, AL............  Corporate headquarters                          9,800       Owned
Haleyville, AL............  Casual furniture manufacturing and offices    155,000       Owned
Haleyville, AL............  Casual furniture and manufacturing            218,000       Owned
Haleyville, AL............  Casual furniture warehouse                     20,000       Owned
Haleyville, AL............  Casual furniture sewing plant                  30,000       Owned
Chicago, IL...............  Casual furniture merchandise mart showroom     12,000      Leased(1)
High Point, NC............  Casual furniture showroom                       6,000      Leased(2)
Houston, TX...............  Casual furniture manufacturing and offices     89,500      Leased(3)
Miami, FL.................  Casual furniture manufacturing and offices    220,400      Leased(4)
Ocala, FL.................  Casual furniture manufacturing and offices     49,000       Owned
Pompano Beach, FL.........  Seating manufacturing and offices             100,000       Owned
Pompano Beach, FL.........  Seating warehouse                               6,500      Leased(5)
Liberty, NC...............  Seating manufacturing and offices             126,000       Owned
Chicago, IL...............  Seating merchandise mart showroom               5,500      Leased(6)
                            Ready-to-assemble manufacturing and
Sparta, TN................  offices                                        94,300       Owned
                            Ready-to-assemble manufacturing and
Sparta, TN................  offices                                        63,300       Owned

-------------------------

(1) Lease expires August 31, 2002.

(2) Lease expires March 16, 2002.

(3) Lease expires April 15, 2005.

(4) Lease expires August 1, 2018.

(5) Lease is month-to-month.

(6) Lease expires June 30, 2001.

     We believe that our manufacturing facilities in the casual furniture and seating product lines are currently operating, in the aggregate, at approximately 75% of capacity, assuming a one-shift basis. Management considers our present manufacturing capacity to be sufficient for the foreseeable future and believes that, by adding multiple shift operations, we can significantly increase the total capacity of our facilities to meet growing product demand with minimal additional capital expenditures. In addition, we engage in an ongoing maintenance and upgrading program, and consider our machinery and equipment to be in good condition and adequate for the purposes for which they are currently used.

EMPLOYEES

     At September 24, 1999, we had approximately 1,215 full-time employees, of whom 32 were employed in management, 134 in sales, general, and administrative positions, and 1,049 in manufacturing, shipping, and warehouse positions. Our full-time employees at September 24, 1999 included approximately 1,024 hourly and 191 salaried employees.

     The only employees subject to collective bargaining agreements are approximately 119 of our hourly employees in Haleyville, Alabama, who are represented by the Retail, Wholesale, and Department Store Union. The labor agreement between WinsLoew and the union, which expires on

July 31, 2001, provides that there shall be no strikes, slowdowns or lockouts. We have not experienced any work stoppages, and we consider our employee relations to be good.

LEGAL PROCEEDINGS

     From time to time, we are subject to legal proceedings and other claims arising in the ordinary course of our business. We maintain insurance coverage against potential claims in an amount which we believe to be adequate. Based primarily on discussions with counsel and management familiar with the underlying disputes and except as described below, we believe that we are not presently a party to any litigation, the outcome of which would have a material adverse effect on our business, financial condition, results of operations or future prospects.

     We and the members of our board of directors have been named as defendants in a lawsuit filed on March 25, 1999 in the Circuit Court of Jefferson County, Alabama, styled Craig Smith v. WinsLoew Furniture, Inc., et al. The lawsuit purports to be brought as a class action on behalf of all of our shareholders prior to the merger except the defendants and was filed in connection with the merger. However, the complaint filed in the lawsuit has not been amended to reflect the increase in the per share merger consideration from $30.00 to $34.75 subsequent to the filing of the complaint.

     The principal substantive allegations set forth in the complaint are that
(i) the individual defendants breached fiduciary duties of care and loyalty owed by them as directors to the shareholder plaintiffs, (ii) Mr. Powell and other members of our "management group" breached fiduciary duties owed by them as allegedly controlling shareholders to our other shareholders by, among other things, attempting to acquire 100% equity ownership of WinsLoew for an allegedly "grossly inadequate price" at the alleged expense of our other shareholders,
(iii) our announcement of the initial $30.00 per share bid by Trivest Furniture Corporation failed to disclose improving growth prospects, (iv) by virtue of the equity holdings of our "management group" and their alleged "overwhelming control" of our board of directors, third parties were practically precluded from making competing bids, and (v) the initial per share merger consideration of $30.00 per share was unconscionable, unfair and grossly inadequate and the terms of the merger constituted an unfair and illegal business practice upon our then minority shareholders. No other per share amount is specified in the complaint.

     The relief sought by the plaintiff is that (i) the court declare the lawsuit to be a class action and certify the plaintiff as class representative and his counsel as class counsel, (ii) the merger be enjoined or, if not enjoined, that the plaintiffs be granted rescission and rescissionary damages,
(iii) the plaintiff and the alleged class be awarded damages, (iv) the plaintiff be awarded costs and disbursements of bringing the lawsuit, together with fees and expenses of the plaintiff's counsel and experts, and (v) the plaintiff and the alleged class be granted such other relief as the court shall deem just and proper. The complaint does not specify the amount of any damages sought.

     We have forwarded a claim with respect to this matter to our directors' and officers' insurance carrier and, with the approval of such carrier, have retained legal counsel to represent us and the members of our board of directors. We believe that the claims set forth in the lawsuit are without merit and we intend to vigorously defend this lawsuit.


     On June 14, 1999, we and the members of the board of directors filed a motion to dismiss the lawsuit or, in the alternative, to grant summary judgment in our favor. After a hearing held on November 11, 1999, the court granted our motion to dismiss but gave the plaintiff 30 days' leave to file an amended complaint.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF WINSLOEW

     After the merger, our executive officers and directors are as follows:

NAME                                              AGE                     POSITION
----                                              ---                     --------
Earl W. Powell..................................  60    Chairman of the Board
Bobby Tesney....................................  55    President, Chief Executive Officer and
                                                        Director
R. Craig Watts..................................  46    Executive Vice President -- Seating
Jerry C. Camp...................................  33    Executive Vice President -- Casual Furniture
Vincent A. Tortorici, Jr........................  45    Vice President and Chief Financial Officer
Rick J. Stephens................................  45    Vice President -- Operations
William F. Kaczynski, Jr........................  39    Director
Peter W. Klein..................................  44    Director
David Solomon...................................  37    Director

     We were incorporated in September 1994, and in December 1994, acquired our principal operating subsidiaries, Winston and Loewenstein, each of which was a publicly held corporation whose common stock traded on the Nasdaq National Market. Our common stock traded on the Nasdaq National Market from December 1994 through August 1999. On August 27, 1999, Trivest Furniture Corporation, a newly formed corporation organized by an investor group led by Trivest, merged with and into us. In the merger, the shares of Trivest Furniture Corporation were converted to our shares, and all other shares of our common stock were converted into the right to receive $34.75 per share in cash. As a result of the merger, the shareholders of Trivest Furniture Corporation became our sole shareholders. See "The Merger." Each of our directors and executive officers, other than Mr. Solomon, were also directors or executive officers of ours and our predecessors, Winston or Loewenstein, as described below.

     Mr. Powell, our Chairman of the Board since October 1994, serves as president and chief executive officer of Trivest, which is a private investment firm specializing in management services and acquisitions, dispositions and leveraged buyouts, which Mr. Powell and Phillip T. George, M.D. formed in 1981. Mr. Powell has also served as chairman of the board of Atlantis Plastics, Inc., an American Stock Exchange company whose subsidiaries are engaged in the plastics industry, since founding that company in February 1984, as chief executive officer of Atlantis from its organization until February 1995 and as President of Atlantis from November 1993 to February 1995. Mr. Powell has served as chairman of the board of Biscayne Apparel, Inc., a company whose principal subsidiaries are engaged in the apparel industry, since October 1985 and presently serves as chief executive officer of Biscayne. Biscayne filed a voluntary Chapter 11 bankruptcy petition in February 1999. There is no established trading market for the common stock of Biscayne. Mr. Powell also served as chairman of the board of Winston from December 1988 to December 1994, chairman of the board of Loewenstein from February 1985 to December 1994 and as Loewenstein's president and chief executive officer from May 1994 to December 1994. From 1971 until 1985, Mr. Powell was a partner with KPMG Peat Marwick, certified public accountants, where his positions included serving as managing partner of Peat Marwick's Miami office.

     Mr. Tesney, our President, Chief Executive Officer and a director since October 1994, served as president, chief executive officer and a director of Winston from December 1993 to December 1994, general manager of Winston from 1985 to December 1993 and as senior vice president -- operations of Winston from January to December 1993. Mr. Tesney also served as vice president of Winston from 1979 until January 1992.

     Mr. Watts, our Executive Vice President -- Seating since October 1994, served as a director of Loewenstein from December 1990 to December 1994, and became Loewenstein's executive vice president -- seating in May 1993, after serving as vice president since May 1991. Mr. Watts also serves as the president and chief operating officer of our Loewenstein and Gregson divisions, and has served in a number of management positions since joining Loewenstein in April 1981.

     Mr. Camp, our Executive Vice President -- Casual Furniture since October 1999, served as our Vice President -- Casual Furniture Operations from May 1999 to October 1999, served as our Vice President -- Operations from September 1998 to May 1999, served as our Director of Safety, Environmental and Human Resources from October 1994 to September 1998, served as director of engineering at Winston from September 1988 to October 1994, and served in various other capacities with Winston, including project engineer, from May 1984 to September 1988.

     Mr. Tortorici, our Vice President and Chief Financial Officer since October 1994, served as Winston's vice president -- finance and administration and chief financial officer from March 1988 to December 1994. Mr. Tortorici is a certified public accountant and was employed by Arthur Andersen & Co. from 1976 until March 1988.

     Mr. Stephens, our Vice President -- Operations since May 1999, served as vice president -- operations at Winston from January 1995 to May 1999 and served as vice president and general manager at Winston from December 1993 to January 1995.

     Mr. Kaczynski, a director since January 1998, has served as an executive officer of Trivest since January 1998 and is presently a managing director. From July 1996 until December 1997, he was chief financial officer of WebSite Management Corp. d/b/a FlashNet Communications, an Internet service provider. From June 1994 until June 1996, he was chief financial officer of Colorado Mountain Express, Inc., an airport transportation company. Mr. Kaczynski was an employee of Heller Financial, Inc. from 1986 until 1994, where he most recently served as senior vice president -- corporate finance group, in Dallas, Texas.

     Mr. Klein, a director since October 1994, served as a director of Winston from December 1988 to December 1994 and as a director of Loewenstein from May 1993 to December 1994. Mr. Klein has served as an executive officer of Trivest since May 1986 and is presently a managing director and general counsel. Prior to joining Trivest, Mr. Klein practiced law in Chicago, Illinois and Cleveland, Ohio.

     Mr. Solomon, a director since September 1999, is a managing director with Goldman, Sachs & Co. He joined Goldman, Sachs in September 1999 as co-head of the firm's leveraged finance businesses in the Fixed Income Currencies & Commodities division. From January 1991 until September 1999 Mr. Solomon worked at Bear, Stearns & Co., Inc., most recently as a member of its Management & Compensation Committee and co-head of the Investment Banking Division. Prior to joining Bear Stearns, Mr. Solomon worked at Salomon Brothers and at Drexel Burnham Lambert in various capacities in each firm's high yield businesses. Prior to joining Drexel Burnham Lambert, Mr. Solomon worked for Irving Trust Company in its financial institutions group and Irving Securities, Inc.

DIRECTOR COMPENSATION

     We pay each non-employee director an annual retainer of $12,000, payable in quarterly installments of $3,000, and a $500 fee for each meeting of the board of directors attended. We reimburse all directors for all travel-related expenses incurred in connection with their activities as directors.

EXECUTIVE COMPENSATION

     The following table sets forth compensation awarded to, earned by or paid to our chief executive officer and each of our other executive officers, including a former executive officer who was serving as an executive officer at December 31, 1998, whose total 1998 salary and bonus was $100,000 or more. Our Chief Executive Officer and the other executive officers are referred to herein as the "Named Executive Officers."

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                                        ---------------
                                                    ANNUAL COMPENSATION                     AWARDS
                                       ----------------------------------------------   ---------------
NAME AND                               FISCAL                          OTHER ANNUAL        NUMBER OF
PRINCIPAL POSITION                      YEAR     SALARY     BONUS     COMPENSATION(1)   OPTIONS GRANTED
------------------                     ------   --------   --------   ---------------   ---------------
Bobby Tesney.........................   1998    $250,150   $250,150       $88,471               --
  President and Chief Executive         1997     245,000    183,750        49,221           40,000
     Officer                            1996     216,400    162,300        28,240                0

Stephen C. Hess(2)...................   1998     204,200    173,570        42,256               --
                                        1997     200,000    150,000        20,935           30,000
                                        1996     178,218    133,663        18,606                0

Jerry C. Camp........................   1998      94,096     28,800         7,820               --
  Executive Vice President --           1997      85,770      8,900         5,908            5,000
  Casual Furniture                      1996      71,850      7,185         5,195               --

Vincent A. Tortorici, Jr.............   1998     148,050     96,233        12,845               --
  Vice President and                    1997     145,000     72,500        12,669           25,000
  Chief Financial Officer               1996     129,900     64,950         8,718                0

R. Craig Watts.......................   1998     185,824    157,803        21,067               --
  Executive Vice President -- Seating   1997     181,830    136,373        19,343           25,000
                                        1996     166,138    121,103        20,357                0

Rick J. Stephens.....................   1998     123,552     61,776         9,121                0
  Vice President -- Operations          1997     120,240     48,096         7,567            7,500
                                        1996     106,124     42,565         7,277                0

-------------------------

(1) "Other Annual Compensation" represents amount paid by us on behalf of the Named Executive Officer under our Non-Qualified Supplemental Executive Retirement Plan established in October 1996. Under the terms of this Plan, selected employees make after-tax contributions of their salary to one or more investment alternatives available under such Plan. We then match the employee contribution, up to 10% of compensation on an after-tax basis, depending on the employee's length of service, up to 100% for 20 years of continuous service. The employee is vested at all times in the deferred compensation and is vested immediately in the matching contribution.
(2) Former Executive Vice President -- Casual Furniture.

STOCK OPTIONS

     No stock options were granted to any Named Executive Officers in 1998. Upon the consummation of the merger on August 27, 1999, all outstanding options were cancelled, with holders entitled to payment of the difference between the option exercise price and $34.75. See "The Merger." We have no stock option plans or outstanding stock options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 1998. No stock options were exercised by such persons during 1998. All "Unexercisable" options became fully exercisable and were canceled in exchange for cash payments as a result of our recent merger.

                                           NUMBER OF SECURITIES
                                                UNDERLYING                   VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                            DECEMBER 31, 1998                 DECEMBER 31, 1998
                                       ----------------------------      ----------------------------
NAME                                   EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----                                   -----------    -------------      -----------    -------------
Bobby Tesney.........................    73,000          52,000          $1,263,625       $922,000
Stephen C. Hess......................    51,000          34,000             849,750        589,000
Jerry C. Camp........................     4,500           4,000              68,063         64,000
Vincent A. Tortorici, Jr. ...........    30,000          30,000             536,250        525,000
R. Craig Watts.......................    55,175          30,000           1,020,335        525,000
Rick J. Stephens.....................     7,500          17,500             258,563        178,000

401(K) PLAN

     Effective January 1, 1997, we established the WinsLoew Furniture, Inc. 401(k) Plan. Our employees and our subsidiaries' employees are eligible to participate in the 401(k) Plan following the later to occur of (i) the employee's completion of one year of service or (ii) the employee's 21st birthday. Eligible employees may make a salary reduction contributions to the 401(k) Plan on a pretax basis. For each calendar year, we and the other participating employees may make matching contributions to the 401(k) Plan based on a discretionary matching percentage to be determined each year by management. In addition, we and the other participating employers may make a discretionary profit sharing contribution to the plan on behalf of each participant who completes more than 500 hours of service during the year or who is employed on the last day of the year. This latter contribution is allocated proportionately based on each participants compensation. An employee's vested benefits are payable upon his retirement, death, disability, or other termination of employment or upon the attainment of age 59 1/2. An employee is always fully vested in his account balance attributable to his own contributions to the 401(k) Plan. The employee's interest in the account attributable to his employers contributions and earnings thereon becomes fully vested upon the earlier of the attainment of his normal retirement date (age 65), his death, his permanent and total disability, or his completion of six years of service. If an employee terminates employment for reasons other than retirement, death, or disability, his vested interest is based on a graduated vesting schedule which provides for 20% vesting after two years of service and 20% for each year thereafter. Employees forfeit nonvested amounts.

LONG TERM INCENTIVE AND PENSION PLANS

     We have no long term incentive or pension plans.

EMPLOYMENT AGREEMENTS

     We have entered into five-year employment agreements with each of Messrs. Tesney, Watts and Tortorici effective as of August 27, 1999. The employment agreements provide for us to pay Mr. Tesney a 1999 base salary of $275,000, Mr. Watts a 1999 base salary of $195,650 and Mr. Tortorici a 1999 base salary of $162,000. The employment agreements provide for us to pay

Mr. Tesney a 2000 base salary of $300,000, Mr. Watts a 2000 base salary of $205,650 and Mr. Tortorici a 2000 base salary of $175,000, in each case subject to subsequent annual cost of living adjustments. The employment agreements also provide for annual incentive compensation payments of up to a specified portion of the executive's then base salary, 100% in the case of Mr. Tesney, 85% in the case of Mr. Watts, and 65% in the case of Mr. Tortorici, based on the operating earnings, adjusted to exclude the effect of goodwill amortization, of (1) WinsLoew, in the case of Messrs. Tesney and Tortorici, and (2) our seating divisions, in the case of Mr. Watts. None of these officers will receive any incentive compensation payment under his employment agreement for any particular year unless the relevant operating earnings for such year are at least 75% of the target earnings for such year. Each employment agreement also provides that the executive will receive six months base salary if his employment is terminated without cause as defined in the employment agreements, and prohibits the executive from directly or indirectly competing with us for one year after termination of his employment, or, if he is terminated by us without cause, six months after termination.

SEVERANCE AGREEMENTS

     On August 27, 1999 we entered into severance agreements with each of Messrs. Tesney and Tortorici, under which we have agreed to provide them with severance pay and benefits if their employment is terminated by us following a change in control as defined in the agreement. Under each agreement, if we terminate employment either for cause as defined in the agreement, because of the employee's death, or if the employee terminates his employment other than for good reason as defined in the agreement, following a change in control, we must pay the employee his full base salary through the date of termination plus all other benefits he may be entitled to under any retirement plan we may then have.

     If, on the other hand, at any time during the 180 day period following a change in control we terminate the employee's employment other than for cause or due to their disability, as these terms are defined in the agreement, or if the employee terminates his employment during this period for good reason as defined in the agreement, we must pay the employee his full base salary through the date of termination, any accrued bonus and a lump sum severance payment equal to his annual salary. Additionally, we must provide life, disability, accident and group health insurance benefits substantially similar to those provided to the employee prior to termination of employment for a period of one year after termination, at a cost to the employee no greater than the cost prior to termination. The employee's rights under any retirement plan we may then have will be governed by the terms of the plan. We must also pay the employee's legal fees and expenses incurred by him as a result of termination of his employment. We must make these severance payments not later than the fifth day following termination.

     The agreements remain in effect through December 31, 2000 and are automatically extended for additional one-year periods unless we provide notice by October 1 of the preceding year that we do not wish to extend the agreements, and provided that if a change in control occurs during the original or extended term of the agreements, the agreements will continue in effect for not less than 180 days after the last day of the month in which the change in control occurred.

                             PRINCIPAL SHAREHOLDERS

     We have outstanding 780,000 shares of common stock. The following table sets forth information regarding the beneficial ownership of our common stock by
(1) each person known by us to beneficially own more than 5% of the outstanding shares, (2) each of our directors who owns any shares, (3) each Named Executive Officer, and (4) all directors and executive officers as a group.

                                                                  BENEFICIAL OWNERSHIP
                                                                  OF COMMON STOCK(1)(2)
                                                              -----------------------------
                                                              NUMBER OF SHARES   PERCENTAGE
                                                              ----------------   ----------
Earl W. Powell(3)(4)........................................      718,729           89.4%
Phillip T. George, M.D.(3)(5)...............................      321,443           40.0
Trivest II, Inc.(6).........................................      377,081           46.9
Trivest Equities, Inc.(7)...................................      311,648           38.8
Bobby Tesney................................................       11,580            1.4
R. Craig Watts..............................................        9,000            1.1
Vincent A. Tortorici, Jr....................................        7,000            0.9
Rick J. Stephens............................................        7,000            0.9
Jerry C. Camp...............................................        2,000            0.3
All directors and executive officers as a group (7
  persons)(8)...............................................      765,104           98.1%

-------------------------

(1) Except as otherwise indicated below, the address of each beneficial owner is 160 Village Street, Birmingham, Alabama 35242.

(2) Except as otherwise indicated below, all shares are owned directly and each person has sole voting and investment power with respect to all shares. In computing the aggregate number of shares beneficially owned by the individual shareholders and groups of shareholders described above and the percentage ownership of such individuals and groups, the 24,129 shares of common stock issuable upon the exercise of the currently exercisable warrants issued with the original notes are deemed to be outstanding.

(3) The beneficial owner's address is 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

(4) Includes 30,000 shares held of record directly, 377,081 shares held of record by Trivest Furniture Partners, Ltd. and 311,648 shares held of record by Trivest Fund II Group, Ltd. See notes (6) and (7) below.

(5) Includes 9,795 shares held of record directly and 311,648 shares held of record by Trivest Fund II Group, Ltd. See notes (6) and (7) below.

(6) Includes 377,081 shares held of record by Trivest Furniture Partners, Ltd., a privately-held investment partnership. Trivest II, Inc. serves as the sole general partner of TFP, Ltd., which in turn is the sole general partner of Trivest Furniture Partners, Ltd. Mr. Powell is its sole director and controlling shareholder.

(7) Includes 311,648 shares held of record by Trivest Fund II Group, Ltd., a privately-held investment partnership. Trivest Equities, Inc. serves as the sole general partner of Trivest Fund II Group, Ltd. Messrs. Powell and George are executive officers and the sole directors of Trivest Equities, Inc. Mr. Powell is its controlling shareholder.

(8) Includes 377,081 shares held of record by Trivest Furniture Partners, Ltd. and 311,648 shares held of record by Trivest Fund II Group, Ltd. See notes
    (6) and (7).

                              CERTAIN TRANSACTIONS

INVESTMENT SERVICES AGREEMENT WITH TRIVEST

     In December 1994, we entered into a ten-year investment services agreement with Trivest, pursuant to which Trivest provided us with corporate finance, strategic and capital planning and other management advice, including (1) conducting relations on our behalf with accountants, attorneys, financial advisors and other professionals, (2) providing reports to us with respect to the value of our assets, and (3) rendering advice with respect to acquisitions, dispositions, financings and refinancings. Under the investment services agreement, Trivest received a base annual fee of $0.5 million in 1994, subject to annual cost-of-living increases. In addition, for each additional business we acquired, Trivest's base compensation generally increased by the greater of (1) $0.1 million, and (2) the sum of 5% of the additional business' projected annual earnings before income taxes, interest expense and amortization of goodwill, or EBITA, for the fiscal year in which it was acquired, up to $2.0 million of EBITA, plus 3.5% of EBITA in excess of $2.0 million. Moreover, subject to the approval of our board, including a majority of disinterested directors, for each acquisition or disposition of any business operation by us introduced or negotiated by Trivest, we generally paid Trivest a fee of up to 3% of the purchase price. We paid Trivest an aggregate of approximately $0.6 million in 1996, $0.6 million in 1997 and $0.9 million in 1998 under the investment services agreement. We paid Trivest a fee of approximately $0.4 million in connection with the closing of the Pompeii acquisition in July 1999.

MERGER WITH TRIVEST FURNITURE CORPORATION

     In August 1999, Trivest Furniture Corporation merged with and into us. We are the surviving corporation of the merger. Trivest Furniture Corporation was a newly formed corporation organized by an investor group led by Trivest. The members of our senior management have retained the positions they held prior to the merger. See "Management." Pursuant to the merger agreement, each holder of previously outstanding shares of WinsLoew common stock, other than Trivest Furniture Corporation, received $34.75 per share in cash, without interest, and the holder of each outstanding option received a cash payment equal to the difference between $34.75 and the exercise price of the option. The cash merger consideration, option cancellation payments and related fees and expenses, which totaled approximately $282.6 million, were provided by (1) an aggregate of $78.0 million in cash and rollover equity contributions valued at $34.75 per share, to Trivest Furniture Corporation from two private investment partnerships affiliated with Trivest, individuals affiliated with Trivest, members of our senior management team, other employees and additional investors, (2) aggregate borrowings of approximately $95.0 million under our senior credit facility, (3) the proceeds from the sale of the units consisting of original notes and warrants and (4) cash on hand of approximately $7.1 million. The members of our board of directors and senior management team received cash payments in respect of common stock and options they held prior to the merger and contributed cash and shares of our common stock to Trivest Furniture Corporation. See "The Merger."

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS WITH MEMBERS OF MANAGEMENT

     Effective with the merger, our prior employment agreements with each of Messrs. Tesney, Watts and Tortorici terminated. We have entered into a new employment agreement with each of Messrs. Tesney, Watts and Tortorici. In addition, effective with the merger, we entered into severance agreements with each of Messrs. Tesney and Tortorici providing for payments in the event of specified change of control events. See "Management."

MANAGEMENT AGREEMENT WITH TRIVEST

     Effective with the merger, we entered into a new ten-year management agreement with Trivest. Under the management agreement, Trivest provides us with corporate finance, strategic and capital planning and other management advice for an annual fee, payable quarterly in advance, of approximately $0.4 million, subject to annual cost-of-living adjustments. Under the management agreement, for each additional business operation we acquire that has EBITDA of $2.0 million or more, Trivest's annual base compensation will generally increase by an amount equal to the greater of (1) $50,000 and (2) an amount determined in good faith by Trivest and a majority of our disinterested directors. In addition, for each acquisition of any business operation introduced or negotiated by Trivest and for each disposition of any of our business operations negotiated by Trivest, we generally will pay Trivest a fee equal to up to 3.0% of the purchase price.

FINANCIAL ADVISORY FEE PAID TO TRIVEST

     We paid a financial advisory fee to Trivest of $3.0 million when we completed the merger. Trivest assisted us in (1) reviewing, analyzing and negotiating the financial and business terms of the merger, (2) negotiating with and selecting the initial purchasers for the offering of the original notes and preparing the offering memorandum, (3) obtaining and negotiating our new senior credit facility, and (4) reviewing the services provided by our attorneys, accountants and other professionals.

INVESTOR'S AGREEMENT WITH CERTAIN INVESTORS

     Effective upon the consummation of the merger, all of our shareholders listed under "Principal Shareholders," as well as several individuals affiliated or associated with Trivest, entered into an investors' agreement with us in connection with the merger and his or its acquisition of our common stock. The investors' agreement includes "right of first offer," "right of first refusal" and other restrictions on the ability of the investors to transfer common stock. The investors' agreement generally provides that Trivest Fund II Group, Ltd., one of our new Trivest investors, will afford to the other investors the right to proportionally participate in proposed transfers of common stock. In addition, all the other investors agree to participate in sales of common stock and other significant corporate transactions entered into by Trivest Fund II Group, Ltd., provided that all investors receive the same consideration for their common stock. All of the foregoing restrictions will terminate on the date of an underwritten public offering of common stock in which the aggregate gross proceeds we receive are at least $20.0 million at a price per share of not less than $10.00. The investors' agreement also provides that if, subsequent to a qualified public offering, we determine to effect the registration of any equity securities under the Securities Act, other than in connection with employee benefit plans or certain reclassifications, mergers, consolidations or acquisitions, we will be required to include in the filing, and to use all our commercially reasonable efforts to register, all or any specified portion of the registrable shares of common stock held by the investors or their successors or assigns. The registration rights are subject to certain conditions and limitations, including our right to reduce pro rata the amount of such registrable shares included in an underwritten public offering if the underwriter determines that the aggregate requested participation will adversely affect the marketing of the securities to be sold. We also agree that, upon the request of holders of at least 20% of the then outstanding registerable shares of our common stock, so long as we are able to file a registration statement on Form S-3 or a successor form, we will use all commercially reasonable efforts to effect the registration on Form S-3 or any successor form of all or any specified portion of the common stock held by such requesting shareholders. The investors' agreement also provides board observation rights for individuals designated by the Trivest partnerships, as well as their limited partners, which will terminate upon a qualified public offering.

SHAREHOLDERS AGREEMENTS WITH EACH OF OUR SHAREHOLDERS

     In addition, each of our other shareholders, which are comprised of employees and independent sales representatives, entered into a separate shareholders' agreement with us in connection with the merger and his or her acquisition of common stock. Under the shareholders' agreements, we have the right to repurchase all common stock owned by the shareholder upon the termination of his or her employment, which right may be exercised by Trivest Fund II Group, Ltd. if we do not do so. The shareholders' agreements include certain "right of first offer," "right of first refusal" and other restrictions on the ability of the shareholders to transfer common stock, all of which restrictions will terminate upon (1) a sale of all or substantially all of our assets, (2) the sale of our common stock in a transaction or series of transactions resulting in any person or group of affiliated persons other than the current shareholders owning more than 50% of our common stock outstanding,
(3) the registered public sale of common stock the net proceeds of which are at least $15.0 million, or (4) our merger or consolidation with or into another corporation if, after giving effect to the merger or consolidation, holders of our voting securities immediately prior thereto own voting securities of the surviving corporation representing less than a majority of ordinary voting power to elect directors. The shareholders' agreements also provide that the shareholders will participate in sales of our common stock to an independent third party approved by holders of a majority of our outstanding common stock, as well as other significant corporate transactions, and agree to consent to and raise no objections against the sale, as long as all shareholders receive the same consideration for their common stock.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 1,000,000 shares of common stock, par value $.01 per share, 780,000 shares of which are outstanding on the date hereof. The following summary description of our capital stock is qualified in its entirety by reference to our restated articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

COMMON STOCK

     Each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

INVESTORS' AGREEMENT AND SHAREHOLDERS' AGREEMENTS

     We have entered into an investors' agreement with our principal shareholders providing for, among other things, registration rights and rights relating to the transferability of shares of our common stock. In addition, we have entered into shareholders' agreements with each of our other shareholders, which are comprised of employees and independent sales representatives, providing for, among other things, rights relating to the transferability of shares of our common stock. See "Certain Transactions."

                   DESCRIPTION OF THE SENIOR CREDIT FACILITY

     Our senior credit facility provides for borrowings of up to $155.0 million, consisting of: Term A loans of $25.0 million; Term B loans of $62.5 million; Term C loans of $7.5 million; revolving loans of up to $40.0 million, including letters of credit; and acquisition loans of up to $20.0 million. Subject to restrictions, we may use our senior credit facility for our working capital and general corporate purposes.

REPAYMENT

     The different loans under the senior credit facility are repayable as follows:

     - THE REVOLVING LOANS -- 100% December 31, 2004;

     - THE ACQUISITION LOANS -- 20.0%, 30.0% and 50.0% of any amount outstanding on December 31, 2001, in 2002, 2003 and 2004, respectively;

     - THE TERM A LOANS -- 12.0% in 2000, 12.0% in 2001, 24.0% in 2002, 24.0% in
       2003 and 28.0% in 2004; and

     - THE TERM B LOANS -- 1.0% in each of 2000 through 2004 and 47.5% in each of 2005 and 2006.

     - THE TERM C LOANS -- 100% on June 30, 2006.

     The Term A loans, the Term B loans and the Term C loans were drawn in full at the closing of the merger. Borrowings under the revolving loans and outstanding letters of credit are limited to $40.0 million or, if less, the sum of (i) 85% of eligible accounts receivable, plus (ii) 60% of eligible inventory.

     The acquisition loan facility may be used to fund permitted acquisitions. Acquisition loans are available on a revolving basis through December 31, 2001, when all outstanding amounts will be converted into a term loan which will be due as set forth above. Any portion of this facility not outstanding on December 31, 2001 will be canceled.

     We may repay any of our outstanding loans under the senior credit facility without paying a premium or penalty, other than payment of breakage costs and reimbursement of the lenders' actual costs of reemploying funds under certain circumstances.

     We must repay any outstanding loans out of cash we receive from certain events as follows:

     - 100% of net cash proceeds of certain asset sales so long as our leverage ratio is greater than or equal to 3.0:1, subject to certain exceptions, including the right to reinvest such proceeds in our business under certain circumstances;

     - 100% of net cash proceeds of permitted debt issuances, subject to certain exceptions;

     - 100% of net cash proceeds of permitted equity issuances (50% if an initial public offering), subject to certain exceptions; and

     - 50% of annual excess cash flow (25% when our leverage ratio is less than 3.0:1).

     SECURITY; GUARANTY. Each of our direct and indirect domestic subsidiaries (and, if no adverse tax consequences result, foreign subsidiaries) are borrowers or guarantee the borrowers' obligations under the senior credit facility. The following secures the borrowers' obligations under the senior credit facility and each of the guarantor's obligations under its guarantee:

     - a security interest in substantially all of the borrowers' assets and the assets of the subsidiary guarantors; and

     - a pledge of all of the capital stock of each of our direct and indirect domestic subsidiaries (or 65% of the capital stock of any foreign subsidiary).

     INTEREST. At our option, the interest rates under the senior credit facility are either: (1) the base rate, which is the higher of the prime lending rate or 0.5% in excess of the federal funds effective rate, plus a margin, or
(2) the adjusted Eurodollar rate plus a margin. The margins of the different loans under the senior credit facility vary according to a pricing grid based upon our consolidated leverage ratio as follows:

     - the initial margins on the Term A loans and revolving loans (including acquisition loans) are 1.0% over the base rate or 3.0% over the adjusted Eurodollar rate; after December 31, 1999, these margins will range from 1.0% to 0% over the base rate and from 3.0% to 2.0% over the adjusted Eurodollar rate; and

     - the initial margins on the Term B and Term C loans are 1.5% over the base rate and 3.5% over adjusted LIBOR; after December 31, 1999, these margins will range from 1.5% to 1.0% over the base rate and from 3.5% to 3.0% over the adjusted Eurodollar rate.

     As of September 24, 1999, the loans are priced at the Eurodollar rate plus margins of 3.0% for the revolving loans, Term A loans and acquisition loans and 3.5% for the Term B and Term C loans.

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

     FEES. We agreed to pay certain fees in connection with the senior credit facility, including: (1) letter of credit fees; (2) agency fees; and (3) commitment fees. Commitment fees are payable (1) at a rate per annum of 0.5% on the undrawn amounts of the revolving loans, subject to reduction to 0.375% per annum depending upon our consolidated leverage ratio and (2) at a rate per annum of 0.75% on the undrawn amount of the acquisition loan facility during the revolving period, subject to reduction to 0.50% (or 0.375% depending upon our consolidated leverage ratio) per annum from and after the date on which at least $10.0 million of acquisition loans are outstanding.

     COVENANTS. The senior credit facility requires that we meet certain financial tests which include a maximum leverage ratio and minimum fixed charge and interest coverage ratios. The senior credit facility also contains covenants which, among other things, restrict our ability, subject to certain exceptions, to do the following:

     - incur additional indebtedness;

     - incur liens;

     - declare dividends or redeem or repurchase capital stock, or prepay other debt;

     - make loans and investments;

     - make capital expenditures;

     - engage in mergers, acquisitions, consolidations and asset sales;

     - acquire assets, stock or debt securities of any person;

     - engage in transactions with affiliates; and

     - amend our articles of incorporation.

     The senior credit facility also requires that we satisfy certain customary affirmative covenants and make certain customary indemnifications to our lenders and the administrative agent under the senior credit facility.

     EVENTS OF DEFAULT. The senior credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-defaults to certain other indebtedness and a change in control.

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

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     On August 24, 1999, we sold the original notes to the initial purchasers. In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers requiring us to register the notes with the SEC and offer to exchange the original notes for registered notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and we urge you to read the text of the registration rights agreement. We expressly qualify all of our discussions of the registration rights agreement by the terms of the agreement itself. Under the registration rights agreement, we are required to:

     - file the registration statement on or before November 25, 1999;

     - use our best efforts to cause the registration statement to be declared effective on or before February 23, 2000;

     - use our best efforts to keep the exchange offer open for not less than 20 days, or longer if required by applicable law, after we notify holders of the notes of the exchange offer; and

     - use our best efforts to consummate the exchange offer as soon as practicable, but no later than 60 days after the date on which the registration statement becomes effective.

     The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. You may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration statement covering your original notes for a continuous offering in accordance with Rule 415 of the Securities Act if:

     - we are not required to file the exchange offer registration statement or permitted to effect the exchange offer because it is not permitted by applicable law or SEC policy;

     - any holder of Transfer Restricted Securities notifies us within 20 business days following the date the exchange offer is consummated that:

          (1) it is prohibited by law or SEC policy from participating in the exchange offer; or

          (2) it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales; or

          (3) it is a broker-dealer and owns original notes acquired directly from us or any of our affiliates.

     For purposes of the foregoing, "Transfer Restricted Securities" means each original note until the earliest to occur of:

     - the date on which the original note has been exchanged by a person other than a broker-dealer in the exchange offer for a registered note which is entitled to be resold to the public without complying with the prospectus delivery requirements of the Securities Act;

     - the date on which the original note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement;

     - the date on which the original note may be distributed to the public pursuant to Rule 144 under the Securities Act; or

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

     - the date on which each registered note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by this registration statement, including the delivery of the prospectus contained herein.

     In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until August 24, 2001. Other than as described above, you will not have the right to participate in the shelf registration or require that we register your notes in accordance with the Securities Act.

     If we fail to fulfill such obligations, the holders of outstanding original notes are entitled to receive "Additional Interest" until we have fulfilled such obligations, at the rate of 25% for the first 90-day period, which rate will increase by an additional 0.50% at the beginning of each successive 90-day period that we must pay Additional Interest, provided that any such increase in the interest rate may not exceed 2.0%. All amounts of accrued Additional Interest will be payable in cash on the same interest payment dates as the notes.

EFFECT OF THE EXCHANGE OFFER

     Based on interpretations by the SEC staff contained in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the registered notes issued to you under the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - you are acquiring the registered notes in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in a distribution of the registered notes;

     - you do not have an arrangement or understandings with any person to participate in a distribution of the registered notes; and

     - you are not our "affiliate," as defined in Rule 405 under the Securities Act, or an "affiliate" of any guarantor.

     If you are not able to make these representations, you are a "Restricted Holder." As a Restricted Holder, you will not be able to participate in the exchange offer, may not rely on this interpretation of the SEC staff and may only sell your original notes in compliance with the registration and prospectus delivery requirements of the Securities Act as part of a registration statement containing the selling security holder information required by Item 507 of SEC Regulation S-K or under an exemption from the registration requirement of the Securities Act.

     In addition, each broker-dealer, other than a Restricted Holder, that receives registered notes for its own account in exchange for original notes that it acquired as a result of market-making or other trading activities (a "Participating Broker-Dealer") may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the SEC staff, we believe that a Participating Broker-Dealer may offer for resale, resell and otherwise transfer registered notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as part of their resales. We have agreed that, for a period of one year after the effective date of the registration statement, we will make this prospectus available to any broker-

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

dealer for use by the broker-dealer in any resale. By acceptance of this exchange offer, each broker-dealer that receives registered notes under the exchange offer agrees to notify us prior to using this prospectus in a sale or transfer of registered notes. For more information, please see "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market for the original notes. In addition, following the completion of the exchange offer, except as provided above and in the registration rights agreement, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected. You may suffer adverse consequences if you fail to exchange your original notes. See "Risk Factors -- Failure to Exchange Original Notes."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. As of the date of this prospectus, $105 million aggregate principal amount at maturity of the original notes is outstanding. We will issue $1,000 principal amount at maturity of registered notes in exchange for each $1,000 principal amount at maturity of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes under the exchange offer; however, original notes may be tendered only in integral multiples of $1,000.

     The form and terms of the registered notes will be substantially identical to the form and terms of the original notes, except that:

     - the offering of the registered notes has been registered under the Securities Act;

     - the registered notes will not be subject to transfer restrictions;

     - interest on the registered notes will accrue from the date of the original issuance of the original notes;

     - the registered notes will be issued free of any covenants regarding registration rights and free of any provision for Additional Interest; and

     - the registered notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture under which original notes were, and the registered notes will be, issued.

     This prospectus, together with the letter of transmittal you receive with this prospectus, is being sent to the nominee of The Depository Trust Company ("DTC" or the "Depositary") and to others believed to have beneficial interests in the original notes.

     You do not have any appraisal or dissenters rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act.

     We will be deemed to have accepted validly tendered original notes when, as and if we have given oral notice, promptly confirmed in writing, or written notice of the acceptance to the exchange

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

agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.

     If we do not accept for exchange any tendered original notes because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned to you, without expense, as promptly as practicable after the expiration date.

     If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than underwriting discounts and commissions and transfer taxes, as part of the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE, EXTENSIONS, AMENDMENTS


     The term "expiration date" means 5:00 p.m., New York City time, on December 27, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral notice, promptly confirmed in writing, or written notice and will make a public announcement that we have extended the exchange offer prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless otherwise required by applicable law or regulation.

     We have the right, in our reasonable discretion, (1) to delay accepting any original notes, to extend the exchange offer or, if any of the conditions set forth below under "Conditions" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent, or (2) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement. If we believe that we have made a material amendment of the terms of the exchange offer, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the notes of such amendment and we will extend the exchange offer to the extent required by law.

     Without limiting the manner in which we may choose to make public announcement of any delay, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

  Book-Entry Interests

     The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

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

     If you hold your original notes in the form of book-entry interests and you wish to tender your original notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

          (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal, or

          (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver original notes held in the form of book-entry interests:

          (A) a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the expiration date, or

          (B) you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  Certificated Original Notes

     Only registered holders of certificated original notes may tender those notes in the exchange offer. If your original notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated original notes:

          (1) the certificates representing your original notes must be received by the exchange agent prior to the expiration date, or

          (2) you must comply with the guaranteed delivery procedures described below.

  Procedures Applicable to all Holders

     If you tender an original note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes

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

in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

          (A) original notes tendered in the exchange offer are tendered either

             (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

             (2) for the account of an eligible institution; and

          (B) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

     If the letter of transmittal is signed by a person other than you, your original notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those original notes.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. This determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your original notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1) you improperly tender your original notes,

          (2) you have not cured any defects or irregularities in your tender, and

          (3) we have not waived those defects, irregularities or improper tender.

     The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

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

     In addition, we reserve the right in our sole discretion to:

          (1) purchase or make offers for, or offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer,

          (2) terminate the exchange offer, and

          (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will represent to us that, among other things:

          (1) you are acquiring the registered notes in the exchange offer in the ordinary course of your business,

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer,

          (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer, and

          (4) you are not our "affiliate," or an "affiliate" of any guarantor, as defined under Rule 405 of the Securities Act.

     In all cases, issuance of registered notes for original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (a) certificates for your original notes or a timely book-entry confirmation of your original notes into the exchange agent's account at DTC, (b) a properly completed and duly executed letter of transmittal or a computer-generated message instead of the letter of transmittal, and (c) all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged original notes, or original notes in substitution therefor, will be retained without expense to you. In addition, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged original notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  Guaranteed Delivery Procedures

     If you desire to tender your original notes and your original notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

          (1) you tender through an eligible financial institution;

          (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

          (3) the certificates for all certificated original notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by

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

     the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

          (1) your name and address;

          (2) the amount of original notes you are tendering; and

          (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

             (A) the certificates for all certificated original notes being tendered, in proper form for transfer or a book-entry confirmation of tender,

             (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal, and

             (C) any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

          (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC, or

          (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of original notes in the exchange offer, a written or facsimile or, for a DTC participant, a computer-generated transmission notice of withdrawal must be received by the

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

exchange agent at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the original notes to be withdrawn,

     - identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of the original notes into the name of the person withdrawing the tender, and

     - specify the name in which any original notes are to be registered if different from that of the person that deposited the original notes to be withdrawn.

     If the original notes have been delivered under the book-entry procedure set forth above under "-- Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn original notes.

     We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination shall be final and binding on all parties. Any original notes withdrawal will be deemed not to have been validly tendered for purposes of the exchange offer and registered notes will not be issued in exchange for such withdrawn original notes unless the withdrawn original notes are validly retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

     Any original notes that are tendered but not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these original notes will be credited to an account maintained with such book-entry transfer facility for the original notes.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any original notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of any original notes, if:

     - the exchange offer will violate applicable law or any applicable interpretation or policy of the SEC staff;

     - the original notes are not tendered in accordance with the exchange offer;

     - you do not represent that you are acquiring the registered notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the registered notes and that you are not an affiliate of us or any guarantor; or

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency, or any injunction, order or decree has been issued by any court or

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       governmental agency, with respect to the exchange offer which, in our judgment, would reasonably be expected to prohibit, prevent or materially impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any a condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If we determine in our reasonable judgment that any of the conditions are not satisfied, we may (1) refuse to accept any original notes and return all tendered original notes to the tendering holders or, in the case of original notes delivered by book-entry transfer within DTC, credit any original notes to the account maintained within DTC by the DTC participant that delivered the notes, (2) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject however, to the rights of holders to withdraw the tenders of original notes, see "Withdrawal of Tenders" above, or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn.

EXCHANGE AGENT

     American Stock Transfer & Trust Company has been appointed as exchange agent for the exchange offer. Delivery of letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Registered or Certified Mail,
Overnight Courier or Hand Delivery:

(718) 234-5001
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005

Attention: Exchange Department
By Facsimile (Eligible Institutions Only):

Attention: Exchange Department

Confirmed by Telephone: (718) 921-8200

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier or registered or certified mail.)

     Delivery to other than the above address or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

     We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

     We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer. We will also pay the reasonable fees and expenses of one firm acting as counsel for the initial purchasers. Expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

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TRANSFER TAXES

     You must pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to you.

ACCOUNTING TREATMENT

     The registered notes will be recorded at the same carrying value as the original notes on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the original notes will be amortized over the term of the registered notes.

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

                      DESCRIPTION OF THE REGISTERED NOTES

GENERAL

     You can find the definitions of capitalized terms used in this description and not otherwise defined under "Certain Definitions." In this summary description of the notes, all references to "WinsLoew," "we," "our," and "us" are to WinsLoew Furniture, Inc., excluding its subsidiaries, unless the context clearly indicates otherwise.

     We issued the original notes under an indenture dated as of August 24, 1999 among us, our domestic subsidiaries, as guarantors, and American Stock Transfer & Trust Company, as trustee. The terms of the original notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The terms of the registered notes are substantially identical to the terms of the original notes except that the registered notes have no transfer restrictions or registration rights. Any original notes that remain outstanding after the completion of the exchange offer, together with the registered notes issued in exchange for the original notes will be treated as a single class of debt securities under the indenture. The original notes, the registered notes to be issued in the exchange offer and any additional notes issued under the indenture are collectively referred to as the "notes" in this summary description.

     As discussed in detail below under "Subordination," payments on the notes and under the guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the guarantors to incur additional indebtedness, including additional Senior Debt, in the future, subject to certain restrictions.

     The following description is a summary of the provisions of the indenture we believe to be material and of interest to you. It does not restate that agreement in its entirety. We urge you to read the indenture because the indenture and not this description, defines your rights as holders of the registered notes. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

     The notes:

          (1) are our general unsecured obligations;

          (2) are junior in right of payment to all our existing and future Senior Debt;

          (3) are pari passu in right of payment to any of our future senior subordinated Indebtedness; and

          (4) are unconditionally guaranteed by the guarantors.

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

THE GUARANTEES

     Our payment obligations under these notes are jointly and severally guaranteed by all of our current and future domestic Restricted Subsidiaries, which initially include our Subsidiaries listed below:

     - Winston Furniture Company of Alabama, Inc.;

     - Loewenstein, Inc.

     - Texacraft, Inc.

     - Tropic Craft, Inc.

     - Winston Properties, Inc.

     - Pompeii Furniture Co., Inc.

     The guarantees:

          (1) are general unsecured obligations of each guarantor;

          (2) are junior in right of payment to all existing and future Senior Debt of each guarantor;

          (3) are pari passu in right of payment to any future senior subordinated Indebtedness of each guarantor; and

          (4) rank equally with trade payables of each guarantor.

     All of our domestic Subsidiaries are designated as Restricted Subsidiaries; however, under the circumstances described below under "Certain
Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. All of our domestic Restricted Subsidiaries guarantee the notes. Unrestricted Subsidiaries do not guarantee the notes.

     In the event of a bankruptcy, liquidation or reorganization of any non-guarantors, these non-guarantors must pay the holders of their debt, their trade creditors and any preferred stockholders before they are able to distribute any of their assets to us. The guarantors, other than Pompeii, generated 100% of the consolidated revenues of WinsLoew in the twelve-month period ended December 31, 1998 and the nine-month period ended September 24, 1999 and held 100% of its consolidated assets as of those dates.

PRINCIPAL, MATURITY AND INTEREST

     The notes are our general, unsecured obligations. We issued $105.0 million aggregate principal of original notes in denominations and integral multiples of $1,000, maturing on August 15, 2007. We will issue up to the same amount of registered notes.

     Subject to the covenants described below under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," we may issue additional notes (the "Additional Notes") under the indenture. The registered notes issued in connection with the exchange offer and any Additional Notes that we subsequently issue under the indenture would be treated as a single class for all purposes under the indenture.

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

     Interest on the notes accrues at the rate of 12.75% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2000, to holders of record on the immediately preceding February 1 and August 1.

     Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In addition, the amortization of the original issue discount on the notes results in an effective yield to maturity of 13.25%.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder gives wire transfer instructions to us, we will make all principal, premium and interest payments on the holder's notes in accordance with those instructions. All other payments on the notes are made at the office or agency of the paying agent and registrar within the city and state of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee currently acts as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note is treated as the owner of it for all purposes.

SUBORDINATION

     The payment of principal of and premium, interest and Liquidated Damages, if any, on the notes is subordinated in right of payment to the prior payment in full of all our Senior Debt, whether outstanding on the date of the indenture or incurred after that date.

     The holders of our Senior Debt are entitled to receive payment in full of all Obligations due in respect of the Senior Debt, including interest after the commencement of any bankruptcy or insolvency proceeding at the rate specified in the applicable Senior Debt, before the holders of notes are entitled to receive any payment with respect to the notes, in the event of any distribution to our creditors:

          (1) in our total or partial liquidation or dissolution;

          (2) in our bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

          (3) in an assignment for the benefit of our creditors; or

          (4) in any marshalling of our assets and liabilities.

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

     Until all Obligations with respect to Senior Debt are paid in full, any distribution to which the holders of notes would be entitled will be made to the holders of Senior Debt, except that holders of notes will be permitted to receive Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance."

     We also are not permitted to make any payment upon or in respect of the notes, except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance," if

          (1) a payment default of the principal of or premium or interest on any Designated Senior Debt occurs and is continuing beyond any applicable period of grace; or

          (2) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which the default relates to accelerate its maturity and the trustee receives a notice of the default (a "Payment Blockage Notice") from the holders of the Designated Senior Debt.

     Payments on the notes are permitted and required to resume:

          (1) in the case of a payment default, upon the date on which that default is cured or waived; and

          (2) in case of a nonpayment default, the earlier of the date on which the nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice is permitted to be delivered unless and until:

          (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

          (2) all scheduled payments of principal, premium and interest on the notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless the nonpayment default is cured or waived for a period of not less than 90 consecutive days.

     We must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.


     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than our creditors who are holders of Senior Debt. As of September 24, 1999, we had approximately $95.9 million of consolidated Senior Debt outstanding. We may incur additional Senior Debt in the future, as described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock."

GUARANTEES

     Each guarantee is subordinated in right of payment to all existing and future Guarantor Senior Debt of the guarantor to the same extent as the notes will be subordinated to our Senior Debt as described under "-- Subordination." As of September 24, 1999, the guarantors had no Guarantor Senior Debt outstanding, other than their guarantees of the senior credit facility. The guarantors are permitted to incur additional Indebtedness, including additional Guarantor Senior Debt, subject to

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

restrictions described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock." The obligations of each guarantor under its guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyance Matters."

     No guarantor is permitted to consolidate with or merge with or into, whether or not the guarantor is the surviving entity, another corporation, person or entity whether or not affiliated with the guarantor unless:

          (1) subject to the provisions of the following paragraph, the entity formed by or surviving any such consolidation or merger, if other than the guarantor, assumes all the obligations of the guarantor under the notes, the indenture and the registration rights agreement by entering into a supplemental indenture in form and substance reasonably satisfactory to the trustee;

          (2) immediately after giving effect to the consolidation or merger, no Default or Event of Default exists; and

          (3) we would be permitted by virtue of its pro forma Fixed Charge Coverage Ratio, immediately after giving effect to the consolidation or merger, to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock";

provided, however, that the merger of any guarantor with or into us or another guarantor under circumstances where we or the guarantor, as applicable, is the surviving entity or person will not be subject to the foregoing provisions.

     The guarantee of a guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that guarantor (including by way of merger or consolidation), if we apply the Net Proceeds of that sale or other disposition, in accordance with the applicable provisions of the indenture; or

          (2) in connection with any sale of all of the capital stock of a guarantor, if we apply the Net Proceeds of that sale in accordance with the applicable provisions of the indenture; or

          (3) if we designate any Restricted Subsidiary that is a guarantor as an Unrestricted Subsidiary.

     See "Redemption or Repurchase at Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     On or after August 15, 2003, we may redeem the notes at any time, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for redemption, if redeemed during the twelve-month period beginning on August 15 of each year indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................   106.375%
2004........................................................   104.250%
2005........................................................   102.125%
2006 and thereafter.........................................   100.000%

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

     Notwithstanding the foregoing, on or prior to August 15, 2002, we may redeem up to 25% of the aggregate principal amount at maturity of the notes originally issued, and Additional Notes issued under the indenture, if any, at a redemption price of 112.75% of the principal amount at maturity thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for redemption, with the net cash proceeds of one or more underwritten public offerings of our Capital Stock, other than Disqualified Stock; provided, however, that

          (1) at least 75% of the original aggregate principal amount at maturity of the notes and any Additional Notes issued under the indenture remain outstanding immediately after the occurrence of the redemption; and

          (2) each redemption occurs within 90 days after the date of the closing of such an offering of our Capital Stock.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," we are not required to mandatorily redeem or repurchase any of the notes.

SELECTION AND NOTICE

     If less than all of the notes are redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed, on a pro rata basis, by lot or by any method the trustee deems fair and appropriate; provided, however, that no notes of $1,000 or less will be redeemed in part.

     Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the date fixed for redemption to each holder of notes to be redeemed at its registered address. Notices of redemption will not be permitted to be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount at maturity of the note to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the note will be issued in the name of the holder thereof upon cancellation of the original note.

     Notes called for redemption will become due on the date fixed for redemption. Unless we fail to make the redemption payment, on and after the date fixed for redemption, interest will cease to accrue on notes or portions of the notes called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs, we are obligated to make an offer (a "Change of Control Offer") to each holder of notes to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of the holder's notes at an offer price in cash equal to 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for repurchase (the "Change of Control Payment").

     Within 30 business days following a Change of Control, we are required to mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the notes on the date specified in the notice, which date is no earlier than 30 days and no later than 60 days from the date the notice is mailed (the "Change of Control Payment Date")

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

pursuant to the procedures required by the indenture and described in the notice. We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable to the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, we are required, to the extent lawful, to

          (1) accept for payment all notes or portions of notes properly tendered under the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of the notes so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount at maturity of notes or portions of the notes being purchased by us.

     The paying agent is required to mail promptly to each holder of notes so tendered the Change of Control Payment for the notes, and the trustee must promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, provided, however, that each new note is in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

     Prior to complying with the provisions of this covenant, but in any event within 60 days following a Change of Control, we are required to either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. We must publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above are applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The senior credit facility prohibits, and future credit agreements or other agreements relating to Senior Debt to which we become a party may prohibit, us from purchasing any notes following a Change of Control and provide that certain change of control events with respect to us would constitute a default under those agreements. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the indebtedness that contains that prohibition. If we do not obtain a consent or repay that Indebtedness, it will remain prohibited from purchasing notes. Our failure to purchase tendered notes following a Change of Control would constitute an Event of Default under the indenture which, in turn, would constitute a default under our senior credit facility and possibly under our other Senior Debt. Under those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes, as described under "-- Subordination." Our ability to repurchase the notes following a Change of Control may also be limited by its then existing financial resources.

     We are not required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

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

ASSET SALES

     We are not permitted to, and cannot permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) we or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee, of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration therefor received by us or the Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of

             (a) any liabilities, as shown on our or the Restricted Subsidiary's most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee, that are assumed by the transferee of any of those assets pursuant to a customary novation agreement that releases us or the Restricted Subsidiary from further liability and

             (b) any securities, notes or other obligations received by us or the Restricted Subsidiary from the transferee that are substantially concurrently converted by us or the Restricted Subsidiary into cash, to the extent of the cash received, will be deemed to be cash for purposes of this provision.

     Within 365 days following the receipt of any Net Proceeds from an Asset Sale, we will be permitted to apply the Net Proceeds, at our option,

          (1) to repay Senior Debt and to correspondingly reduce commitments with respect to repaid Senior Debt in the case of revolving borrowings; or

          (2) to acquire a controlling interest in a Permitted Business; or

          (3) to make a capital expenditure; or

          (4) to acquire other long-term assets that are used or useful in a Permitted Business;

provided, however, that prior to December 31, 2001, amounts repaid pursuant to clause (1) above with the Net Proceeds from an Asset Sale involving assets acquired with borrowings under the revolving acquisition line of our senior credit facility will not constitute a permanent reduction of such commitment; provided further, however, only to the extent that such repayment does not otherwise constitute a permanent reduction of the commitment under our senior credit facility as in effect on the date of the indenture.

     Pending the final application of any Net Proceeds, we will be permitted temporarily to reduce Indebtedness under a revolving credit facility, if any, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer to all holders of notes and all holders of other Indebtedness that ranks equally with the notes ("pari passu Indebtedness") containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem the Indebtedness with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer is equal to 100% of the principal amount at maturity thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for purchase,

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

and is payable in cash. If any Excess Proceeds remain after completion of an Asset Sale Offer, we are permitted to use any remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount at maturity of notes and other pari passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased as provided above under "Selection and Notice." Upon completion of an Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

     We are not permitted to, and cannot permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any Restricted Subsidiary) or to any direct or indirect holders of our Equity Interests in their capacity as such, other than

             (a) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ours or

             (b) to us or any Wholly Owned Restricted Subsidiary of ours

          (2) redeem, purchase or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving us, any Equity Interests of ours or any direct or indirect parent of ours, other than any Equity Interests owned by us or any Wholly Owned Restricted Subsidiary of ours;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of ours or any Restricted Subsidiary that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

          (4) make any Restricted Investment,

(all payments and other actions set forth in the above list are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the Restricted Payment:

          (1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

          (2) we, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "-- Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock"; and

          (3) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2) and (3) of the next succeeding paragraph), is less than the sum of

             (a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the

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

        Indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if the Consolidated Net Income for that period is a deficit, less 100% of the deficit), plus

             (b) 100% of the aggregate net cash proceeds received by us as a contribution to its common equity capital or from the issue or sale since the date of the indenture of Equity Interests of ours (other than Disqualified Stock) or of Disqualified Stock or debt securities of ours that have been converted into Equity Interests, other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of ours and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock, plus

             (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of

                (i) the cash return of capital with respect to the Restricted Investment (less the cost of disposition, if any) and

                (ii) the initial amount of the Restricted Investment, plus

             (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by us or any of our Restricted Subsidiaries in any person or entity resulting from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries not to exceed the lesser of

                (i) the amount of Investments (valued in each case as provided under "Designation of Restricted Subsidiaries as Unrestricted Subsidiaries") previously made by us or our Restricted Subsidiaries in that Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments, and

                (ii) the fair market value of the Investments in the Subsidiary as of the date that it is redesignated an Unrestricted Subsidiary;

           provided, however, that no amount shall be included under this clause
(d) to the extent it is already included in Consolidated Net Income; plus

             (e) $5.0 million.

     So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the foregoing provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration the payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of ours or Indebtedness of ours or that of any guarantor that is subordinated to the notes or the guarantee, as the case may be, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of ours) of, other Equity Interests of ours (other than any Disqualified Stock); provided, however, that the amount of any of these net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of ours or that of any guarantor that is subordinated to the notes or the guarantees, as the case may be, with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; and

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          (4) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of ours or any of our Restricted Subsidiaries held by any of our or our Restricted Subsidiaries' members of management, Board of Directors, employees or consultants pursuant to any equity subscription agreement, stock option agreement or other similar agreement or any successor arrangement entered into in connection with our reorganization as a corporation; provided, however, that the successor arrangement is on terms substantially similar to the arrangement so replaced; provided, further, that the aggregate price paid for all redeemed, repurchased, acquired or retired Equity Interests will not exceed $1.0 million in any twelve month period.

     The amount of all Restricted Payments, other than cash, will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined in good faith by the Board of Directors whose resolution with respect to that determination will be delivered to the trustee, who will certify that the valuation was approved by a majority of disinterested directors, if any. Not later than the date of making any Restricted Payment, we will be required to deliver to the trustee an officers' certificate stating that the Restricted Payment was permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED AND PREFERRED STOCK

     We are not permitted to, and cannot permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and we may not issue any shares of Disqualified Stock and we may not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, we are permitted to incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, and any guarantor may incur Indebtedness, if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock is issued would have been at least 2.0 to 1 from the date of original issuance of the notes through September 30, 2001, and 2.25 to 1 thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued at the beginning of that four-quarter period.

     The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

          (1) the incurrence by us and the guarantors of Indebtedness at any time outstanding (with letters of credit being deemed to have a principal amount equal to our maximum potential liability and that of the guarantors thereunder) under our senior credit facility in an aggregate amount not to exceed the greater of:

             (a) $155.0 million; or

             (b) the sum of

                (i) $125.0 million, plus

                (ii) 60% of our inventory and that of our Restricted Subsidiaries, plus 85% of our accounts receivable and those of our Restricted Subsidiaries, in each case determined in accordance with GAAP as of the most recent balance sheet

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           less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any of this Indebtedness pursuant to subparagraph (1) of the second paragraph under "-- Repurchase at the Option of Holders -- Asset Sales";

          (2) the incurrence by us and the guarantors of Indebtedness represented by the notes (but not to exceed $105.0 million aggregate principal amount at maturity for purposes of this clause (2)) and guarantees of any notes issued under the indenture;

          (3) any Existing Indebtedness of ours and our Restricted Subsidiaries of the Existing Indebtedness;

          (4) the incurrence of Indebtedness between or among us and any of our Wholly Owned Restricted Subsidiaries; provided, however, that

             (a) if we are the obligor on that Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full of all Obligations with respect to the notes and

             (b) any subsequent issuance or transfer of Equity Interests that results in any of this Indebtedness being held by a person or entity other than us or a Wholly Owned Restricted Subsidiary, and any sale or other transfer of that Indebtedness to a person or entity that is not either us or a Wholly Owned Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of that Indebtedness by us or the Restricted Subsidiary, as the case may be;

          (5) the incurrence by us or any of our Restricted Subsidiaries of

             (a) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding,

             (b) foreign exchange contracts or

             (c) currency swap agreements or other similar agreements or arrangements; provided, however, that the notional amount of any currency swap agreement does not exceed the principal amount of debt to which such currency swap agreement relates;

          (6) the guarantee by us or any of the guarantors of Indebtedness that was permitted to be incurred by another provision of this covenant;

          (7) the incurrence by us or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted amount, as applicable) at any time outstanding under this clause, including all Permitted Refinancing Indebtedness incurred pursuant to clause (8) above to refund, refinance or replace any Indebtedness incurred pursuant to this clause (7), not to exceed $15.0 million;

          (8) the incurrence by us or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred by the first paragraph of this covenant, or by clauses (2), (3),
     (5), (6), (7) and (12) of this covenant;

          (9) the incurrence by our Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, the event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of ours that was not permitted by this clause (9);

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          (10) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, however, that in each such case, the amount thereof is included in our Fixed Charges as accrued;

          (11) the incurrence of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing our capital expenditures or those of any of our Restricted Subsidiaries not to exceed $10.0 million at any one time outstanding; and

          (12) the incurrence by us or any of the guarantors of additional Indebtedness in an aggregate principal amount (or accreted amount, as applicable) at any time outstanding under this clause, including all Permitted Refinancing Indebtedness incurred pursuant to clause (8) above to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $15.0 million, solely for the purpose of financing acquisitions of Permitted Businesses; provided, however, that the Fixed Change Coverage Ratio on a pro forma basis after giving effect to such acquisitions is at least 2.0 to 1.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in the list above or is entitled to be incurred pursuant to the first paragraph of this covenant, we will, in our sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and the item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph of this covenant.

LIMITATION ON OTHER SENIOR SUBORDINATED DEBT

     We are not permitted to incur, directly or indirectly, any Indebtedness that is subordinate in right of payment to any Senior Debt and senior in any respect in right of payment to the notes and no guarantor is permitted to incur any Indebtedness that is subordinate or junior in right of payment to its Guarantor Senior Debt and senior in any respect in right of payment to that guarantor's guarantee of the notes.

LIENS

     We are not permitted to, and cannot permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom nor to assign or convey any right to receive income therefrom, in each case to secure Indebtedness or trade payables, except for Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     We are not permitted to, and cannot permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

          (1) pay (a) dividends or make any other distributions to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) any Indebtedness owed to us or any of our Restricted Subsidiaries;

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          (2) make loans or advances to us or any of our Restricted
     Subsidiaries; or

          (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

     However, the preceding restrictions does not apply to encumbrances or restrictions existing under or by reason of

          (1) Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture;

          (2) our senior credit facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however, that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to dividend and other payment restrictions than those contained in the senior credit facility as in effect on the date of the indenture;

          (3) the indenture, the notes and the guarantees;

          (4) applicable law;

          (5) any instrument governing Indebtedness or Capital Stock of a person or entity acquired by us or any of our Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness was incurred or the Capital Stock authorized and issued in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any person or entity, or the properties or assets of any person or entity, other than the person or entity, or the property or assets of the person or entity, so acquired; provided, however, that, in the case of Indebtedness or Disqualified Stock, such Indebtedness or Disqualified Stock would have been permitted by the terms of the indenture to be incurred or issued by us or one of our Restricted Subsidiaries;

          (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) of the preceding paragraph;

          (8) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

          (9) any agreement for the sale or disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

          (10) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described under "-- Liens" that limit our right or any of our Restricted Subsidiaries to dispose of the assets subject to such Liens;

          (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

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

          (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     We are not permitted to, directly or indirectly: (1) consolidate or merge with or into another person or entity, whether or not we are the surviving corporation; or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, person or entity unless

             (a) either (i) we are the surviving corporation or (ii) the person or entity formed by or surviving such a consolidation or merger, if other than us, or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

             (b) the person or entity formed by or surviving such a consolidation or merger, if other than us, or the person or entity to which the sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all our obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

             (c) immediately after the transaction no Default or Event of Default exists; and

             (d) except in the case of our merger with or into one of our Wholly Owned Restricted Subsidiaries, we or the person or entity formed by or surviving such a consolidation or merger if other than us, or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made

                (i) has a Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction and

                (ii) at the time of the transaction and after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four-quarter period, is permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "-- Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock."

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person. This "Merger, Consolidation, or Sale of Assets" covenant does not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Subsidiaries or to the merger.

TRANSACTIONS WITH AFFILIATES

     We are not permitted to, and cannot permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer, convey or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract,

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agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless

          (1) the Affiliate Transaction is on terms that are no less favorable to us or the Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or the Restricted Subsidiary with an unrelated person or entity; and

          (2) we deliver to the trustee

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that the Affiliate Transaction complies with the immediately previous clause above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to us of the Affiliate Transaction from a financial point of view or as to valuation issued by an accounting, appraisal or investment banking firm of national standing.

     The following items are not deemed to be Affiliate Transactions and, therefore, are not subject to the provisions of the prior paragraph:

          (1) any employment agreement or employment arrangement, non-competition agreement, confidentiality agreement, stock option agreement or plan, stock ownership agreement or plan or indemnification agreement entered into by us or any of our Restricted Subsidiaries with any employee or director in the ordinary course of business and consistent with us or the Restricted Subsidiary (including the issuance of any securities or other payments, awards or grants in securities pursuant thereto) that is approved by a majority of disinterested directors, if any, or otherwise by a majority of our Board of Directors;

          (2) transactions between or among us and/or our Restricted
              Subsidiaries;

          (3) payment of reasonable directors' fees to persons who are not otherwise Affiliates of ours;

          (4) any of our obligations pursuant to the Management Agreement;

          (5) any Restricted Payment that is permitted by the provisions of the indenture described above under "-- Restricted Payments;"

          (6) loans and advances to our employees or any employees of our Restricted Subsidiaries in the ordinary course of business and consistent with past practice; and

          (7) the merger or any payments made in connection with the merger.

ADDITIONAL GUARANTEES

     If we or any of our Restricted Subsidiaries acquire or create another domestic Restricted Subsidiary after the date of the indenture, or if any domestic Unrestricted Subsidiary ceases to be an Unrestricted Subsidiary, then that Subsidiary will be required to execute a supplemental indenture and guarantee of the notes and deliver an opinion of counsel, within 10 business days of the date on which it was acquired, created or ceased to be an Unrestricted Subsidiary.

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DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors is permitted to designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. In the event of that designation, all outstanding Investments by us and our Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed to be an Investment at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under "Restricted Payments" or "Permitted Investments," as applicable. All of these outstanding Investments will be valued at an amount equal to the greatest of

          (1) the net book value of those Investments at the time of the designation;

          (2) the fair market value of those Investments at the time of the designation; and

          (3) the original fair market value of those Investments at the time they were made.

     The designation of a Restricted Subsidiary as an Unrestricted Subsidiary is only permitted if the Restricted Payment would be permitted at that time and if the Restricted Subsidiary otherwise would meet the definition of an Unrestricted Subsidiary.

     Any designation by the Board of Directors of a Restricted Subsidiary as an Unrestricted Subsidiary will be required to be evidenced by the filing with the trustee of a certified copy of the board resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ours as of that date and, if the Indebtedness is not permitted to be incurred as of that date under the covenant described under "-- Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock," we will be in default of that covenant.

     Our Board of Directors is permitted to at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that the designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ours of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation will only be permitted if

          (1) the Indebtedness is permitted under the covenant described under "-- Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and

          (2) no Default or Event of Default would be in existence immediately following the designation.

SALE AND LEASEBACK TRANSACTION

     We are not permitted to, and cannot permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that we and the guarantors are permitted to enter into a sale and leaseback transaction if

          (1) we or the guarantor could have

             (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to the sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in

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        the first paragraph of the covenant described above under "-- Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock"; and

             (b) incurred a Lien to secure the Indebtedness pursuant to the covenant described above under "-- Liens;"

          (2) the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, which will certify that the valuation has been approved by a majority of the disinterested directors, if any, of the property that is the subject of the sale and leaseback transaction; and

          (3) the transfer of assets in the sale and leaseback transaction is permitted by, and the net proceeds of the transaction are applied in compliance with, the covenant described above under "-- Repurchase at the Option of Holders -- Asset Sales."

LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED
SUBSIDIARIES

     We cannot, and cannot permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of ours to any person or entity, other than us or a Wholly Owned Restricted Subsidiary of ours, unless:

          (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

          (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under "-- Asset Sales."

In addition, we cannot permit any Wholly Owned Restricted Subsidiary of ours to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any person or entity other than to us or a Wholly Owned Restricted Subsidiary of ours.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     We cannot permit any of our Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of ours unless the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the notes by such Restricted Subsidiary, which guarantee shall be senior to or pari passu with such Restricted Subsidiary's guarantee of or pledge to secure the other Indebtedness, unless the other Indebtedness is Senior Debt, in which case the guarantee of the notes may be subordinated to the guarantee of such Senior Debt to the same extent as the notes are subordinated to the Senior Debt.

     Notwithstanding the preceding paragraph, the guarantees of the notes provide by their terms that they will be automatically and unconditionally released and discharged under the circumstances described above under "-- Guarantees." The form of the guarantee is attached as an exhibit to the indenture.

PAYMENTS FOR CONSENT

     Neither we nor any of our Restricted Subsidiaries or Affiliates are permitted to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the

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terms or provisions of the indenture or the notes unless the consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

BUSINESS ACTIVITIES

     We are not permitted to, and cannot permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

REPORTS

     Upon the consummation of this exchange offer or the effectiveness of the shelf registration statement, as the case may be, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the holders of notes

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations and that of our consolidated Subsidiaries, showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, our financial condition and results of operations and that of our Restricted Subsidiaries separate from the financial information and results of operations of our Unrestricted Subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file these reports.

     In addition, after the exchange offer or the effectiveness of the Shelf Registration Statement, whether or not required by the rules and regulations of the SEC, we will file a copy of all of this information and reports with the SEC for public availability, unless the SEC will not accept such a filing, and from and after the date of the indenture will make this information available to securities analysts and prospective investors upon request. In addition, we agree that, for so long as any notes remain outstanding, we will file with the trustee and the SEC (unless the SEC will not accept such filing) the information required to be delivered pursuant to clauses (1) and (2) above within the time periods specified in the SEC's rules and regulations and furnish that information to holders of the notes, securities analysts and prospective investors upon their request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following will constitute an Event of Default under the indenture:

          (1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

          (2) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

          (3) failure by us or any Restricted Subsidiary for 30 days to comply with the provisions described under "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of
     Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments,"

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     "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of
     Disqualified and Preferred Stock" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

          (4) failure by us or any Restricted Subsidiary for 30 days after written notice by the trustee or the holders of at least 25% in principal amount at maturity of the then outstanding notes to comply with any of its other agreements in the indenture or the notes;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries, or the payment of which is guaranteed by us or any of our Restricted Subsidiaries, whether the Indebtedness or guarantee now exists or is created after the date of the indenture, which default;

             (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of any grace period provided for on the date of the default (a "Payment Default") or

             (b) results in the acceleration of the Indebtedness prior to its scheduled maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (6) failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) except as permitted by the indenture, any guarantee of the notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any guarantor, or any person or entity acting on behalf of any guarantor, denies or disaffirms its obligations under its guarantee; provided, however, that this clause
     (7) shall apply only to a guarantor that is a Significant Subsidiary or a group of guarantors that, taken together, would constitute a Significant Subsidiary; and

          (8) certain events of bankruptcy or insolvency with respect to us or any of our Restricted Subsidiaries that constitute a Significant Subsidiary or any group our Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary of ours that constitutes a Significant Subsidiary or any group of our Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount at maturity of the then outstanding notes are permitted to declare all the notes to be due and payable immediately.

     Holders of the notes are not permitted to enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount at maturity of the then outstanding notes are permitted to direct the trustee in its exercise of any trust or power. The trustee is permitted to withhold from holders of the notes notice of any continuing Default, except a Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

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     The holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee are permitted to on behalf of the holders of all of the notes to waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest, Liquidated Damages, premium on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by us or on our behalf with the intention of provoking acceleration of the notes and thereby avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon becoming aware of any Default, to deliver to the trustee a statement specifying the Default.

NO PERSONAL LIABILITY OF DIRECTORS, ADVISORS, MANAGERS, OFFICERS, EMPLOYEES, INCORPORATORS, MEMBERS AND STOCKHOLDERS

     No director, advisor, manager, officer, employee, incorporator, member or stockholder of ours or any guarantor, as such, will have any liability for any of our obligations or those of any guarantor under the notes, the guarantees, the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the guarantees of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We are permitted to, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes and to have each guarantor's obligation discharged with respect to its guarantee ("Legal Defeasance") except for

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on the notes when the payments are due from the trust referred to below;

          (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, we are permitted to, at our option and at any time, elect to have our obligations and each guarantor released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations will not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

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

        In order to exercise either Legal Defeasance or Covenant Defeasance

          (1) we are required to deposit irrevocably with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in an amount that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable date fixed for redemption, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular date fixed for redemption;

          (2) in the case of Legal Defeasance, we have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

             (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or

             (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, the opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

          (4) no Default has occurred and be continuing on the date of the deposit (other than a Default resulting from borrowing funds to be applied to the deposit) and no Event of Default from bankruptcy or insolvency events occurs, at any time in the period ending on the 123rd day after the date of deposit;

          (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

          (6) we have delivered to the trustee an opinion of counsel in customary form to the effect that after the 123rd day following the deposit, and assuming no intervening bankruptcy or insolvency event occurs, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) we have delivered to the trustee an officers' certificate stating that the deposit was not made by us or with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

          (8) we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance have been satisfied.

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

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, we are permitted to amend or supplement the indenture, the notes and the guarantees with the consent of the holders of at least a majority in principal amount at maturity of the notes then outstanding, (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture, the notes or the guarantees may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes.

     With respect to any notes held by a non-consenting holder, without the consent of each holder affected an amendment or waiver are not permitted to

          (1) reduce the principal amount at maturity of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes, other than provisions relating to the covenants described above under "-- Repurchase at the Option of Holders";

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from the acceleration;

          (5) make any note payable in currency other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the notes;

          (7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described under "-- Repurchase at the Option of Holders");

          (8) release any guarantor from its guarantee; or

          (9) make any change in the foregoing amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provisions of the indenture that relate to subordination requires the consent of both (a) the holders of at least 75% in aggregate principal amount at maturity of the notes then outstanding if the amendment would adversely affect the rights of holders of notes and (b) the holders of Designated Senior Debt.

     Notwithstanding the foregoing, without the consent of any holder of notes, we, a guarantor (with respect to a guarantee or the indenture to which it is a party) and the trustee is permitted to amend or supplement the indenture, the notes or any guarantee:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of our or any guarantor's obligations to holders of notes in the case of a merger or consolidation;

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

          (4) to make any other change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder; or

          (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the trustee, should it become our creditor ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of such a claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount at maturity of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture also provides that in case an Event of Default occurs (that cannot be or is not cured), the trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to those provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder had offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full description of all of these terms, as well as any other capitalized terms used in this "Description of the Registered Notes" for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified person or entity,

          (1) Indebtedness of any other person or entity existing at the time the other person or entity is merged with or into becomes a Subsidiary of the specified person or entity, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, the other person or entity merging with or into or becoming a Subsidiary of the specified person or entity; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified person or entity.

     "AFFILIATE" of any specified person or entity means any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person or entity. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person or entity, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the person or entity, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Equity Interests of a person or entity will be deemed to be control.

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     "ASSET SALE" means

          (1) the sale, lease, conveyance or other disposition of any assets or rights, including, without limitation, by way of sale and leaseback, excluding sales of services and products in the ordinary course of business consistent with past practices, provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets and those of our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described under "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issue or sale by us or any of our Subsidiaries of Equity Interests of any of our Subsidiaries.

     Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

          (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $2.0 million; or
     (b) results in net proceeds to us and our Restricted Subsidiaries of less than $2.0 million;

          (2) a transfer of assets by us to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to us or to another Wholly Owned Restricted Subsidiary;

          (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to us or to another Wholly Owned Restricted Subsidiary;

          (4) the transfer of obsolete equipment in the ordinary course of business; and

          (5) a Restricted Payment that is permitted by the covenant described above under "-- Certain Covenants -- Restricted Payments."

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction (including any period for which the lease has been extended or may, at the option of the lessor, be extended).

     "BOARD OF DIRECTORS" means

          (1) in respect of a limited liability company, the board of advisors of the limited liability company;

          (2) in respect of a corporation, the board of directors of the corporation, or any authorized committee thereof; and

          (3) in respect of any other person or entity, the board or committee of that person or entity serving a similar function.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

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     "CAPITAL STOCK" means

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a person or entity the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person or entity.

     "CASH EQUIVALENTS" means

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or any state having maturities of not more than one year from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank or U.S. branch of a foreign commercial bank having capital and surplus in excess of $200-$250 million and a Thompson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subparagraphs (2) and (3) above entered into with any financial institution meeting the qualifications specified in subparagraph (3); and

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and in each case maturing within 270 days after the date of acquisition.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

          (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Permitted Holders;

          (2) the adoption of a plan relating to our liquidation or dissolution;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of our Voting Equity Interests (measured by voting power rather than number of shares);

          (4) the first day on which a majority of the members of our Board of Directors is not made up of Continuing Directors; or

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

          (5) we consolidate with, or merge with or into, any person or entity, or any person or entity consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Equity Interests is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Equity Interests outstanding immediately prior to such transaction is converted into or exchanged for Voting Equity Interests (other than Disqualified Stock) of the surviving or transferee person or entity constituting a majority of the outstanding shares of such Voting Equity Interests of such surviving or transferee person or entity immediately after giving effect to such issuance.

     "CONSOLIDATED EBITDA" means, with respect to any person or entity for any period, the Consolidated Net Income of the person or entity for that period plus, to the extent deducted in computing the Consolidated Net Income,

          (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale; plus

          (2) provision for taxes based on income or profits of such person or entity and its Restricted Subsidiaries for such period; plus

          (3) consolidated interest expense whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (including non-cash equity based compensation charges but excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period); minus

          (5) non-recurring non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, (a) the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of a person or entity will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of the Restricted Subsidiary was included in calculating the Consolidated Net Income of the person or entity and only if a corresponding amount would be permitted at the date of determination to be dividended to us by the Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the Restricted Subsidiary or its stockholders and (b) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded from Consolidated Net Income, whether or not distributed to us or one of our Restricted Subsidiaries.

     "CONSOLIDATED NET INCOME" means, with respect to any person or entity for any period, the aggregate of the Net Income of the person or entity and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided, however, that

          (1) the Net Income (but not loss) of any person or entity that is not a Restricted Subsidiary (including Unrestricted Subsidiaries) or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash in the relevant period to the referent person or entity or a Wholly Owned Restricted Subsidiary of that person or entity;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any person or entity acquired in a pooling of interests transaction for any period prior to the date of the acquisition will be excluded; and

          (4) the cumulative effect of a change in accounting principles will be excluded.

     "CONSOLIDATED NET WORTH" means, with respect to any person or entity as of any date, the sum of

          (1) the consolidated equity of the common stockholders or members, as applicable, of the person or entity and its consolidated Subsidiaries as of that date; plus

          (2) the respective amounts reported on the balance sheet of the person or entity as of that date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless the dividends may be declared and paid only out of net earnings in respect of the year of the declaration and payment, but only to the extent of any cash received by that person or entity upon issuance of the preferred stock; less the sum of:

             (A) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of the business) subsequent to the date of the indenture in the book value of any asset owned by that person or entity by its consolidated Subsidiary;

             (B) all investments as of that date in unconsolidated Subsidiaries and in persons or entities that are not Subsidiaries; and

             (C) all unamortized debt discount and expense and unamortized deferred charges as of that date, in each case, determined in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of our Board of Directors who was a member of the Board of Directors on the date of the indenture or was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election.

     "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "DESIGNATED SENIOR DEBT" means any Indebtedness outstanding under our senior credit facility and any other Senior Debt or Guarantor Senior Debt permitted to be incurred under the indenture the original principal amount of which is $25.0 million or more and that has been designated by us as "Designated Senior Debt."

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than as a result of an optional call for recapitalization by the issuer), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the

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option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the stated maturity date of the notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or with the proceeds of an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EXISTING INDEBTEDNESS" means up to $24,000 in aggregate principal amount of Indebtedness in existence on the date of the indenture (other than Indebtedness under our senior credit facility), until that Indebtedness is repaid.

     "FIXED CHARGE COVERAGE RATIO" means with respect to any person or entity for any period, the ratio of the Consolidated EBITDA of the person or entity and its Restricted Subsidiaries for that period to the Fixed Charges of the person or entity and its Restricted Subsidiaries for the sale period. In the event that we or any of our Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to the incurrence, assumption, guarantee or redemption of such Indebtedness, or the issuance or redemption of such preferred stock and the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified person or entity or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period and Consolidated EBITDA for that reference period will be calculated without giving effect to clause
     (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, as though such operations had been discontinued or such operations or businesses had been disposed of on the first day of the four-quarter reference period; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the referent person or entity or any of its Restricted Subsidiaries following the Calculation Date.

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     "FIXED CHARGES" means, with respect to any person or entity for any period, the sum, without duplication, of

          (1) the consolidated interest expense of the person or entity and its Restricted Subsidiaries for that period (before amortization or write-off of debt issuance costs), whether paid or accrued and whether or not capitalized, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus

          (2) the consolidated interest expense of such person or entity and its Restricted Subsidiaries that was capitalized during the period; plus

          (3) any interest expense on Indebtedness of another person or entity that is guaranteed by the person or entity or one of its Restricted Subsidiaries or secured by a Lien on assets of the person or entity or one of its Restricted Subsidiaries, whether or not the guarantee or Lien is called upon; plus

          (4) the product of

             (a) all dividend payments, whether or not in cash, on any series of preferred stock of the person or entity or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests (other than Disqualified Stock) payable solely in our Equity Interests (other than Disqualified Stock) or to us or a Restricted Subsidiary of ours; times

             (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, local and foreign statutory tax rate of the person or entity, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as has been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "GUARANTOR SENIOR DEBT" means with respect to any guarantor

          (1) all Indebtedness of the Guarantor outstanding under our senior credit facility and all Hedging Obligations with respect thereto;

          (2) any other Indebtedness of the guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which the Indebtedness is incurred expressly provides that it is subordinated or ranks equally in right of payment to the guarantee of the guarantor; and

          (3) all Obligations of the guarantor with respect to the foregoing Indebtedness.

     Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Debt will not include

          (1) any liability for federal, state, local or other taxes owed or owing by the guarantor;

          (2) any Indebtedness of the guarantor to any of its Subsidiaries or other Affiliates;

          (3) any trade payables; or

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          (4) any Indebtedness that is incurred in violation of the indenture.

     "HEDGING OBLIGATIONS" means, with respect to any person or entity, the obligations of the person or entity under

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect the person or entity against fluctuations in interest rates.

     "INDEBTEDNESS" means, with respect to any person or entity, any indebtedness of the person or entity, whether or not contingent, in respect of

          (1) borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) the balance deferred and unpaid of the purchase price of any property, except such a balance that constitutes an accrued expense or trade payable;

          (6) representing any Hedging Obligations.

     If and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the person or entity prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all indebtedness of others secured by a Lien on any asset of the person or entity, whether or not the indebtedness is assumed by that person or entity, and to the extent not otherwise included, the guarantee by the person or entity of any indebtedness of any other person or entity.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "INVESTMENTS" means, with respect to any person or entity, all investments by the person or entity in other persons or entities (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet of such person or entity prepared in accordance with GAAP (excluding equity in undistributed earnings). If we or any Subsidiary of ours sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of ours such that, after giving effect to the sale or disposition, the person or entity is no longer a Subsidiary of ours, we will be deemed to have made an Investment on the date of the sale or disposition equal to the fair market value of the Equity Interests of the Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described under "-- Certain
Covenants -- Restricted Payments."

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise

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perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "MANAGEMENT AGREEMENT" means that certain Management Agreement, dated as of the date of the indenture, between Trivest II, Inc. and us.

     "NET INCOME" means, with respect to any person or entity, the net income
(loss) of the person or entity, determined in accordance with GAAP and before any reduction in respect of changes related to preferred stock, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on that gain (but not loss), realized in connection with

             (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or

             (b) the disposition of any securities by the person or entity or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of the person or entity or any of its Restricted Subsidiaries; and

          (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on the extraordinary or nonrecurring gain (but not loss).

     "NET PROCEEDS" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

          (1) the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements; and

          (2) amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of the Asset Sale;

provided, however, if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

     "NON-RECOURSE DEBT" means Indebtedness:

          (1) as to which neither we nor any of our Restricted Subsidiaries

             (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness;

             (b) is directly or indirectly liable, as a guarantor or otherwise;
        or

             (c) constitutes the lender;

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

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes being offered hereby) of ours or any of our Restricted Subsidiaries to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to our stock or assets or those of any of our Restricted Subsidiaries.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PERMITTED BUSINESS" will mean and include the manufacture, sale or distribution of products furnished in the furniture manufacturing industry. Without limiting the foregoing, "Permitted Business" will include lines of businesses which are related or complementary to any of the above, including the acquisition and ownership of firms which are principally but not exclusively engaged in one or more of the above lines, and any businesses which are, in the reasonable judgment of the Board of Directors as set forth in a resolution of the Board of Directors, logical extensions of any of the above.

     "PERMITTED HOLDER" means Trivest, Inc. and any Affiliate of Trivest, Inc.

     "PERMITTED INVESTMENTS" means

          (1) any Investment in us or in a Wholly Owned Restricted Subsidiary of ours;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by us or any Restricted Subsidiary in a person or entity, if as a result of the Investment:

             (a) the person or entity becomes a Wholly Owned Restricted Subsidiary of ours; or

             (b) the person or entity is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, us or a Wholly Owned Restricted Subsidiary of ours;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ours;

          (6) any Hedging Obligation;

          (7) other Investments in any person or entity having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause since the date of the indenture of not more than $12.5 million.

          (8) loans and advances to our employees and officers and those of our Restricted Subsidiaries in the ordinary course of business (including loans to be used to purchase our Capital Stock where such loans are secured by such Capital Stock); and

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          (9) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers or in good faith settlement of delinquent obligations of trade creditors or customers.

     "PERMITTED JUNIOR SECURITIES" means

          (1) Equity Interests in us or any guarantor;

          (2) debt securities of ours or the relevant guarantor that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt or to Guarantor Senior Debt and any debt securities issued in exchange for Guarantor Senior Debt, as applicable, to substantially the same extent as, or to a greater extent than, the Notes and the guarantees will be subordinated, respectively, to Senior Debt and Guarantor Senior Debt, as applicable.

     "PERMITTED LIENS" means

          (1) Liens securing Senior Debt or Guarantor Senior Debt of ours and our Restricted Subsidiaries that was permitted by the terms of the indenture to be incurred;

          (2) Liens in favor of us or any of our Restricted Subsidiaries;

          (3) Liens on property of a person or entity existing at the time the person or entity is merged into or consolidated with us or any Restricted Subsidiary of ours; provided, however, that the Liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the person or entity merged into or consolidated with us or the Restricted Subsidiary;

          (4) Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of ours; provided, however, that the Liens were in existence prior to the contemplation of the acquisition and do not extend by any assets other than the property so acquired;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, bids, leases, government contracts or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

          (7) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (8) Liens to secure Indebtedness (including Capital Lease Obligations) incurred in connection with the acquisition of assets by us or our Restricted Subsidiaries permitted by the covenant described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock;" provided, however, that

             (a) the Indebtedness was incurred by the prior owner of the assets prior to the acquisition and was not incurred in connection with, or in contemplation of, the acquisition; and

             (b) each such Lien occurs only the assets acquired with that Indebtedness

          (9) Liens existing on the date of the Indenture;

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

          (10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision required in conformity with GAAP has been made;

          (11) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances that do not interfere in any material respect with our business or the business of any of our Restricted Subsidiaries;

          (12) judgment or attachment Liens not giving rise to an Event of Default;

          (13) any interest or title of a lessor in property subject to any Capital Lease Obligation or other lease;

          (14) Liens incurred in the ordinary course of our business or that of any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding and that

             (a) are not incurred in connection with borrowing money or Obtaining advances or credit (other than trade credit in the ordinary course of business); and

             (b) do not in the aggregate materially detract from the value of the affected property or materially impair its use in our or such Restricted Subsidiary's business.

     "PERMITTED REFINANCING INDEBTEDNESS" means any of our Indebtedness or that of any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ours or that of any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

          (1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, costs, fees and reasonable prepayment premiums and penalties incurred in connection therewith);

          (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) the Indebtedness is incurred either by us or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a person or entity means any Subsidiary of the referent person or entity that is not an Unrestricted Subsidiary.

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     "SENIOR CREDIT FACILITY" means that certain Loan and Security Agreement, dated as of August 27, 1999 among the lenders party thereto, Heller Financial, Inc. and CIBC, Inc. as co-agents, BankBoston, N.A., as administrative agent, and us, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, supplemented, extended, renewed, replaced, refinanced or restructured from time to time, whether represented by one or more agreements and whether one or more Restricted Subsidiaries are added or added or removed as borrowers or guarantors thereunder or as parties thereto.

     "SENIOR DEBT" means

          (1) all our Indebtedness outstanding under our senior credit facility and all Hedging Obligations with respect thereto;

          (2) any other Indebtedness of ours permitted to be incurred under the terms of the indenture, unless the instrument under which that Indebtedness is incurred expressly provides that it is subordinated or ranks equally in right of payment to the notes; and

          (3) all Obligations of ours with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the foregoing list, Senior Debt will not include

          (1) any liability for federal, state, local or other taxes owed or owing by us;

          (2) any Indebtedness of ours to any of our Subsidiaries or other Affiliates;

          (3) any trade payables; or

          (4) any Indebtedness that is incurred in violation of the indenture.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the date hereof.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase such an interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any person or entity,

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the person or entity or one or more of the other Subsidiaries of that person or entity (or a combination thereof); and

          (2) any partnership

             (a) the sole general partner or the managing general partner of which is the person or entity or a Subsidiary of the person or entity

             (b) or the only general partners of which are the person or entity or of one or more Subsidiaries of the person or entity (or any combination thereof).

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     "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the
Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that the Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary unless the terms of that agreement, contract, arrangement or understanding are no less favorable to us or the Restricted Subsidiary than those that might be obtained at the time from persons or entities that are not Affiliates of ours;

          (3) is a person or entity with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests or to maintain or preserve the financial condition of the person or entity or to cause the person or entity to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of ours or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of ours or any of our Restricted Subsidiaries.

     "VOTING EQUITY INTERESTS" of any person or entity as of any date means the Equity Interests of the person or entity that is at the time, entitled to vote in the election of the Board of Directors or other governing body of the person or entity.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying:

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

             (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment; by

          (2) the then outstanding principal amount of the Indebtedness.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any person or entity means a Restricted Subsidiary of the person or entity, 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by the person or entity or by one or more Wholly Owned Restricted Subsidiaries of the person or entity and one or more Wholly Owned Restricted Subsidiaries of the person or entity.

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                         BOOK-ENTRY, DELIVERY AND FORM

     Registered notes initially will be represented by one or more notes in registered, global form without interest coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The global notes will be deposited upon issuance with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     The registered notes that are issued as described under "-- Certificated Notes" will be issued in the form of registered definitive certificates. The certificated notes may, unless the global notes have previously been exchanged for certificated notes, be exchanged for an interest in a global note representing the principal amount at maturity of registered notes being transferred.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to DTC's indirect participants, which are other entities such as banks, brokers, dealers and trust companies that clear through or maintain a direct or indirect custodial relationship with a participant. Persons or entities that are not participants will be permitted to beneficially own securities held by or on behalf of DTC only through DTC's participants or indirect participants.

     We expect that, pursuant to procedures established by DTC, ownership of the registered notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's participants), DTC's participants and the indirect participants.

     Prospective purchasers are advised that the laws of some states require that specified categories of persons or entities take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer registered notes evidenced by the global notes will be limited to that extent.

     So long as the holder of the global notes is the registered owner of the registered notes, the holder of the global note will be considered the sole holder under the indenture of any registered notes evidenced by the global notes. Beneficial owners of registered notes evidenced by the global notes will not be considered the owners or holders thereof under the indenture, for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the trustee nor we will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on any registered notes registered in the name of the holder of the global note, on the applicable record date will be payable by the trustee to or at the direction of the holder of the global note in its capacity as the registered holder under the indenture. The trustee and we will be permitted to treat the persons in whose names notes, including the global notes, are registered as the owners thereof for the purpose of receiving these payments. Consequently, neither the trustee nor we has or will have any responsibility or liability for the payment of those amounts to beneficial owners of notes. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with these payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records on the records of DTC. Payments by DTC's participants and indirect participants to the beneficial owners of the notes will be governed

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

by standing instructions and customary practice and will be the responsibility of DTC's participants or indirect participants.

CERTIFICATED NOTES

     Subject to certain conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange that beneficial interest for registered notes, in the form of certificated notes. Upon such an issuance, the trustee is required to register the certificated notes in the name of, and cause the same to be delivered to, the person or persons (or the nominee of any thereof). In addition, if

          (1) we notify the trustee, in writing, that DTC is no longer willing or able to act as a depositary and we are not able to locate a qualified successor within 90 days; or

          (2) we, at our option, notify the trustee, in writing, that we elect to cause the issuance of registered notes in the form of certificated notes,

then, upon surrender by the holders of the global notes, registered notes in this form will be issued to each person that the holders of the global note and DTC identify as being a beneficial owner of the related registered notes.

     Neither the trustee nor we will be liable for any delay by any holder of the global notes or DTC in identifying the beneficial owners of registered notes and the trustee and we will be permitted to conclusively rely on, and will be protected in relying on, instructions from the holder of the global notes or DTC for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the registered notes represented by the global notes, including principal, premium, interest and Liquidated Damages, if any, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global note. With respect to certificated notes, we will make all payments of dividends, distribution, principal, premium, interest, Liquidated Damages, if any, and any other payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to each holder's registered address.

     The registered notes represented by the global notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the registered notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain U.S. federal income and estate tax considerations relevant to acquiring, holding and disposing of a registered note. This discussion is based on the Internal Revenue Code of 1986, Treasury regulations promulgated hereunder, administrative positions of the Internal Revenue Service or the IRS and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or to different interpretations. There can be no assurance that the IRS will not challenge one or more of the conclusions described herein. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of a registered note. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, a person subject to the alternative minimum tax provisions of the Code). In addition, it is not intended to be wholly applicable to all categories of investors, some of which (like dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding a registered note as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction and persons who have a "functional currency" other than the U.S. dollar) may be subject to special rules. The discussion also does not address any aspect of state, local or foreign law, or U.S. federal estate and gift tax law other than U.S. federal estate tax law as applicable to a "Non-U.S. Holder" (as defined below). In addition, this discussion is limited to an original holder of a registered note who acquired an original note exchanged for the registered note on its original issue date and at its original issue price within the meaning of Section 1273 of the Code and who will hold the registered note as a "capital asset" within the meaning of Section 1221 of the Code.

     HOLDERS OF ORIGINAL NOTES ARE ADVISED TO CONSULT THEIR TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE REGISTERED NOTES.

EXCHANGE OF NOTES

     The exchange of an original note for a registered note pursuant to the exchange offer should not be a taxable exchange for U.S. Federal income tax purposes. Accordingly, a registered note acquired in exchange for an original note should have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the original note had in the hands of its beneficial owner immediately before the exchange. The tax consequences of ownership and disposition of a registered note should be the same as the tax consequences of the ownership and disposition of the original note surrendered in exchange for it.

     Accordingly, in the following discussion, the U.S. Federal income tax consequences with respect to a registered note assume that the registered note is treated, for U.S. Federal income tax purposes, as the same note as the original note for which it was issued and that the registered note has the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the original note had in the hands of its beneficial owner immediately before the exchange, and that any amounts that accrue or are paid or payable on an original note are treated as accruing or as paid or payable on the registered note.

U.S. HOLDERS

     The following discussion is limited to a holder of a registered note that is a "U.S. Holder." For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a registered note that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation or partnership (or an entity treated as a corporation or

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partnership) created or organized in the United States or under the law of the
United States, any state or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     TAXATION OF STATED INTEREST ON THE REGISTERED NOTES. Generally, payments of "qualified stated interest" will be includible in a U.S. Holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time they are paid or accrue in accordance with the U.S. Holder's regular method of tax accounting. Generally, "qualified stated interest" payments include stated interest payments that are unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments.


     ORIGINAL ISSUE DISCOUNT ON THE REGISTERED NOTES. The original notes were issued with original issue discount or "OID," and each registered note therefore should have the same OID as the original note exchanged therefor. Accordingly, each U.S. Holder generally will be required to include in income (regardless whether the U.S. Holder uses a cash or accrual method of accounting for U.S. federal income tax purposes) in each taxable year, in advance of the receipt of the corresponding cash payments on a registered note, that portion of the OID, computed on a constant yield basis, attributable to each day during the year on which the U.S. Holder holds the registered note.

     The amount of OID with respect to each registered note will be equal to the excess of (i) the "stated redemption price at maturity" of the registered note over (ii) the "issue price" of the registered note. The "stated redemption price at maturity" of a registered note will be equal to the sum of all cash payments required to be made on the registered note other than payments of "qualified stated interest" (defined above). The "issue price" of a registered note will be equal to the portion of the "issue price" of the unit that originally was issued (which constituted an "investment unit" for U.S. federal income tax purposes consisting of an original note and the associated warrant) allocable to the original note based upon the relative fair market values of the original note and the associated warrant comprising the unit. Because the unit was issued for money, the "issue price" of the unit was the first price at which a substantial amount of the units was sold for money. For purposes of determining the issue price of the units, sales to bond houses, brokers, or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers are ignored.

     Under Treasury regulations, we have allocated the issue price of the units between the original notes and the associated warrants. That allocation will be binding on all holders of units, unless a holder explicitly discloses (on a form prescribed by the IRS and attached to the holder's timely-filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit) that its allocation of the issue price of a unit is different from the issuer's allocation. Our allocation is not, however, binding on the IRS. Based on our allocation, the issue price of each original note was $962.40.

     A U.S. Holder of a debt instrument issued with OID is required for U.S. federal income tax purposes to include OID in gross income each year under a constant yield method, regardless of the holder's regular method of tax accounting. The amount of OID includible in income by a U.S. Holder of a registered note in any taxable year is the sum of the "daily portions" of the OID for all days during the taxable year in which the U.S. Holder holds the registered note. The daily portions of OID required to be included in a U.S. Holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during a taxable year in which the U.S. Holder holds the registered note a pro rata portion of the OID on that registered note that is attributable to the "accrual period" in which that day is included. The amount of the OID attributable to each accrual period is an amount equal to the excess, if any, of (1) the product of the

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"adjusted issue price" of the registered note at the beginning of that accrual period and the "yield to maturity" of the registered note (that is, the discount rate that, when used in computing the present value of all principal and interest payments to be made under the registered note in the manner prescribed by Treasury regulations, produces an amount equal to the issue price of the note) over (2) the amount of any "qualified stated interest" (defined above) allocable to the accrual period. The "adjusted issue price" of a registered note at the beginning of the first accrual period (which, as noted above, should be the first accrual period of the original notes exchanged for the registered note) will be its issue price. Thereafter, the adjusted issue price at the beginning of any accrual period will be equal to (a) the sum of the issue price of the registered note and the aggregate amount of OID that accrued for all prior accrual periods minus (b) the amount of all prior payments (other than payments of "qualified stated interest") made on or before the first day of the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than "qualified stated interest") and the adjusted issue price of the registered note at the beginning of the final accrual period. The calculation of OID for an initial short accrual period may be determined using any reasonable method. We will report to the U.S. Holders, on a timely basis, the reportable amount of OID and qualified stated interest income based on our understanding of applicable law.

     The registered notes may be redeemed prior to their stated maturity at our option. For purposes of computing the yield on the registered notes, we will be deemed to exercise or not to exercise our option to redeem the registered notes in a manner that minimizes the yield on the registered notes. It is not anticipated that our ability to redeem the registered notes will affect the registered notes' yield to maturity.

     According to the applicable Treasury regulations, the possibility of a redemption or repurchase of the registered notes at a premium if there is a Change of Control or if we sell certain assets and do not use the proceeds as specified will not affect the amount or timing of interest income recognized by a holder of a registered note if the likelihood of the redemption or repurchase, as of the date the original notes were issued, is remote. We intend to take the position that the likelihood of a redemption or repurchase, if there is a Change of Control or if we sell certain assets and do not use the proceeds as specified, is remote under applicable Treasury regulations and similarly do not intend to treat those possibilities as affecting the yield to maturity of the registered notes. Accordingly, any premium payable on either of those events should be includible in gross income by a U.S. Holder at the time the payment is paid or accrues in accordance with the U.S. Holder's regular method of tax accounting.

     A U.S. Holder may elect to include in gross income, on the constant yield method, all income on a registered note (including stated interest, OID, de minimis OID, market discount, acquisition discount, de minimis market discount and unstated interest), as adjusted by any amortizable bond premium or acquisition premium. In applying the constant-yield method to a registered note with respect to which this election has been made, the issue price of the registered note will equal the electing U.S. Holder's adjusted basis in the registered note immediately after its acquisition, the issue date of the registered note will be the date of its acquisition by the electing U.S. Holder, and no payments on the registered note will be treated as payments of qualified stated interest. This election will generally apply only to the registered note with respect to which it is made and may not be revoked without the consent of the IRS. Any election made with respect to an original note or a registered note should be treated as an election made with respect to the corresponding registered note or original note, respectively.

     ADJUSTED TAX BASIS. A U.S. Holder's tax basis in a registered note will be increased by the amount of OID that the U.S. Holder includes in income pursuant to the foregoing rules through the day preceding the day of disposition and will be decreased by the amount of any cash payments received on the registered note (other than payments of qualified stated interest).

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     APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS.  If the original notes were
"applicable high-yield debt obligations," or AHYDOs, the registered notes also should be AHYDOs. In that event, we would not be entitled to deduct OID accruing on the registered notes, to the extent the OID does not exceed the applicable federal rate, or AFR, plus six percentage points, until we actually pay the OID. We would be permanently disallowed a deduction for any OID in excess of the AFR plus six percentage points, and the payment of that amount would be treated as a dividend, for which a dividends received deduction would be allowable to certain corporate holders, to the extent it is deemed to be paid out of our current or accumulated earnings and profits. However, based on the calculation of the issue price and yield of the original notes, the amount of OID on the original notes would not be "significant" within the meaning of the AHYDO rules, and therefore the original notes, and the registered notes, would not be AHYDOs.

     SALE, EXCHANGE OR RETIREMENT OF A REGISTERED NOTE. Each U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or retirement of a registered note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a registered note is attributable to the payment of accrued interest on the registered note not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in the instrument. In each case, the gain or loss will be long-term capital gain or loss if the registered note has been held for more than one year at the time of the sale, exchange, retirement or lapse. Long-term capital gain recognized on a sale, exchange or retirement of a registered note by certain noncorporate U.S. Holders is subject to tax at a maximum tax rate of 20%. As noted above, a U.S. Holder's initial basis in a registered note generally will be the portion of the amount paid for a unit allocable to the original note based on the relative fair market values of the original note and the associated warrant. (See "-- Original Issue Discount on the Notes"). The tax basis in the registered notes may be adjusted as described in "-- Adjusted Tax Basis" above.

     Prospective acquirors of registered notes should be aware that the resale of a registered note may be affected by the "market discount" rules of the Code, under which a portion of any gain realized on the retirement or other disposition of a registered note by a subsequent holder that acquires the registered note at a market discount generally would be treated as ordinary income to the extent of the market discount that accrues while that holder holds the registered note.

     POTENTIAL RECHARACTERIZATION OF ORIGINAL NOTES ISSUED BY WINSLOEW ESCROW CORP. The original notes were issued originally by WinsLoew Escrow Corp., which was formed solely for the purpose of completing the offering of the original notes prior to the merger of Trivest Furniture Corporation with and into us. WinsLoew Escrow Corp. was a wholly owned subsidiary of Trivest Furniture Corporation and merged with and into Trivest Furniture Corporation as part of the merger of Trivest Furniture Corporation with and into us. As discussed above, we believe that as a result of the merger of WinsLoew Escrow Corp. with and into us, the separate existence of WinsLoew Escrow Corp. should be disregarded for U.S. federal income tax purposes and thus that the U.S. federal income tax consequences to a U.S. Holder of acquiring, holding or disposing of a registered note should be those set forth above. However, it is possible that the separate existence of WinsLoew Escrow Corp. would not be disregarded for U.S. federal income tax purposes. Each prospective acquiror of a registered note is advised to consult its own tax adviser regarding the possibility of such recharacterization and the tax consequences of such a recharacterization.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. A U.S. Holder of a registered note may be subject, under certain circumstances, to information reporting and "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest on or principal (and premium, if any) of a registered note and the gross proceeds from a disposition of a registered note. The backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number

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or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. Holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. We will report annually to the IRS and to each U.S. Holder of a registered note the amount of any "reportable payments" and the amount of tax withheld, if any, with respect to those payments.

     Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or as a credit against that U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

NON-U.S. HOLDERS

     The following discussion is limited to U.S. federal income and estate tax consequences relevant to a Non-U.S. Holder. As used herein, a "Non-U.S. Holder" is a beneficial owner of a registered note, that, for U.S. federal income tax purposes, is (a) a nonresident alien individual, (b) a corporation or partnership (or an entity treated as a corporation or partnership) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States or (c) a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder. For purposes of the withholding tax discussed below (other than backup withholding), a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. This discussion does not address tax consequences relevant to an expatriate or former long-term resident of the United States or to a person who holds a registered note through a partnership. A person who holds a registered note through a hybrid entity (that is, an entity that is fiscally transparent for U.S. federal income tax purposes but not for foreign tax purposes) may not be entitled to the benefits of a tax treaty. For example, a person who is a partner in a foreign partnership or beneficiary of a foreign trust or estate and who is subject to U.S. federal income tax because of his own status, for example, as a U.S. resident or a foreign person engaged in trade or business in the United States, may be subject to U.S. federal income tax even though the foreign partnership, trust or estate is not itself subject to U.S. federal income tax. For purposes of the following discussion, "U.S. trade or business income" of a Non-U.S. Holder generally means interest or gain on a sale, exchange or retirement of a registered note if that interest or gain is (i) effectively connected with trade or business conducted by the Non-U.S. Holder within the United States or (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the Non-U.S. Holder in the United States.

     STATED INTEREST AND OID ON THE REGISTERED NOTES. In general, interest (and premium, if any) paid to, and OID paid to or accrued by, a Non-U.S. Holder of a registered note will not be subject to U.S. withholding tax if it qualifies for the portfolio interest exemption, and it will not otherwise be subject to U.S. federal income tax if it is not U.S. trade or business income of the Non-U.S. Holder. Interest and OID on a registered note qualify for the portfolio interest exemption if (i) the Non-U.S. Holder of the registered note (a) does not own, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and
(c) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business and (ii) either (a) the Non-U.S. Holder certifies, under penalties of perjury, to us or the paying agent, as the case may be, that it is a Non-U.S. Holder and provides its name and address or (b) a securities clearing organization, bank or other financial institution that

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holds customers' securities in the ordinary course of its trade or business (a
"Financial Institution") and holds the registered note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that it or a Financial Institution between it and the Non-U.S. Holder has received such a certificate and furnishes the payor with a copy thereof. Recently adopted Treasury regulations that generally will be effective for payments made on or after January 1, 2001 provide alternative methods for satisfying the certification requirement described in (ii) above. The new regulations generally will require, in the case of a registered note held by a foreign partnership, that the certificate described in (ii) above must be provided by the partners rather than by the foreign partnership and that the partnership must provide certain information, including a U.S. TIN.

     Interest and premium, if any, and OID paid to or accrued by a Non-U.S. Holder that constitutes U.S. trade or business income will be subject to U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). The gross amount of interest (and premium, if any) and OID paid to a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to withholding of U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty reduces or eliminates withholding. To claim the benefit of a tax treaty or to claim an exemption from withholding because income is U.S. trade or business income, a Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or a successor form), as applicable, prior to the payment of the income. These forms generally must be updated periodically. Under the new regulations, a Non-U.S. Holder claiming either of those exemptions will be required to provide an IRS Form W-8. In addition, under the new regulations, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by a foreign governmental authority to prove residence in the foreign country. Special procedures are provided in the new regulations for payments through qualified intermediaries. A holder of an original note should consult its own tax adviser regarding the effect, if any, of the new regulations on it.

     SALE, EXCHANGE OR RETIREMENT OF A REGISTERED NOTE. Subject to the discussion below of backup withholding, gain recognized by a Non-U.S. Holder on a sale, exchange or retirement of a registered note generally will not be subject to U.S. federal income tax unless (i) the gain is U.S. trade or business income of the Non-U.S. Holder or (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the registered note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

     Prospective acquirors of registered notes should be aware that the resale of a registered note to a U.S. Holder may be affected by the "market discount" rules of the Code, under which a portion of any gain realized on retirement or other disposition of a registered note by a subsequent holder that is a U.S. Holder that acquires the registered note at a market discount generally would be treated as ordinary income to the extent of the market discount that accrues while the U.S. Holder holds the registered note.

     POTENTIAL RECHARACTERIZATION OF ORIGINAL NOTES ISSUED BY WINSLOEW ESCROW CORP. The original notes were issued originally by WinsLoew Escrow Corp., which was formed solely for the purpose of completing the offering of the original notes prior to the merger of Trivest Furniture Corporation with and into us. WinsLoew Escrow Corp. was a wholly owned subsidiary of Trivest Furniture Corporation and merged with and into Trivest Furniture Corporation as part of the merger of Trivest Furniture Corporation with and into us. As discussed above, we believe that, as a result of the merger of WinsLoew Escrow Corp. with and into us, the separate existence of WinsLoew Escrow Corp. should be disregarded for U.S. federal income tax purposes and thus that the U.S. federal income tax

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consequences to a Non-U.S. Holder of acquiring, holding or disposing of a registered note should be those set forth above. However, it is possible that the separate existence of WinsLoew Escrow Corp. would not be disregarded for U.S. federal income tax purposes. Each prospective acquiror of registered notes is advised to consult its own tax adviser regarding the possibility of such recharacterization and the tax consequences of such a recharacterization.

     FEDERAL ESTATE TAX. A registered note that is owned, or treated as owned, by an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death will not be subject to U.S. federal estate tax, provided the individual did not own, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and provided the income on the registered note was not U.S. trade or business income. A registered note that is owned, or is treated as owned, by an individual who is domiciled in the United States at the time of death will be subject to U.S. federal estate tax regardless of whether such holder is neither a citizen nor a resident of the United States.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. We must report annually to the IRS and to each Non-U.S. Holder any interest or OID that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Information reporting and backup withholding (at a rate of 31%) do not apply to interest or OID paid to a Non-U.S. Holder if the holder makes the requisite certification or otherwise establishes an exemption provided that neither we nor our paying agent has actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     Backup withholding and information reporting do not apply to our payments of principal of a registered note to a Non-U.S. Holder if the holder certifies under penalties of perjury that it is not a U.S. Holder or otherwise establishes an exemption provided that neither we nor our paying agent has actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of a registered note to or through the U.S. office of any broker, U.S. or foreign, is subject to information reporting and possible backup withholding unless the owner certifies under penalties of perjury that it is not a U.S. Holder or otherwise establishes an exemption provided that the broker does not have actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     The proceeds of a disposition of a registered note by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting will apply in the case of a "U.S. related broker" unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose income from all sources for a designated period is from activities that are effectively connected with the conduct of trade or business within the United States or, with respect to payments made on or after January 1, 2001, a foreign partnership that, at any time during its taxable year, is owned 50% or more (by income or capital interest) by United States persons or is engaged in the conduct of trade or business in the United States. The new regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the Non-U.S. Holder provides a certification as to its status as a Non-U.S. Holder.

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     Any amounts withheld under the backup withholding rules from a payment to a
Non-U.S. Holder will be allowed as a refund or as a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers during the period referred to below in connection with resales of the registered notes received in exchange for original notes if such original notes were acquired by such broker-dealers for their own accounts as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer in connection with resales of registered notes for a period ending one year after the effective date of the registration statement, subject to extension under certain limited circumstances. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including certain indemnification rights and obligations.

     We will not receive any cash proceeds from the issuance of the registered notes offered hereby or from the sale of registered notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchaser of any registered notes. Any broker-dealer that resells registered notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the effective date of the registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to indemnify those broker-dealers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the registered notes offered hereby will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing. The financial statements as of December 31, 1998 for Pompeii appearing in this prospectus have been audited by Infante, Lago & Company, independent auditors, as set forth in their report thereon appearing elsewhere herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

WINSLOEW                                                      PAGE
--------                                                      ----
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 1998, 1997 AND 1996
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................   F-3
Consolidated Statements of Income For the Years Ended
  December 31, 1998, 1997 and 1996..........................   F-4
Consolidated Statements of Stockholders' Equity For the
  Years Ended December 31, 1998, 1997 and 1996..............   F-5
Consolidated Statements of Cash Flows For the Years Ended
  December 31, 1998, 1997 and 1996..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE
  MONTHS AND THE NINE MONTHS ENDED SEPTEMBER 24, 1999 AND
  SEPTEMBER 25, 1998
Consolidated Balance Sheets as of September 24, 1999
  (Unaudited) and December 31, 1998.........................  F-21
Consolidated Statements of Income For the Three Months and
  Nine Months Ended September 24, 1999 and September 25,
  1998 (Unaudited)..........................................  F-22
Consolidated Statements of Cash Flows For the Nine Months
  Ended September 24, 1999 and September 25, 1998
  (Unaudited)...............................................  F-23
Notes to Consolidated Financial Statements (Unaudited)......  F-24

POMPEII
-------

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1998
Report of Infante, Lago & Company, Independent Auditors.....  F-31
Balance Sheet as of December 31, 1998.......................  F-32
Statement of Operations for the Year Ended December 31,
  1998......................................................  F-33
Statement of Stockholders' Equity for the Year Ended
  December 31, 1998.........................................  F-34
Statement of Cash Flows for the Year Ended December 31,
  1998......................................................  F-35
Notes to Financial Statements...............................  F-36

UNAUDITED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE
  30, 1999 AND 1998
Balance Sheets as of June 30, 1999 (Unaudited) and December
  31, 1998..................................................  F-39
Statements of Income for the Six Months Ended June 30, 1999
  and 1998 (Unaudited)......................................  F-40
Statements of Cash Flows for the Six Months Ended June 30,
  1999 and 1998 (Unaudited).................................  F-41
Notes to Financial Statements...............................  F-42

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

STOCKHOLDERS OF WINSLOEW FURNITURE, INC.

     We have audited the accompanying consolidated balance sheets of WinsLoew Furniture, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WinsLoew Furniture, Inc. and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                      /s/ Ernst & Young LLP

Birmingham, Alabama
January 29, 1999

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                 (IN THOUSANDS
                                                               EXCEPT SHARE AND
                                                              PER SHARE AMOUNTS)
ASSETS
Cash and cash equivalents...................................  $   475    $   707
Cash in escrow..............................................    1,000         --
Accounts receivable, less allowances for doubtful accounts
  of $1,694 and $788 at December 31, 1998 and 1997,
  respectively..............................................   23,647     22,031
Inventories.................................................   12,206     10,433
Prepaid expenses and other current assets...................    4,638      7,409
Net assets of discontinued operations.......................       --      1,470
                                                              -------    -------
  Total current assets......................................   41,966     42,050
Net assets of discontinued operations.......................       --      4,548
Property, plant and equipment, net..........................   13,948     12,023
Goodwill, net...............................................   27,176     21,021
Other assets, net...........................................    1,463        772
                                                              -------    -------
                                                              $84,553    $80,414
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt...........................  $    47    $   515
Accounts payable............................................    4,377      3,395
Other accrued liabilities...................................    9,952      8,203
Net liabilities of discontinued operations..................    1,750         --
                                                              -------    -------
     Total current liabilities..............................   16,126     12,113
Long-term debt, net of current portion......................    1,400     15,908
Deferred income taxes.......................................      801      1,367
                                                              -------    -------
     Total liabilities......................................   18,327     29,388
                                                              -------    -------
Commitments and contingencies (Note 8)
Stockholders' equity:
  Preferred stock, par value $.0l per share, 5,000,000
     shares authorized, none issued.........................       --         --
  Common stock-par value $.0l per share, 20,000,000 shares
     authorized, 7,294,408 and 7,526,508 shares issued and
     outstanding at December 31, 1998 and 1997,
     respectively...........................................       73         75
Additional paid-in capital..................................   19,797     24,926
Retained earnings...........................................   46,356     26,025
                                                              -------    -------
     Total stockholders' equity.............................   66,226     51,026
                                                              -------    -------
                                                              $84,553    $80,414
                                                              =======    =======

See accompanying notes.

                    WINSLOEW FURNITURE, INC AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1998           1997           1996
                                                       ----------     ----------     ----------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales............................................   $141,360       $122,145       $117,405
Cost of sales........................................     87,232         79,431         78,029
                                                        --------       --------       --------
Gross profit.........................................     54,128         42,714         39,376
Selling, general and administrative expenses.........     23,124         21,427         21,472
Amortization.........................................      1,122            992          1,444
                                                        --------       --------       --------
Operating income.....................................     29,882         20,295         16,460
Interest expense.....................................        635          2,296          3,083
                                                        --------       --------       --------
Income from continuing operations before income
  taxes..............................................     29,247         17,999         13,377
Provision for income taxes...........................     10,947          6,838          4,834
                                                        --------       --------       --------
     Income from continuing operations...............     18,300         11,161          8,543
Loss from discontinued operations, net of taxes......         --           (718)          (259)
Gain (loss) from sale of discontinued operations, net
  of taxes...........................................      2,031         (8,200)            --
                                                        --------       --------       --------
     Net income......................................   $ 20,331       $  2,243       $  8,284
                                                        ========       ========       ========
Basic earnings (loss) per share:
  Income from continuing operations..................   $   2.46       $   1.49       $   0.98
  Loss from discontinued operations, net of taxes....         --          (0.09)         (0.03)
  Gain (loss) from sale of discontinued operations,
     net of taxes....................................       0.27          (1.10)            --
                                                        --------       --------       --------
     Net income......................................   $   2.73       $   0.30       $   0.95
                                                        ========       ========       ========
Weighted average number of shares....................      7,450          7,484          8,724
                                                        ========       ========       ========
Diluted earnings (loss) per share:
  Income from continuing operations..................   $   2.40       $   1.48       $   0.98
  Loss from discontinued operations, net of taxes....         --          (0.10)         (0.03)
  Gain (loss) from sale of discontinued operations,
     net of taxes....................................       0.27          (1.08)            --
                                                        --------       --------       --------
     Net income......................................   $   2.67       $   0.30       $   0.95
                                                        ========       ========       ========
Weighted average number of shares and common stock
  equivalents........................................      7,624          7,563          8,730
                                                        ========       ========       ========

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                COMMON STOCK      ADDITIONAL
                                             ------------------    PAID-IN     RETAINED
                                              SHARES     AMOUNT    CAPITAL     EARNINGS    TOTAL
                                             ---------   ------   ----------   --------   -------
                                                     (IN THOUSANDS EXCEPT SHARE AMOUNTS)
BALANCE, DECEMBER 31, 1995.................  8,967,112    $90      $37,640     $15,498    $53,228
Exercise of stock options..................     25,100     --          187          --        187
Repurchase and cancellation of stock.......   (576,925)    (6)      (3,958)         --     (3,964)
Repurchase and cancellation of stock from
  affiliated company.......................   (933,504)    (9)      (9,326)         --     (9,335)
Net income.................................         --     --           --       8,284      8,284
                                             ---------    ---      -------     -------    -------
BALANCE, DECEMBER 31, 1996.................  7,481,783     75       24,543      23,782     48,400
Exercise of stock options..................     94,725      1          872          --        873
Repurchase and cancellation of stock.......    (50,000)    (1)        (489)         --       (490)
Net income.................................         --     --           --       2,243      2,243
                                             ---------    ---      -------     -------    -------
BALANCE, DECEMBER 31, 1997.................  7,526,508     75       24,926      26,025     51,026
Exercise of stock options..................     63,900      1          924          --        925
Repurchase and cancellation of stock.......   (296,000)    (3)      (6,053)         --     (6,056)
Net income.................................         --     --           --      20,331     20,331
                                             ---------    ---      -------     -------    -------
BALANCE, DECEMBER 31, 1998.................  7,294,408    $73      $19,797     $46,356    $66,226
                                             =========    ===      =======     =======    =======

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1998       1997       1996
                                                              -------   --------   --------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $20,331   $  2,243   $  8,284
Adjustments to reconcile net income to net cash provided by
  operating activities:
Depreciation and amortization...............................    2,618      2,634      2,979
Provision for losses on accounts receivable.................    1,331         42      1,759
Change in net assets held for sale..........................    6,743     14,710      1,591
Changes in operating assets and liabilities, net of effects
  from acquisitions and dispositions:
  Accounts receivable.......................................   (2,210)     1,875       (617)
  Inventories...............................................   (1,164)     1,182        288
  Prepaid expenses and other current assets.................    2,779     (3,871)        50
  Other assets..............................................      843        691       (144)
  Accounts payable..........................................      792       (591)     1,841
  Other accrued liabilities.................................     (357)     3,386       (497)
  Deferred income taxes.....................................     (566)      (310)       690
                                                              -------   --------   --------
    Total adjustments.......................................   10,809     19,748      7,940
                                                              -------   --------   --------
    Net cash provided by operating activities...............   31,140     21,991     16,224
                                                              -------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of disposals......................     (942)      (425)    (1,351)
Proceeds from disposition of business.......................       --      2,119         --
Proceeds from disposition of business held in escrow........   (1,000)        --         --
Investment in subsidiary....................................   (9,323)        --         --
                                                              -------   --------   --------
    Net cash provided by (used in) investing activities.....  (11,265)     1,694     (1,351)
                                                              -------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under revolving credit agreements..............  (10,837)   (19,872)       (65)
Payments on long-term debt..................................   (4,139)    (4,386)    (4,225)
Proceeds from issuance of common stock, net.................      925        873        187
Repurchase and cancellation of stock........................   (6,056)      (490)    (3,964)
Repurchase and cancellation of stock from affiliated
  company...................................................       --         --     (9,335)
Proceeds front issuance of long-term debt...................       --         --      3,030
                                                              -------   --------   --------
    Net cash used in financing activities...................  (20,107)   (23,875)   (14,372)
                                                              -------   --------   --------
    Net increase (decrease) in cash and cash equivalents....     (232)      (190)       501
Cash and cash equivalents at beginning of year..............      707        897        396
                                                              -------   --------   --------
Cash and cash equivalents at end of year....................  $   475   $    707   $    897
                                                              =======   ========   ========
SUPPLEMENTAL DISCLOSURES:
Interest paid...............................................  $   695   $  2,318   $  3,296
Income taxes paid...........................................  $ 9,579   $  6,048   $  3,937
                                                              =======   ========   ========
Investing activities included the acquisition of Tropic
Craft in 1998. Assets acquired, liabilities assumed and
consideration paid was as follows:
  Fair value of assets acquired.............................  $10,078
  Cash acquired.............................................      (43)
  Liabilities assumed.......................................     (712)
                                                              -------
                                                              $ 9,323
                                                              =======

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of WinsLoew Furniture, Inc. ("WinsLoew") and its subsidiaries (the "Company"). All material intercompany balances and transactions have been eliminated.

BUSINESS

     WinsLoew is comprised of companies engaged in the design, manufacture and distribution of casual, contract seating and ready-to-assemble ("RTA") furniture. WinsLoew's casual furniture products are distributed through independent manufacturer's representatives, and are constructed of extruded and tubular aluminum, wrought iron and cast aluminum. These products are distributed through fine patio stores, department stores and full line furniture stores nationwide. WinsLoew's contract seating products are distributed to a customer base which includes architectural design firms, restaurant and lodging chains. WinsLoew's RTA products include promotionally priced coffee and end tables, wall units and rolling carts. Distribution of RTA furniture products is primarily through mass merchandisers, catalogue wholesalers and specialty retailers. The Company performs periodic credit evaluations of its customers' financial condition and determines if collateral is needed on a customer by customer basis.

CASH AND CASH EQUIVALENTS

     The Company classifies as cash and cash equivalents all highly liquid investments which have maturities at the date of purchase of three months or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed the federally insured limits. The Company has not experienced any losses in such accounts.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out ("FIFO") and weighted average methods.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. The Company provides for depreciation on a straight-line basis over the following estimated useful lives: building and improvements, 8 to 40 years; manufacturing equipment, 2 to 10 years; office furniture and equipment, 3 to 7 years; and vehicles, 3 to 5 years.

GOODWILL

     Goodwill is amortized on a straight-line basis over forty years from the date of the respective acquisition. The carrying value of goodwill is reviewed if the facts and circumstances suggest it may be impaired. If the review, using undiscounted cash flows over the remaining amortization period, indicates that the cost of goodwill will not be recoverable, the Company's carrying value are reduced.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

DEFERRED COSTS (OTHER ASSETS)

     Loan acquisition costs and related legal fees, included in other assets, are deferred and amortized over the respective terms of the related debt.

INCOME TAXES

     Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting purposes and the related basis for income tax purposes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to SFAS No. 128 requirements.

     The numerators for the earnings per share calculation are set forth on the face of the accompanying income statements. The only difference between the denominator for the basic and dilutive calculations are the number of shares added to basic for the dilutive effect of employee stock options.

REVENUE RECOGNITION

     Sales are recorded at time of shipment from the Company's facilities to customers.

USE OF ESTIMATES

     The preparation of the consolidated financial statements requires the use of estimates in the amounts reported. Actual results could differ from those estimates.

ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

     The Company follows the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations to account for its stock option plan. Under provisions of APB No. 25, no compensation expense has been recognized for stock option grants.

FOREIGN CURRENCY FORWARD CONTRACTS

     The Company has exposure to losses which may result from settlement of certain raw materials purchases denominated in a foreign currency. To reduce this exposure, the Company has entered into forward contracts to buy foreign currency. These forward contracts are accounted for as hedges, therefore, gains and losses from settlement of the forward contracts are used to offset gains and losses from settlement of the liability for the purchased raw materials. Gains and losses are recognized in the same period in which gains or losses from the raw material purchases are recognized. The

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

Company is exposed to losses on the forward contracts in the event it does not purchase the raw materials, however, the Company does not anticipate this event.

     At December 31, 1998 the Company did not have any forward contracts outstanding. There were no significant deferred gains or (losses) and actual gains (losses) included in cost of sales were ($12,000), $30,000 and $15,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

     In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The standard establishes principles for the disclosure of information about operating segments in financial statements. The adoption did not have any effect on the Company's primary financial statements, but did effect the disclosure of segment information contained in Note 9.

2. DISCONTINUED OPERATIONS

     During 1997 the Company adopted a plan to dispose of its RTA operations. WinsLoew's RTA products included ergonomically-designed computer workstations, which the Company denoted as "space savers", promotionally-priced coffee and end tables, wall units and rolling carts and an extensive line of futons, futon frames and related accessories. Distribution of RTA furniture products was primarily through mass merchandisers, catalogue wholesalers and specialty retailers. As a result of this decision, the Company recorded a pre-tax non-cash charge totaling $12.4 million ($8.2 million net of taxes) in the fourth quarter of 1997 relating to the disposal of the RTA operations. The charge can be summarized as follows:

Write-off of goodwill in connection with sale of assets.....  $ 3,902,000
Reduction of inventory value................................    2,791,000
Reduction of property to net realizable value...............    2,067,000
Reduction of accounts receivable value......................    1,390,000
Other liabilities/reserves..................................    1,050,000
Accrual for losses through disposition......................    1,200,000
                                                              -----------
     Total..................................................  $12,400,000
                                                              ===========

     The Company planned to sell two of the businesses and liquidate the assets related to the futon business. During 1998 the Company sold one of the businesses and completed the liquidation of the futon business. At the end of 1997 and during 1998, the Company attempted to sell its remaining RTA facility but was unable to obtain a satisfactory offer. The Company devoted significant management time to the operation resulting in improved profitability by the end of 1998. Due to the recovery, the Company decided, during the fourth quarter of 1998, to retain Southern Wood.

     As a condition of the sale mentioned above, WinsLoew is required to hold in escrow $1.0 million of the sales proceeds to provide indemnification to the purchaser for claims arising from the date of purchase to December 31, 1999.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

     The operating results of the discontinued operations are summarized as follows (dollars in thousands, except for per share amounts):

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1998        1997         1996
                                                             --------    ---------    ---------
Net sales..................................................   $4,432      $15,921      $26,574
Income before taxes........................................       --       (1,178)        (385)
Net loss...................................................       --         (718)        (259)
Net loss per share -- diluted..............................       --        (0.10)       (0.03)

     The net assets of the discontinued operations at December 31, 1998 and 1997 are as follows:

                                                               1998       1997
                                                              -------    ------
                                                               (IN THOUSANDS)
Current assets..............................................  $    --    $3,449
Current liabilities, including reserve for estimated losses
  through disposal date.....................................   (1,750)   (1,979)
                                                              -------    ------
  Net assets/liabilities of discontinued operations,
     current................................................  $(1,750)   $1,470
                                                              =======    ======
Property, net...............................................  $    --    $  478
Goodwill, net...............................................       --     4,018
Other assets................................................       --        52
                                                              -------    ------
  Net assets of discontinued operations, non-current........  $    --    $4,548
                                                              =======    ======

     Under the provisions of SFAS No. 5, Accounting for Contingencies, the Company has evaluated the contingencies related to the sale of its discontinued RTA operation and the liquidation of its discontinued futon operations. This evaluation resulted in a net liability of $1,750,000 which is comprised of $1,160,000 for the settlement of warranty claims and product returns in accordance with the Company's warranty policy and contractual indemnity related to the sale of the RTA operations, $200,000 in contingent liabilities related to the closing of the sale of the RTA operations, $250,000 of litigation involving a disputed trade name and $140,000 of miscellaneous items. The contingent amounts are expected to be finalized by December 31, 1999 and settled during 2000.

     The total assets and liabilities of the subsequently retained Southern Wood operation for the period classified as a discontinued operation were $4.0 million and $1.1 million, respectively, at December 31, 1997.

     The operating results of the subsequently retained Southern Wood operation for each of the years the operation was reported as a discontinued operation are summarized as follows (dollars in thousands, except for per share amounts):

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1998      1997     1996
                                                              -------   ------   -------
Net sales...................................................  $11,689   $7,396   $10,710
Income before taxes.........................................    1,004      399        30
Net income..................................................      611      247        18
Net income per share -- diluted.............................     0.08     0.03        --

     During 1998, the Company recorded pre-tax income from the disposition of discontinued operations totaling $3.2 million ($2.0 million net of taxes). The components are as follows:

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

Gain on liquidation of Futon operations.....................  $ 2,425,000
Reversal of reserves related to Southern Wood...............    1,857,000
Loss on sale of remaining RTA operation.....................   (1,093,000)
                                                              -----------
          Total.............................................  $ 3,189,000
                                                              ===========

     The reversal of reserves is comprised of $1,157,000 related to the write-down of assets to net realizable values $400,000 estimated loss from operations, and $300,000 for estimated costs of disposal. The amounts were a reversal of the amounts accrued in 1997 for discontinued operations related to Southern Wood.

     The loss on the sale of the remaining RTA operation is the actual loss incurred on the sale of the business in 1998.

     As a result of the Board's decision to retain Southern Wood, the consolidated financial statements for 1997 and 1996 have been reclassified to reflect the results of operations and assets and liabilities, net of reserves for discontinued operations, of Southern Wood as a continuing operation.

3. ACQUISITION AND DISPOSITION

     During the third quarter of 1997 the Company disposed of certain assets of its wrought iron business in the casual furniture product line. The sale generated proceeds of $2.1 million. This business accounted for net sales of $5.7 million and $11.0 million in the years ended December 31, 1997 and 1996, respectively. The operating income of this business was not material to consolidated operating income. During the third quarter of 1997, the Company recorded approximately $230,000 of costs associated with the sale in selling, general and administrative expenses.

     In June 1998, the Company purchased all of the stock of Villella, Inc. d/b/a Tropic Craft Aluminum Furniture Manufacturers ("Tropic Craft") for $9.3 million. In addition, the seller will be entitled to receive a contingent purchase price payment of up to $1.0 million upon achievement of targeted earning performance with respect to the years ending June 30, 1999 and June 30, 2000. Tropic Craft is engaged in the design and manufacture of contract casual furniture. The acquisition resulted in goodwill of $6.9 million. Funds for the acquisition were provided under WinsLoew's credit facility. The acquisition was accounted for under the purchase method and, accordingly, the operating results of Tropic Craft have been included in the consolidated operating results since the date of acquisition.

     The following unaudited pro forma information has been prepared assuming that the acquisition of Tropic Craft occurred on January 1, 1997. Permitted pro forma adjustments include only the effects of events directly attributable to the transaction that are factually supportable and expected to have a continuing impact. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire period presented. In addition, they

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
Net sales...................................................  $144,752    $127,108
Income from continuing operations...........................    18,946      11,298
Net income..................................................    20,977       2,380
Income from continuing operations per share -- diluted......      2.49        1.49
Net income per share -- diluted.............................      2.76        0.32

4. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, 1998 and 1997:

                                                               1998     1997
                                                              ------   -------
                                                               (IN THOUSANDS)
Revolving line of credit....................................  $1,400   $ 1,546
Term loan...................................................      --     2,287
Acquisition line of credit..................................      --    12,500
Other.......................................................      47        90
                                                              ------   -------
                                                               1,447    16,423
Less: current portion.......................................      47       515
                                                              ------   -------
                                                              $1,400   $15,908
                                                              ======   =======

SENIOR CREDIT FACILITIES

     The Company's Senior Credit Facility, as amended, provides for $62.5 million which matures in February 2001, and is collateralized by substantially all of the assets of the Company. The facility consists of a working capital revolving line of credit (maximum of $40 million), a term loan (originally $10 million) and an acquisition line of credit (maximum of $12.5 million). The working capital revolving line of credit allows the Company to borrow funds up to a certain percentage of eligible inventories and accounts receivable. The term loan requires quarterly repayments. The acquisition line of credit converts to a term loan with principal payments due in quarterly installments. Additionally, a payment equal to 50% of cash flow, as defined, is required for each year within 90 days of year-end. WinsLoew's amended Senior Credit Facility provides the Company with a variable amount available under the revolving line of credit. Effective each June 30, the maximum amount available under its revolving line of credit is $20 million. The Company may, at its option, elect to increase the revolving line of credit at each December 31 through the following June 30 to a maximum of $40 million. As of December 31, 1998, WinsLoew elected to increase the revolving line of credit to $35 million.

     The WinsLoew's Senior Credit Facility allows the Company to borrow up to $10 million under its line of credit to purchase shares of the Company's common stock (see Note 5 below). At December 31, 1998 there was $6.1 million available for this purpose.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

     The interest rates on the components of the Senior Credit Facility are either the base rate plus a spread, or the LIBOR rate plus a spread, as elected by the Company. The spread is determined by the leverage ratio, as defined, for the twelve month period ending each quarter. At December 31, 1998, the loans are priced at the base rate plus 0.25% (8.25% at December 31, 1998). If any LIBOR loans had been outstanding at December 31, 1998 they would have been priced at the LIBOR rate plus 1.25%. In addition, WinsLoew pays an unused facility fee of
 .375% per annum on a quarterly basis in arrears.

     The agreement requires the Company to meet certain financial ratios for leverage, interest coverage, tangible net worth and includes other provisions generally common in such agreements including restrictions on dividends, additional indebtedness and capital expenditures. At December 31, 1998, the Company was in compliance with its debt covenants. The carrying value of the revolving line of credit approximated its fair value at December 31, 1998.

5. CAPITAL STOCK

     On January 23, 1998, the Board approved a plan authorizing the repurchase of 1,000,000 shares of the Company's stock in the open market at times and prices deemed advantageous. During 1998, the Company retired 296,000 shares of common stock purchased for $6.1 million. Subsequent to December 31, 1998 the Company has purchased 92,500 shares at a cost of $2.6 million. Currently, under the Board approved repurchase plan, there are 611,500 shares available for repurchase.

6. INCOME TAXES

     The provision (benefit) for income taxes consisted of the following:

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1998         1997         1996
                                                          --------      -------      -------
                                                                    (IN THOUSANDS)
Provision for taxes related to continuing operations....  $10,947       $6,838       $4,834
Benefit for taxes related to discontinued operations....       --         (375)        (126)
Provision (benefit) for taxes related to loss on sale of
  discontinued operations...............................    1,158       (4,200)          --
                                                          -------       ------       ------
  Total provision for taxes.............................  $12,105       $2,263       $4,708
                                                          =======       ======       ======

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1998         1997         1996
                                                          --------      -------      -------
                                                                    (IN THOUSANDS)
Federal:
  Current...............................................  $10,128       $3,985       $4,478
  Deferred..............................................      856       (1,936)        (251)
State:
  Current...............................................      989          496          542
  Deferred..............................................      132         (282)         (61)
                                                          -------       ------       ------
                                                          $12,105       $2,263       $4,708
                                                          =======       ======       ======

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

     At December 31, 1998 and 1997, deferred tax assets and liabilities consisted of the following:

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Capitalized inventory costs...............................  $   173   $   415
  Reserves and accruals.....................................    2,894     3,660
  State net operating loss carryforwards....................      304       344
                                                              -------   -------
     Deferred tax assets....................................    3,371     4,419
                                                              -------   -------
Deferred tax liabilities:
  Intangible asset basis difference.........................     (191)      (98)
  Excess of tax over book depreciation......................     (611)   (1,194)
  Prepaid expenses..........................................      (94)      (93)
  Other.....................................................     (504)      (75)
                                                              -------   -------
  Deferred tax liabilities..................................   (1,400)   (1,460)
                                                              -------   -------
     Deferred income taxes, net.............................  $ 1,971   $ 2,959
                                                              =======   =======
Included in:
  Other current assets/liabilities..........................  $ 2,772   $ 4,326
  Deferred income taxes.....................................     (801)   (1,367)
                                                              -------   -------
                                                              $ 1,971   $ 2,959
                                                              =======   =======

     The following table summarizes the differences between the federal income tax rate and the Company's effective income tax rate for financial statement purposes:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1998    1997    1996
                                                              ----    ----    ----
Federal income tax rate.....................................  35.0%   34.0%   34.0%
State income taxes..........................................   3.4     4.7     2.2
Goodwill amortization.......................................   2.1     9.3     2.0
Other.......................................................  (3.4)    2.2    (2.0)
                                                              ----    ----    ----
Effective tax rate..........................................  37.1%   50.2%   36.2%
                                                              ====    ====    ====

7. RELATED PARTY TRANSACTIONS

     In October 1994, WinsLoew entered into a ten-year agreement (the "Investment Services Agreement") with Trivest, Inc. ("Trivest"). Trivest and the Company have certain common shareholders, officers and directors. Pursuant to the Investment Services Agreement, Trivest provides corporate finance, financial relations, strategic and capital planning and other management advice to the Company. The base compensation is $500,000, subject to cost of living increases and increases for additional businesses acquired. For 1998, 1997 and 1996, the amount expensed was $641,000, $628,000 and $604,000, respectively. In 1996, the Company retired 933,504 shares of its common stock purchased from an affiliated company at $10 per share.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

8. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases certain office space, manufacturing facilities and various items of equipment under operating leases. Some leases for office and manufacturing space contain renewal options and provisions for increases in minimum payments based on various measures of inflation. Rental expense amounted to approximately $830,000, $769,000, and $792,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Operating lease agreements in effect at December 31, 1998, have the following remaining minimum payment obligations:

                                                              (IN THOUSANDS)
1999........................................................       $765
2000........................................................        740
2001........................................................        744
2002........................................................        714
2003........................................................        306
2004 - 2007.................................................        757

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with certain employees. The agreements provide for minimum salary levels and bonuses based on a percentage of pre-tax operating income, as defined in the agreements.

EMPLOYEE BENEFIT PLANS

     The Company has an employee benefit plan established under the provisions of Section 401(k) of the Internal Revenue Code. Full-time employees who meet various eligibility requirements may voluntarily participate in the plan. The plan provides for voluntary employee contributions through salary reduction, as well as discretionary employer contributions. Company contributions were $161,000 and $143,000 in 1998 and 1997, respectively.

STOCK OPTION PLAN

     In 1994, the Company established a Stock Option Plan (the "Plan") as a means to retain and motivate key employees and directors. The Compensation Committee of the Board of Directors administers and interprets the Plan and is authorized to grant options to all eligible employees of the Company and non-employee directors. The Plan provides for both incentive stock options and non-qualified stock options. Options are granted under the Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Company's common stock on the date of grant. The Company has reserved 1,500,000 shares of common stock for issuance upon exercise of stock options. All options which have been granted have a term of ten years and vest ratably over five years.

     Pro forma net income and earnings per share have been determined as if the Company had accounted for its employee stock options as compensation expense based on their fair value. Fair value was estimated at the date of grant using a Black-Scholes option pricing model for 1998, 1997 and 1996 assuming a risk-free interest rate of 4.83%, 6.45% and 6.2% for 1998, 1997 and 1996,

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES respectively, a volatility factor for the Company's common stock of .608, .411 and .532 in 1998, 1997 and 1996, respectively and a weighted-average expected life of the options of six years. The pro forma information is not likely to be representative of the effects of options on pro forma net income in future years because the Company is required to include only options granted since 1994 in the pro forma information.

                                                                  FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1998       1997      1996
                                                              -------    ------    ------
                                                                    (IN THOUSANDS)
Pro forma net income........................................  $20,035    $2,068    $8,198
                                                              =======    ======    ======
Pro forma income (loss) per share, diluted:
  Income from continuing operations.........................  $  2.36    $ 1.45    $ 0.97
  Loss from discontinued operations, net of taxes...........       --     (0.09)    (0.03)
  Gain (loss) from sale of discontinued operations, net of
     taxes..................................................     0.27     (1.08)       --
                                                              -------    ------    ------
     Net income.............................................  $  2.63    $ 0.28    $ 0.94
                                                              =======    ======    ======

     Information with respect to WinsLoew's Plan is as follows:

                                               1998
                                 ---------------------------------
                                                      WEIGHTED
                                                  AVERAGE EXERCISE
                                    OPTIONS            PRICE              1997             1996
                                 --------------   ----------------   --------------   --------------
Options outstanding at January
1..............................         784,850        $ 9.19               671,550          738,450
Granted........................          40,000        $20.62               250,000           25,000
Exercised......................         (63,900)       $ 8.25               (94,725)         (25,100)
Canceled.......................         (18,050)       $ 9.29               (41,975)         (66,800)
                                 --------------                      --------------   --------------
Options outstanding at
  December 31..................         742,900        $ 9.89               784,850          671,550
                                 ==============                      ==============   ==============
Exercise prices per share......  $5.88 - $23.44                      $5.88 - $16.06   $5.88 - $11.63
Options exercisable at
  December 31..................         422,060        $ 9.20               407,100          480,400
                                 ==============                      ==============   ==============
Options available for grant at
  December 31..................         573,375                             595,325          803,350
                                 ==============                      ==============   ==============

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

     Information with regard to options outstanding and exercise price at December 31 is as follows:

                                                                                                   OPTIONS EXERCISABLE
                                                                                                     AT DECEMBER 31,
                                                                                   WEIGHTED                1998
                                      WEIGHTED                                     AVERAGE         --------------------
                                      AVERAGE        OPTIONS OUTSTANDING          REMAINING                    WEIGHTED
                                      EXERCISE   ---------------------------         LIFE                      AVERAGE
EXERCISE PRICE                         PRICE      1998      1997      1996       AT 12/31/98        SHARES      PRICE
--------------                        --------   -------   -------   -------   ----------------    ---------   --------
$5.88 - $6.67.......................   $ 6.16    255,800   291,850   356,250         6.1            160,240     $ 6.20
8.66................................     8.66      8,200    10,250    10,250         6.2              4,920       8.66
10.00 - 10.50.......................    10.35    240,900   284,750   158,550         7.3            104,900      10.16
11.13 - 11.63.......................    11.56    163,000   163,000   146,500         5.4            145,000      11.61
12.63...............................    12.63     20,000    20,000        --         8.6              4,000      12.63
16.06...............................    16.06     15,000    15,000        --         8.9              3,000      16.06
17.00...............................    17.00     17,500        --        --         9.0                 --         --
23.44...............................    23.44     22,500        --        --         9.4                 --         --
                                                 -------   -------   -------                        -------
  Total                                  9.89    742,900   784,850   671,550         7.0            422,060       9.20
                                                 =======   =======   =======                        =======

     The estimated weighted average fair value of options granted in 1998 is $12.51 per option. The weighted average remaining contractual life for options granted in 1998 is 9.3 years.

LITIGATION AND LIABILITY CLAIMS

     The Company is, from time to time, involved in routine litigation including general liability and worker's compensation claims. It is the opinion of management that sufficient insurance has been purchased to cover current and potential general liability and worker's compensation claims. None of such litigation in which the Company is presently involved is believed to be material to its liquidity, financial position or results of operations.

9. OPERATING SEGMENTS

     The Company has three segments organized and managed based on the products sold. These reportable segments are described in Note 1.

     The Company evaluates performance and allocates resources based on gross profit. The accounting policies are the same as those described in the summary of significant accounting policies. There are no intersegment sales/transfers. Export revenues are not material.

                                                               1998       1997       1996
                                                             --------   --------   --------
                                                                     (IN THOUSANDS)
REVENUES:
Casual products............................................  $ 59,733   $ 56,363   $ 58,066
Contract seating products..................................    69,938     58,386     48,629
Ready to assemble products.................................    11,689      7,396     10,710
                                                             --------   --------   --------
  Total revenues...........................................  $141,360   $122,145   $117,405
                                                             ========   ========   ========
SEGMENT GROSS PROFIT:
Casual products............................................  $ 28,227   $ 24,164   $ 23,812
Contract seating products..................................    23,439     17,256     14,126
Ready to assemble products.................................     2,462      1,294      1,438
                                                             --------   --------   --------
  Total segment gross profit...............................    54,128     42,714     39,376

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                                                               1998       1997       1996
                                                             --------   --------   --------
                                                                     (IN THOUSANDS)
Reconciling items:
  Selling and general and administrative expenses..........    23,124     21,427     21,472
  Amortization.............................................     1,122        992      1,444
                                                             --------   --------   --------
Operating income...........................................    29,882     20,295     16,460
Interest expense, net......................................       635      2,296      3,083
                                                             --------   --------   --------
Income from continuing operations before income taxes......  $ 29,247   $ 17,999   $ 13,377
                                                             ========   ========   ========
DEPRECIATION AND AMORTIZATION:
Casual products............................................  $  1,550   $  1,532   $  1,956
Contract seating products..................................       425        411        360
Ready to assemble products.................................       309        341        349
                                                             --------   --------   --------
  Total....................................................     2,284      2,284      2,665
Reconciling items:
  Corporate................................................       334        350        314
                                                             --------   --------   --------
  Total depreciation and amortization......................  $  2,618   $  2,634   $  2,979
                                                             ========   ========   ========

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                                                                  FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1998      1997      1996
                                                              -------   -------   -------
EXPENDITURES FOR (DISPOSAL OF) LONG
LIVED ASSETS, NET:
Casual products.............................................  $   (24)  $   790   $   629
Contract seating products...................................      129       236       162
Ready to assemble products..................................      103      (576)       61
                                                              -------   -------   -------
     Total..................................................      208       450       852
Reconciling items:
  Corporate.................................................      734       (25)      499
                                                              -------   -------   -------
     Total expenditures for long lived assets, net..........  $   942   $   425   $ 1,351
                                                              =======   =======   =======
SEGMENT ASSETS:
Casual products.............................................  $51,880   $41,964   $48,086
Contract seating products...................................   23,486    21,836    22,372
Ready to assemble products..................................    6,496     3,974     6,246
                                                              -------   -------   -------
     Total..................................................   81,862    67,774    76,704
Reconciling items:
  Corporate.................................................    2,691     6,622     2,518
  Assets held for sale......................................       --     6,018    20,728
                                                              -------   -------   -------
     Total consolidated assets..............................  $84,553   $80,414   $99,950
                                                              =======   =======   =======

     The Company has one contract seating customer that accounted for 17%, 16% and 10% of consolidated revenues in the years ended December 31, 1998, 1997 and 1996, respectively.

10. SUPPLEMENTAL INFORMATION

     The following balance sheet captions are comprised of the items specified below:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Inventories:
  Raw materials.............................................  $  9,288   $  8,146
  Work in process...........................................     1,521      1,089
  Finished goods............................................     1,397      1,198
                                                              --------   --------
                                                              $ 12,206   $ 10,433
                                                              ========   ========
Property, plant and equipment:
  Land......................................................  $  2,628   $  1,834
  Building and improvements.................................    10,838      9,273
  Manufacturing equipment...................................     9,464      9,146
  Office equipment..........................................     1,953      1,776
  Construction in progress..................................        81         74
  Vehicles..................................................       176        141
                                                              --------   --------
                                                                25,140     22,244
Accumulated depreciation....................................   (11,192)   (10,221)
                                                              --------   --------
                                                              $ 13,948   $ 12,023
                                                              ========   ========

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Other accrued liabilities:
  Compensation, commissions and employee benefits...........  $  3,063   $  2,324
  Customer deposits.........................................     1,749      1,559
  Income taxes..............................................     1,546        971
  Interest..................................................        24         88
  Other.....................................................     3,570      3,261
                                                              --------   --------
                                                              $  9,952   $  8,203
                                                              ========   ========

     Depreciation expense for continuing operations was $1,496,000, $1,642,000, and $1,535,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Accumulated amortization at December 31, 1998 and 1997 related to goodwill was $6,348,000 and $5,564,000, respectively. Accumulated amortization at December 31, 1998 and 1997 related to other intangible assets was $1,110,000 and $773,000, respectively.

11. SUBSEQUENT EVENTS

     In January 1999, the Company entered into a non-binding letter of intent (the "letter") to pursue a potential merger in which the Company's public shareholders would receive $30.00 per share in cash. The purchasing entity would be formed by the Chairman of the Board of Directors and other members of management. A Special Committee of the Company's Board of Directors was established to review the proposal and it has recommended the letter.

     The letter permits the Company to solicit and consider superior proposals subject to the payment of a termination fee to the management group upon the acceptance of another offer. The proposed merger is subject to, among other things, approval by the Company's shareholders and the Special Committee. Accordingly, there can be no assurance that the merger will be consummated.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              SEPTEMBER 24,     DECEMBER 31,
                                                                   1999             1998
                                                              --------------    -------------
                                                              (IN THOUSANDS EXCEPT SHARE AND
                                                                    PER SHARE AMOUNTS)
ASSETS
Cash and cash equivalents...................................     $    762          $   475
Cash in escrow..............................................        1,000            1,000
Accounts receivable, less allowances for doubtful
  accounts..................................................       17,720           23,647
Inventories.................................................       13,409           12,206
Prepaid expenses and other current assets...................        4,300            4,638
                                                                 --------          -------
     Total current assets...................................       37,191           41,966
Property, plant and equipment, net..........................       13,847           13,948
Goodwill, net...............................................      238,950           27,176
Other assets................................................        7,843            1,463
                                                                 --------          -------
                                                                 $297,831          $84,553
                                                                 ========          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt...........................     $  2,787          $    47
Accounts payable............................................        4,863            4,377
Other accrued liabilities...................................       14,602            9,952
Net liabilities of discontinued operations..................        1,619            1,750
                                                                 --------          -------
     Total current liabilities..............................       23,871           16,126
Long-term debt, net of current portion......................      194,243            1,400
Deferred income taxes.......................................          911              801
                                                                 --------          -------
     Total liabilities......................................      219,025           18,327
                                                                 --------          -------
Commitments and contingencies...............................           --               --
Stockholders' equity:
  Common stock; par value $.01 per share, 1,000,000 and
     20,000,000 shares authorized, 780,000 and 7,294,408
     shares issued and outstanding at September 24, 1999 and
     December 31, 1998, respectively........................            8               73
Additional paid-in capital..................................       79,392           19,797
Retained earnings (deficit).................................         (594)          46,356
                                                                 --------          -------
     Total stockholders' equity.............................       78,806           66,226
                                                                 --------          -------
                                                                 $297,831          $84,553
                                                                 ========          =======

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                            THREE MONTHS ENDED               NINE MONTHS ENDED
                                      ------------------------------   -----------------------------
                                      SEPTEMBER 24,    SEPTEMBER 25,   SEPTEMBER 24,   SEPTEMBER 25,
                                          1999             1998            1999            1998
                                      -------------    -------------   -------------   -------------
                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales...........................     $40,147          $36,258        $120,736        $106,726
Cost of sales.......................      24,719           22,731          72,733          66,829
                                         -------          -------        --------        --------
Gross profit........................      15,428           13,527          48,003          39,897
Selling, general and administrative
  expenses..........................       6,048            6,943          19,318          17,673
Amortization........................         977              319           1,611             806
                                         -------          -------        --------        --------
Operating income....................       8,403            6,265          27,074          21,418
Interest expense....................       2,203              137           2,280             824
                                         -------          -------        --------        --------
Income before income taxes..........       6,200            6,128          24,794          20,594
Provision for income taxes..........       3,373            2,337          10,433           7,731
                                         -------          -------        --------        --------
  Net income........................     $ 2,827          $ 3,791        $ 14,361        $ 12,863
                                         =======          =======        ========        ========

See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                         FOR THE
                                                                    NINE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 24,   SEPTEMBER 25,
                                                                  1999            1998
                                                              -------------   -------------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................    $ 14,361        $ 12,863
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization...............................       2,760           1,916
Provision for losses on accounts receivable.................         446             512
Going private transaction expenses..........................         201              --
Change in net assets held for sale..........................          --           8,206
Changes in operating assets and liabilities, net of effects
  from acquisitions and dispositions:
  Accounts receivable.......................................       5,907           4,478
  Inventories...............................................       2,891             878
  Prepaid expenses and other current assets.................         607           2,780
  Other assets..............................................         297            (628)
  Accounts payable..........................................        (118)            (10)
  Other accrued liabilities.................................       3,248           2,598
  Deferred income taxes.....................................         110            (622)
                                                                --------        --------
    Total adjustments.......................................      16,349          20,108
                                                                --------        --------
    Net cash provided by operating activities...............      30,710          32,971
                                                                --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of disposals......................        (275)         (1,131)
Going private transaction...................................    (280,289)             --
Investment in subsidiary....................................     (18,220)         (9,320)
                                                                --------        --------
    Net cash used in investing activities...................    (298,784)        (10,451)
                                                                --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt....................     196,093              --
Proceeds from issuance of common stock warrants and common
  stock, net................................................      79,400             846
Deferred financing costs....................................      (6,622)             --
Repurchase and cancellation of stock........................          --          (5,335)
Net payments under revolving credit agreements..............        (510)        (15,297)
                                                                --------        --------
    Net cash provided by (used in) financing activities.....     268,361         (19,786)
                                                                --------        --------
Net increase in cash and cash equivalents...................         287           2,734
Cash and cash equivalents at beginning of period............         475             707
                                                                --------        --------
    Cash and cash equivalents at end of period..............    $    762        $  3,441
                                                                ========        ========
SUPPLEMENTAL DISCLOSURES:
Interest paid...............................................    $    377        $    500
Income taxes paid...........................................    $ 11,380        $  6,189
                                                                ========        ========

Investing activities included the acquisition of Pompeii in 1999 and Tropic Craft in 1998.
Assets acquired, liabilities assumed and consideration paid was as follows:

  Fair value of assets acquired.............................    $ 20,098        $ 11,665
  Cash acquired.............................................          (3)            (46)
  Liabilities assumed.......................................      (1,875)         (2,299)
                                                                --------        --------
  Consideration paid........................................    $ 18,220        $  9,320
                                                                ========        ========

See accompanying notes.

                            WINSLOEW FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of WinsLoew Furniture, Inc. and subsidiaries (the "Company" or "WinsLoew") do not include all disclosures provided in the annual consolidated financial statements. These unaudited consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.

     All material intercompany balances and transactions have been eliminated. The preparation of these unaudited consolidated financial statements requires the use of estimates in the amounts reported.

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the results for the interim periods. The results of operations are presented for the Company's three-and nine-month periods ended September 24, 1999 and September 25, 1998. The results of operations for these periods are not necessarily indicative of the results to be expected for the full year.

2. GOING PRIVATE TRANSACTION

     From December 19, 1994 through August 27, 1999, WinsLoew's common stock was traded on the NASDAQ National Market under the symbol "WLFI". On August 27, 1999, WinsLoew and Trivest Furniture Corporation (Trivest Furniture), a newly formed Florida corporation (organized by an investor group led by Trivest II, Inc. (Trivest), including certain private investment funds affiliated with Trivest and certain members of WinsLoew's senior management, for the purpose of acquiring WinsLoew) was merged with and into WinsLoew, with WinsLoew being the surviving corporation. The merger was approved by majority vote of the shareholders on August 27, 1999. Pursuant to the merger, each holder of the outstanding WinsLoew common stock, other than stock held by Trivest Furniture, received $34.75 per share in cash, without interest, and the holder of each outstanding stock option received a cash payment equal to the difference between $34.75 and the exercise price of the option.

     Funds to pay the cash merger consideration, option cancellation payments and related fees and expenses were provided by the following sources: (1) the net proceeds from the sale of units consisting of 12 3/4% senior subordinated notes due 2007 and warrants to purchase common stock; (2) borrowings of term loans and drawings on a revolving line of credit under our senior credit facility; (3) cash equity contributions from members of the Trivest investment group; and (4) rollover equity contributions from members of the Trivest investment group (see Note 4). Upon consummation of the merger, persons affiliated or associated with Trivest beneficially owned approximately 93.8% of WinsLoew's common stock, members of management held approximately 5.1% of WinsLoew's common stock, and certain key employees and independent sales representatives held approximately 1.1% of WinsLoew's common stock.

                            WINSLOEW FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     WinsLoew accounted for the transaction in accordance with the purchase method of accounting. The following tables set forth the sources and uses of the funds for the transaction (see Notes 4 and 5).

                                                                   USES
                                                              --------------
                                                              (IN THOUSANDS)
Cost of stock and stock options.............................     $268,256
Expense of transaction......................................       14,350
                                                                 --------
          Total.............................................     $282,606
                                                                 ========

                                                                 SOURCES
                                                              --------------
Senior Subordinated Notes and Warrants......................     $102,452
Senior Credit Facility......................................       95,000
Cash equity investment......................................       66,167
Rollover equity investment..................................       11,833
Available cash on hand......................................        7,154
                                                                 --------
          Total.............................................     $282,606
                                                                 ========

     The write-off of unamortized loan costs related to the Company's former credit facility in the amount of $0.2 million are reflected in the accompanying consolidated statements of income for the three and nine month periods ended September 24, 1999.

     The following unaudited pro forma information has been prepared assuming that the transaction and the acquisitions, as discussed in Note 7, occurred on January 1, 1998. Permitted pro forma adjustments include only the effects of events directly attributable to the transactions that are factually supportable and expected to have a continuing impact. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the entire period presented.

                                                                     NINE MONTHS ENDED
                                                              -------------------------------
                                                              SEPTEMBER 24,     SEPTEMBER 25,
                                                                  1999              1998
                                                              -------------     -------------
                                                                      (IN THOUSANDS)
Net sales...................................................    $128,864          $120,405
Net income (loss)...........................................    $  1,729          $   (572)

3. INVENTORIES

     Inventories consisted of the following:

                                                              SEPTEMBER 24,     SEPTEMBER 25,
                                                                  1999              1998
                                                              -------------     -------------
                                                                      (IN THOUSANDS)
Raw materials...............................................    $ 10,272          $  9,288
Work in process.............................................       1,305             1,521
Finished goods..............................................       1,832             1,397
                                                                --------          --------
                                                                $ 13,409          $ 12,206
                                                                ========          ========

                            WINSLOEW FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

4. LONG-TERM DEBT

     Proceeds from borrowings under the Company's senior credit facility and the sale of units, consisting of 12 3/4% senior subordinated notes due 2007 and warrants to purchase common stock, were used to finance a portion of the consideration in the merger of WinsLoew with Trivest Furniture (see Note 2).

SENIOR CREDIT FACILITY

     In connection with the merger, WinsLoew entered into a senior credit facility (Facility) provided by a syndicate of financial institutions. The Facility, which matures in December 2004, provides for borrowings of up to $155 million and is collateralized by substantially all of the assets of the Company. The Facility consists of a working capital line of credit (maximum of $40 million), term loans (aggregate of $95 million) and an acquisition line of credit (maximum of $20 million). The working capital line of credit allows the Company to borrow funds up to a certain percentage of eligible inventories and accounts receivable. At September 24, 1999, the carrying value of the working capital line of credit, $0.9 million, approximated its fair value. The term loans consist of three term loans, with principal balances and applicable interest rates at September 24, 1999, as follow:

                                                  TERM LOAN A      TERM LOAN B    TERM LOAN C
                                               -----------------  -------------  -------------
Principal balance............................     $25 million     $62.5 million  $7.5 million
Eurodollar rate..............................       8.9375%          9.4375%        9.4375%
Maturity date................................  December 21, 2004  June 30, 2006  June 30, 2006

     At the option of the Company, the interest rates under the Facility are either: (1) the base rate, which is the higher of the prime lending rate or 0.5% in excess of the federal funds effective rate, plus a margin, or (2) the adjusted Eurodollar rate plus a margin. The margins of different loans under the Facility vary according to a pricing grid. The margins for base rate loans range from zero to 1.0% for the working capital line of credit, term loan A and the acquisition line of credit and from 1.0% to 1.5% for term loan B and term loan C, in each case depending on WinsLoew's consolidated leverage ratio. The margins for Eurodollar rate loans range from 2.0% to 3.0% for the working capital line of credit, term loan A and the acquisition line of credit and from 3.0% to 3.5% for term loan B and term loan C, in each case depending on WinsLoew's consolidated leverage ratio. As of September 24, 1999, the loans are priced at the Eurodollar rate plus a margin of 3.0% for the working capital line of credit, term loan A and acquisition line of credit and a margin of 3.5% for the term loan B and term loan C.

     The outstanding balance of term loan A is due 12.0% in 2000, 12.0% in 2001, 24.0% in 2002, 24.0% in 2003 and 28.0% in 2004. The outstanding balance of term loan B is due 1.0% in each of 2000, 2001, 2002, 2003 and 2004 and 47.5% in each of 2005 and 2006. The entire outstanding balance of the term loan C is due in 2006. Amounts outstanding under the acquisition line of credit at December 31, 2001 convert to a term loan with the balance payable 20.0% in 2002, 30.0% in 2003 and 50.0% in 2004.

     The Company must pay commitment fees (1) at a rate per annum equal to 0.5% of the undrawn amounts of the working capital line of credit, subject to a reduction to 0.375% per annum depending upon its consolidated leverage ratio and
(2) at a rate per annum of 0.75% on the undrawn amount of the acquisition line of credit during the revolving period, subject to a reduction to 0.5% (or 0.375% depending upon its consolidated leverage ratio) per annum from and after the date on which at least $10.0 million is outstanding under the acquisition line of credit.

                            WINSLOEW FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The Facility contains customary covenants and restrictions on the Company's and its subsidiaries' ability to issue additional debt or engage in certain activities and includes customary events of default. In addition, the Facility specifies that the Company must meet or exceed defined fixed charge and interest coverage ratios and must not exceed defined leverage ratios. At September 24, 1999, the Company was in compliance with such covenants.

     The Facility is secured by a pledge of the capital stock of all the Company's domestic subsidiaries.

SENIOR SUBORDINATED NOTES AND WARRANTS

     In connection with the merger, the Company issued 105,000 units (Units) consisting of $105 million aggregate principal amount at maturity of 12 3/4% senior subordinated notes due 2007 (Notes) and warrants (Warrants) to purchase an aggregate of 24,129 shares of its capital stock. Each Unit consists of $1,000 aggregate principal amount at maturity of Notes and a warrant to purchase 0.2298 shares of common stock at an exercise price of $0.01 per share. The issue price of each Unit was $975.73, of which the Company allocated $962.40 to the Notes and $13.33 to the Warrant. The Notes are general unsecured obligations of the Company and are junior in the right of payment to the Company's debt that does not expressly provide that it ranks equally with or junior to the Notes, including the Company's obligations under its senior credit facility. The Notes are unconditionally guaranteed by the direct and indirect domestic subsidiaries of WinsLoew and bear interest at 12 3/4%, which is payable semi-annually on February 15 and August 15 beginning on February 15, 2000. The Notes will mature on August 15, 2007.

     On or after August 15, 2003, the Company may redeem the Notes, in whole or in part, at any time at the following redemption prices:

YEAR                                                        PERCENTAGE
----                                                        ----------
2003......................................................   106.375%
2004......................................................   104.250%
2005......................................................   102.125%
2006 and thereafter.......................................   100.000%

     The Company may, at its option, at any time prior to August 15, 2002, redeem up to 25% of the Notes using the net proceeds of an underwritten public offering of capital stock.

     The Warrants are exercisable on or after the occurrence of certain events. Assuming full exercise of the Warrants, the aggregate number of shares would approximate 3% of the common stock of WinsLoew. The Warrants expire on August 15, 2007. The Company estimates the value of the Warrants at $1.4 million, which is reflected as "additional paid-in capital" in the accompanying unaudited consolidated balance sheet.

     The indenture under which the Notes are issued requires the Company to meet a minimum fixed charge coverage ratio and includes other provisions generally common in such indentures including restrictions on dividends, additional indebtedness and asset sales. At September 24, 1999, the Company was in compliance with such covenants.

     Maturities of long-term debt for the five years succeeding September 24, 1999 are $2.8 million in 2000, $3.7 million in 2001, $6.0 million in 2002, $6.7 million in 2003 and $7.5 million in 2004.

                            WINSLOEW FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

5. CAPITAL STOCK

     WinsLoew has authorized 1,000,000 shares of $0.01 par value common stock. At September 24, 1999, there were 780,000 shares issued and outstanding.

6. DISCONTINUED OPERATIONS

     At September 24, 1999, there have not been any material changes in the net liabilities of discontinued operations as compared to December 31, 1998.

7. ACQUISITIONS

     On July 23, 1999, the Company purchased the stock of Miami Metal Products d/b/a Pompeii Furniture Industries, Inc. and its affiliate, Industrial Mueblera Pompeii De Mexico, S.A. De C.V. (Pompeii), which are involved in the design and manufacture of casual furniture sold in the residential and contract markets. The purchase price of approximately $18.2 million, including fees and expenses, was paid in cash and funded with internally generated funds. The acquisition resulted in goodwill of approximately $14.0 million and was accounted for under the purchase method of accounting and, accordingly, the operating results of Pompeii have been included in the consolidated operating results since the date of acquisition.

     On June 30, 1998, the Company purchased the stock of Tropic Craft, Inc. (Tropic Craft), a company involved in the design and manufacture of casual furniture sold in the contract market. The purchase price of approximately $9.3 million was paid in cash and was financed under the Company's senior credit facility. The acquisition resulted in goodwill of approximately $8.4 million and was accounted for under the purchase method of accounting and, accordingly, the operating results of Tropic Craft have been included in the consolidated operating results since the date of acquisition.

     Unaudited pro forma information assuming that the acquisitions of Pompeii and Tropic Craft occurred on January 1, 1998 is presented in Note 2.

                            WINSLOEW FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

8. SEGMENT INFORMATION

     The Company has three segments organized and managed based on the products sold. The Company evaluates performance and allocates resources based on gross profit. There are no intersegment sales/transfers. Export revenues are not material.

                                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                               -----------------------------   -----------------------------
                                               SEPTEMBER 24,   SEPTEMBER 25,   SEPTEMBER 24,   SEPTEMBER 25,
                                                   1999            1998            1999            1998
                                               -------------   -------------   -------------   -------------
                                                                      (IN THOUSANDS)
NET SALES:
Casual products..............................    $ 18,471        $ 15,898        $ 58,110        $ 47,423
Contract seating products....................      17,913          17,431          51,485          50,833
Ready to assemble products...................       3,763           2,929          11,141           8,470
                                                 --------        --------        --------        --------
          Total net sales....................    $ 40,147        $ 36,258        $120,736        $106,726
SEGMENT GROSS PROFIT:
Casual products..............................    $  8,442        $  7,038        $ 27,470        $ 21,754
Contract seating products....................       6,102           5,832          17,911          16,349
Ready to assemble products...................         884             657           2,622           1,794
                                                 --------        --------        --------        --------
          Total segment gross profit.........      15,428          13,527          48,003          39,897
Reconciling items:
Selling, general and administrative
  expenses...................................       6,048           6,943          19,318          17,673
Amortization.................................         977             319           1,611             806
                                                 --------        --------        --------        --------
  Operating Income...........................       8,403           6,265          27,074          21,418
Interest expense-net.........................       2,203             137           2,280             824
                                                 --------        --------        --------        --------
Income before income taxes...................    $  6,200        $  6,128        $ 24,794        $ 20,594
                                                 ========        ========        ========        ========

                                               SEPTEMBER 24,   DECEMBER 31,
                                                   1999            1998
                                               -------------   -------------
                                                      (IN THOUSANDS)
SEGMENT ASSETS:
Casual products..............................    $ 61,511        $ 51,880
Contract seating products....................      24,021          23,486
Ready to assemble products...................       7,131           6,496
                                                 --------        --------
          Total..............................      92,663          81,862
Reconciling item:
Corporate....................................     205,168           2,691
                                                 --------        --------
          Total consolidated assets..........    $297,831        $ 84,553
                                                 ========        ========

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Miami Metal Products, Inc., d/b/a Pompeii Furniture Industries
Miami, Florida

     We have audited the accompanying balance sheet of Miami Metal Products, Inc., d/b/a Pompeii Furniture Industries as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miami Metal Products, Inc. d/b/a Pompeii Furniture Industries as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     As more fully described in Note 8, certain buildings leased by the Company do not meet local building codes and may require a significant investment by the landlord to be in compliance with these codes. Until such time as the property is in compliance with the building codes, the local government has the authority to restrict the operational use of the properties involved, at which time, the Company would need to consider an alternative location in order to continue operations. The ultimate outcome of this situation is not determinable at this time. Accordingly, no adjustments that may result from the final resolution of this uncertainty have been reflected in the accompanying financial statements.

/s/ Infante, Lago & Company

July 16, 1999

                           MIAMI METAL PRODUCTS, INC.
                       D/B/A POMPEII FURNITURE INDUSTRIES
                                 BALANCE SHEET
                               DECEMBER 31, 1998

ASSETS
Current assets:
  Cash and cash equivalents.................................  $  607,613
  Accounts receivable, net of allowance for doubtful
     accounts of $68,246....................................   1,093,951
  Inventory.................................................   3,000,468
  Prepaid expenses and other current assets.................     471,329
                                                              ----------
          Total Current Assets..............................   5,173,361
Property, plant and equipment, net..........................     265,975
Deposits and other assets...................................      13,214
                                                              ----------
          Total Assets......................................  $5,452,550
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $1,107,720
  Customer deposits.........................................     393,393
                                                              ----------
          Total Current Liabilities.........................   1,501,113
                                                              ----------
Stockholders' equity:
  Common stock:
  Class A, 5,000 shares authorized, $0.10 par value, 100
     shares issued and outstanding..........................          10
  Class B 45,000 shares authorized, nonvoting, $0.10 par
     value, 900 shares issued and outstanding...............          90
  Additional paid in capital................................      15,900
  Retained earnings.........................................   3,935,437
                                                              ----------
          Total Stockholders' Equity........................   3,951,437
                                                              ----------
          Total Liabilities and Stockholders' Equity........  $5,452,550
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           MIAMI METAL PRODUCTS, INC.
                       D/B/A POMPEII FURNITURE INDUSTRIES
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

Sales (net).................................................  $14,512,901
Cost of Goods Sold..........................................    8,592,312
                                                              -----------
          Gross Profit......................................    5,920,589
Operating Expenses:
  General and Administrative Expenses.......................    1,069,843
  Selling Expenses..........................................    2,022,440
                                                              -----------
          Total Operating Expenses..........................    3,092,283
                                                              -----------
Income from Operations......................................    2,828,306
Other Income (Expenses):
  Interest Income (net).....................................       24,873
  Other Expenses............................................     (180,297)
                                                              -----------
          Total Other Income (Expenses).....................     (155,424)
                                                              -----------
Net Income..................................................  $ 2,672,882
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                           MIAMI METAL PRODUCTS, INC.
                       D/B/A POMPEII FURNITURE INDUSTRIES
                       STATEMENT OF STOCKHOLDERS' EQUITY
                               DECEMBER 31, 1998

                                              COMMON STOCK
                        --------------------------------------------------------
                            CLASS A             CLASS A             CLASS B
                             NO PAR            $0.10 PAR           $0.10 PAR        ADDITIONAL
                        ----------------    ----------------    ----------------     PAID-IN
                        SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL        EQUITY        TOTAL
                        ------    ------    ------    ------    ------    ------    ----------    ----------    ----------
Beginning balance.....     50       --        --        --                           $16,000      $3,808,799    $3,824,799
Stock retirement and
  recapitalization....    (50)      --       100       $10       900       $90          (100)             --            --
Distributions.........                                                                            (2,546,244)   (2,546,244)
Net income............                                                                             2,672,882     2,672,882
                         ----       --       ---       ---       ---       ---       -------      ----------    ----------
Ending Balance........     --       --       100       $10       900       $90       $15,900      $3,935,437    $3,951,437
                         ====       ==       ===       ===       ===       ===       =======      ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                           MIAMI METAL PRODUCTS, INC.
                       D/B/A POMPEII FURNITURE INDUSTRIES
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

Operating Activities:
Net Income..................................................  $2,672,882
  Adjustments to reconcile net income to net cash provided
     by operating activities:
  Depreciation..............................................     154,934
  Loss on sale of property plant and equipment..............      15,679
  Changes in asset and liability accounts:
     Increase in accounts receivable........................    (224,605)
     Increase in inventory..................................    (420,461)
     Increase in prepaid expenses and other current
      assets................................................    (385,030)
     Decrease in accounts payable and accrued expenses......     (28,830)
     Decrease in customer deposits..........................    (685,674)
                                                              ----------
          Net Cash Provided By Operating Activities.........   1,098,895
                                                              ----------
Investing Activities:
  Purchase of property, plant and equipment.................    (155,880)
  Decrease in deposits and other assets.....................     118,064
                                                              ----------
          Net Cash Used In Investing Activities.............     (37,816)
                                                              ----------
Financing Activities:
  Proceeds from sale of property, plant and equipment.......   1,500,000
  Payment of distribution to stockholders...................  (2,456,610)
                                                              ----------
          Net Cash Used In Financing Activities.............    (956,610)
                                                              ----------
Net Change In Cash..........................................     104,469
Cash and cash equivalents at January 1, 1998................     503,144
                                                              ----------
Cash and cash equivalents at December 31, 1998..............  $  607,613
                                                              ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $    8,432
                                                              ==========
Supplemental Schedule of Non-Cash Investing and Financing Activities

     During 1998, the Company distributed certain equipment to its stockholders at book value as follows:

  Vehicles..................................................  $   89,634
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           MIAMI METAL PRODUCTS, INC.
                       D/B/A POMPEII FURNITURE INDUSTRIES
                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1998

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- Miami Metal Products, Inc. (the "Company") was organized under the laws of the State of Florida and operates as a manufacturer and distributor of fine furniture.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses during the reported period. Actual results could differ from those estimates.

     CASH EQUIVALENTS -- Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less.

     CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and accounts receivable.

     The Company maintains its cash accounts with a high credit quality financial institution. The total cash balance is insured by the FDIC up to $100,000 per bank. At December 31, 1998 the Company maintained funds in excess of the insured limit by approximately $508,000.

     Concentrations of credit with respect to accounts receivable are limited because the majority of the accounts receivable are with large retail customers and for international customers, for which the Company maintains current letters of credit. As of December 31, 1998, the Company had no significant concentration of credit risk.

     INVENTORIES -- Inventories are primarily composed of raw materials and work-in-process and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     PROPERTY, PLANT, AND EQUIPMENT -- Property, plant, and equipment is recorded at cost. Depreciation is calculated using accelerated methods over the estimated useful lives of the assets, which range from five to ten years.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The estimated fair values for financial instruments under SFAS No. 107, Disclosures about Fair Values of Financial Instruments, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts receivable, and accounts payable, approximates the carrying value as reflected in the accompanying financial statements as of December 31, 1998.

     REVENUE RECOGNITION -- Revenue from the sale of furniture is recognized when the furniture is shipped. Customer deposits represents deposits on orders received from customers for furniture that has not been completed and shipped.

     INCOME TAXES -- The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no deferred tax asset, liability or provision for income taxes is included in the accompanying financial statements.

     FUTURE ACCOUNTING PRONOUNCEMENTS -- In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and

                           MIAMI METAL PRODUCTS, INC.
                       D/B/A POMPEII FURNITURE INDUSTRIES
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2000 to affect its financial statements.

NOTE 2 -- INVENTORY

     Inventory consists of the following at December 31, 1998:

Raw materials...............................................  $1,482,198
Work in process.............................................   1,171,644
Finished goods, includes items in the showrooms.............     346,626
                                                              ----------
                                                              $3,000,468
                                                              ==========

NOTE 3 -- PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consists of the following at December 31, 1998:

Manufacturing and warehouse equipment.......................  $1,358,144
Office equipment and furniture..............................     340,683
                                                              ----------
                                                               1,698,827
Less: Accumulated depreciation..............................   1,432,852
                                                              ----------
Property, plant and equipment, net..........................  $  265,975
                                                              ==========

     Depreciation expense for the year ended December 31, 1998 approximated $155,000.

NOTE 4 -- COMMON STOCK

     The Company was recapitalized during 1998, at which time all Class A, no par stock, was retired. For each share of Class A, no par stock retired stockholders received two shares of Class A, $0.10 par stock and 18 shares of Class B, $0.10 par, non-voting stock.

NOTE 5 -- EMPLOYEE BENEFIT PLAN

     The Company has a (401K) Profit Sharing Plan covering all full-time employees who are age twenty-one or older. Each year, participants may contribute up to 20 percent of pretax annual compensation, as defined. Participants are immediately vested in their contribution plus actual earnings thereon. Vesting in the Company's discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service. A participant is 100 percent vested after seven years of credited service. The Company made matching contributions to the Plan of approximately $18,000 during the year ended December 31, 1998.

                           MIAMI METAL PRODUCTS, INC.
                       D/B/A POMPEII FURNITURE INDUSTRIES
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- COMMITMENTS

     LEASES -- The Company leases various office and showroom space in Miami, North Carolina, and Nevada under terms of operating leases. The total future minimum lease payments are as follows:

YEAR ENDING
DECEMBER 31,                                                    AMOUNT
------------                                                  ----------
1999........................................................  $  497,591
2000........................................................     495,230
2001........................................................     471,300
2002........................................................     389,300
2003........................................................     218,750
                                                              ----------
                                                              $2,072,171
                                                              ==========

     Rent expense approximated $320,000 for the year ended December 31, 1998.

     LITIGATION -- The Company has been named as a defendant in several lawsuits in the normal course of its business. The Company believes that these lawsuits are without merit and is vigorously defending itself against all claims. In the opinion of management, the amount of ultimate liability, if any, with respect to these matters cannot be determined at this time. The accompanying financial statements do not include any accruals with regard to these pending litigation.

     PRODUCT WARRANTIES -- The Company sells its products with unconditional repair or replacement warranties. Based upon the Company's experience on the amount of claims actually made, the accompanying financial statements do not reflect an accrual for future warranty claims.

NOTE 7 -- RELATED PARTY TRANSACTIONS

     During 1998, the Company sold the land and buildings which house its offices and factories to Nitram Partners, Ltd., ("Nitram"), a related party by way of common management, at the approximate carrying value of the assets, $1,500,000, which approximates fair market value. In conjunction with this sale, the Company entered into an agreement with Nitram to lease these facilities at a base rent of $375,000 per year for five years. The base rent is subject to increase based on certain escalation clauses.

     The Company assembles some of its product at a facility located in Mexico which is owned by the stockholders of the Company. The facility has no other customers or source of revenue. During 1998, the Company paid this facility approximately $248,000 to cover the facility's expenses. The Company has guaranteed all of the facility's liabilities.

NOTE 8 -- UNCERTAINTY

     Certain buildings leased by the Company do not meet local building codes and may require a significant investment by the landlord, a related party by common management, to be in compliance with these codes. Until such time as the property is in compliance with the building codes, the local government has the authority to restrict the operational use of the properties involved, at which time, the Company would need to consider an alternative location in order to continue operations. The landlord has indicated that the necessary improvements will be made to the property under lease, however, the ultimate outcome of this situation is not determinable at this time. During 1998, the Company has paid certain costs on behalf of the landlord in connection with the process involved

                           MIAMI METAL PRODUCTS, INC.
                       D/B/A POMPEII FURNITURE INDUSTRIES
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

with obtaining an occupational license. No adjustments that may result from the final resolution of this uncertainty have been reflected in the accompanying financial statements.

NOTE 9 -- OTHER EXPENSES

     Other expenses consists of the following:

Costs related to the sale of the Company....................  $122,296
  Costs incurred on behalf of landlord......................    37,242
  Loss on sale of property, plant and equipment.............    15,679
  Miscellaneous.............................................     5,080
                                                              --------
                                                              $180,297
                                                              ========

NOTE 10 -- SUBSEQUENT EVENTS

     On November 23, 1998 the Company signed an agreement to sell all the outstanding stock of the Company. This stock purchase agreement terminates on October 31, 1999.

NOTE 11 -- IMPACT OF YEAR 2000 (UNAUDITED)

     The Company has determined that it will be required to upgrade certain portions of its software, hardware and equipment so that its systems and equipment will function properly with respect to dates in the year 2000 and thereafter. The Company will use both internal and external resources to upgrade and test certain software for year 2000 readiness. In connection with its ongoing efforts to be year 2000 compliant, the Company has previously replaced or modified a significant portion of its key financial and operational systems that were not year 2000 compliant. Remaining financial and operational systems have been assessed and detailed plans have been developed and are being implemented to make the necessary modifications to ensure year 2000 compliance. The financial impact of making the required system changes for year 2000 are not expected to have a material impact on the Company's financial statements. The Company anticipates completing the Year 2000 Project by September, 1999.

     The costs for the Year 2000 Project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources. The Company's operating results could be materially impacted if actual costs of the Year 2000 project are significantly higher than management estimates or if the systems and equipment of the Company or those of other companies on which it relies are not compliant in a timely manner.

     The Company has not initiated formal communications with its significant suppliers and large payors to determine the extent to which the Company's operations are vulnerable to those parties' failure to remediate their own Year 2000 issues. There can be no guarantee that the systems of other companies or payors will be timely converted and would not have an adverse effect on the Company's operations.

                           MIAMI METAL PRODUCTS, INC.

                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                                JUNE 30,         DECEMBER 31,
                                                                  1999               1998
                                                              -------------    -----------------
                                                                (IN THOUSANDS EXCEPT SHARE AND
                                                                      PER SHARE AMOUNTS)
ASSETS
Cash and cash equivalents...................................     $1,488             $  607
Accounts receivable, less allowances for doubtful
  accounts..................................................        648              1,094
Inventories.................................................      3,555              3,001
Prepaid expenses and other current assets...................        686                471
                                                                 ------             ------
          Total current assets..............................      6,377              5,173
Property, plant and equipment, net..........................        190                266
Other assets................................................         13                 13
                                                                 ------             ------
                                                                 $6,580             $5,452
                                                                 ======             ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.......................     $1,204             $1,108
Customer deposits...........................................        712                393
                                                                 ------             ------
          Total current liabilities.........................      1,916              1,501
Stockholders' equity:
  Class A Common stock; par value $0.10 per share, 5,000
     shares authorized, 100 shares issued and outstanding...         --                 --
  Class B Common stock; par value $0.10 per share, 45,000
     shares authorized, 900 shares issued and outstanding...         --                 --
  Additional paid-in capital................................         16                 16
  Retained earnings.........................................      4,648              3,935
                                                                 ------             ------
          Total stockholders' equity........................      4,664              3,951
                                                                 ------             ------
                                                                 $6,580             $5,452
                                                                 ======             ======

See accompanying notes.

                           MIAMI METAL PRODUCTS, INC.

                              STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Net sales...................................................  $  7,077    $  7,302
Cost of sales...............................................     4,315       4,545
                                                              --------    --------
Gross profit................................................     2,762       2,757
Selling, general and administrative expenses................     1,832       1,657
                                                              --------    --------
Operating income............................................       930       1,100
Interest income -- net......................................        14          13
Other expenses..............................................      (231)         --
                                                              --------    --------
  Net income................................................  $    713    $  1,113
                                                              ========    ========

See accompanying notes.

                           MIAMI METAL PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
                                                               (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  713    $1,113
Adjustments to reconcile net income to net cash provided by
  operating activities:
Depreciation and amortization...............................      78       102
Changes in operating assets and liabilities, net of effects
  from acquisitions and dispositions:
     Accounts receivable....................................     446      (134)
     Inventories............................................    (554)      396
     Prepaid expenses and other current assets..............    (215)     (380)
     Other assets...........................................      --       118
     Accounts payable and accrued expenses..................      96      (210)
     Customer deposits......................................     319      (396)
                                                              ------    ------
          Total adjustments.................................     170      (504)
                                                              ------    ------
          Net cash provided by operating activities.........     883       609
                                                              ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of disposals......................      (2)      (73)
                                                              ------    ------
          Net cash used in investing activities.............      (2)      (73)
                                                              ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions...............................................      --      (600)
                                                              ------    ------
          Net cash used in financing activities.............      --      (600)
                                                              ------    ------
Net increase (decrease) in cash and cash equivalents........     881       (64)
Cash and cash equivalents at beginning of period............     607       503
                                                              ------    ------
Cash and cash equivalents at end of period..................  $1,488    $  439
                                                              ======    ======

See accompanying notes.

                           MIAMI METAL PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Miami Metal Products, Inc. (the "Company") that are for interim periods do not include all disclosures provided in the annual financial statements. These unaudited financial statements should be read in conjunction with the annual financial statements and notes thereto.

     The preparation of the financial statements requires the use of estimates in the amounts reported.

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the results for the interim periods. The results of operations are presented for the Company's six-month periods ended June 30, 1999 and 1998, respectively. The results of operations for these periods are not necessarily indicative of the results to be expected for the full year.

2. INVENTORIES

     Inventories consisted of the following:

                                                   JUNE 30,     DECEMBER 31,
                                                     1999           1998
                                                   ---------    -------------
                                                         (IN THOUSANDS)
Raw materials....................................   $2,067         $1,482
Work in process..................................    1,293          1,172
Finished goods...................................      195            347
                                                    ------         ------
                                                    $3,555         $3,001
                                                    ======         ======

3. INCOME TAXES

     The Company has elected to have its income or loss reported directly to the shareholders under provisions for S Corporations by the Internal Revenue Code. Accordingly, no deferred tax asset, liability or provision for income taxes is included in the accompanying financial statements.

4. OTHER EXPENSES

     Other expense consists of costs related to the sale of the Company (see
Note 5).

5. SUBSEQUENT EVENTS

     On November 23, 1998 the Company signed an agreement to sell all the outstanding stock of the Company to WinsLoew Furniture, Inc. The transaction was completed on July 30, 1999.

-------------------------------------------------------
-------------------------------------------------------

     You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized any dealer, salesperson or anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

                          ---------------------------
                               TABLE OF CONTENTS
                          ---------------------------

                                        PAGE
                                        -----
Where You Can Find More Information...      i
Cautionary Note Regarding Forward-
  Looking Statements..................     ii
Prospectus Summary....................      1
Risk Factors..........................     15
The Merger............................     24
Use of Proceeds.......................     26
Capitalization........................     27
Selected Historical Consolidated
  Financial Data......................     28
Unaudited Pro Forma Financial Data....     30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     33
Business..............................     42
Management............................     57
Principal Shareholders................     62
Certain Transactions..................     63
Description of Capital Stock..........     66
Description of the Senior Credit
  Facility............................     66
The Exchange Offer....................     69
Description of the Registered Notes...     80
Book Entry, Delivery and Form.........    117
Certain United States Federal Income
  Tax Consequences....................    119
Plan of Distribution..................    126
Legal Matters.........................    127
Experts...............................    127
Index to Consolidated Financial
  Statements..........................    F-1


     Until February 17, 2000, all dealers effecting transactions in the registered notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                        (WINSLOEW FURNITURE, INC. LOGO)
                            WINSLOEW FURNITURE, INC.
                               OFFER TO EXCHANGE
                                  $105,000,000
                   ALL OUTSTANDING ORIGINAL 12 3/4% SERIES A
                       SENIOR SUBORDINATED NOTES DUE 2007
                                      FOR
                          REGISTERED 12 3/4% SERIES B
                       SENIOR SUBORDINATED NOTES DUE 2007
                              --------------------
                                   PROSPECTUS
                              --------------------

                               NOVEMBER 19, 1999


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